Exhibit 10.49

OFFICE LEASE

between

BLOCK L LAND, L.P.,

as Landlord

and

PLAINSCAPITAL CORPORATION,

as Tenant

ONE VICTORY PARK

DALLAS, TEXAS

February 7, 2007

TABLE OF CONTENTS

1.	DEFINITIONS AND BASIC TERMS	1

2.	LEASE	3

3.	TENDER OF POSSESSION	3

4.	RENT	4

5.	SECURITY DEPOSIT	5

6.	LANDLORD’S OBLIGATIONS	5

7.	OPERATING COSTS; TAXES	7

8.	USE OF PREMISES	11

9.	ASSIGNMENT AND SUBLETTING	13

10.	MAINTENANCE AND REPAIR OF PREMISES; IMPROVEMENTS	15

11.	INDEMNITY; NO SUBROGATION	16

12.	CERTAIN RIGHTS RESERVED BY LANDLORD	17

13.	INSURANCE	18

14.	FIRE OR OTHER CASUALTY	18

15.	CONDEMNATION	19

16.	DEFAULT AND REMEDIES	20

17.	PAYMENT BY TENANT	21

18.	SUBORDINATION AND ATTORNMENT	21

19.	MATTERS OF RECORD; CONDOMINIUM	22

20.	LANDLORD’S RIGHT TO REDUCE THE PREMISES	22

21.	SURRENDER OF PREMISES	24

22.	HOLDING OVER	24

23.	LANDLORD’S LIEN	24

24.	TELECOMMUNICATIONS	24

25.	NATIONAL SECURITY	25

26.	MISCELLANEOUS	25

27.	EXHIBITS	29

TABLE OF DEFINED TERMS

14th Floor	2
14th Floor Rent Commencement Date	2
ADA	26
Additional Rent	3
Additional Space	23
Additional Space Notice	23
Affiliate	26
Anti-Money Laundering Laws	25
Assessments	8
ATM	12
ATM Exclusive	12
Banking Exclusive	12
Base Building Modification	2
Base Building Plans	2
Base Year	3
Basic Rental	3
Building	1
Building Naming Conditions	13
Building Requirements	2
Building Risers	24
Building Standard Rated Electrical Design Load	5
Capital Items	8
Casualty	18
Claims	16
Commencement Date	1
Common Amenities	12
Comparable Buildings	5
Construction Drawings	3
Contraction Date	22
Contraction Fee	22
Contraction Notice	22
Controllable Expenses	7
Damage Notice	18
Delivery of the 14th Floor	2
Delivery of the Lower Floors	2
Delivery of the Premises	2
Design Costs	7
Electric Service Provider	6
Electrical Costs	4
Essential Services	7
Event of Default	20
Excess Operating Costs and Taxes	7
Expiration Date	1
Final Inspection Approval	7
GAAP	15
General Contractor	4
Guarantor	3
Haynes and Boone Lease	22
Hazardous Materials	29
HB Space	22
HB Tenant	22
Hillwood Affiliate	26
Holiday	6
HVAC	5
Initial Leasehold Improvements	2
Insured Parties	27
Interest Rate	5
Landlord	1
Landlord Delay	8
Landlord Indemnified Parties	16
Landlord’s Address	1
Landlord’s Determination	40
Landlord’s Mortgagee	21
Laws	26
Lease	1
Lease Date	1
List	25
Loss	17
Lower Floor Rent Commencement Date	2
Lower Floors	2
Market Rate	41
Matters of Record	22
Mortgage	21
Moving Expenses	7
OFAC	25
Offer Period	23
Operating Costs	8
Optional Spaces	3
Parking Garage	6
Parking Spaces	3
Patriot Act	25
Permitted Alterations	16
Permitted Transfer	14
Permitted Transferee	14
Permitted Use	2
Preferential Right	42
Premises	1
Prime Rate	5
Prohibited Person	25
Property	1
Proposed Construction Drawings	3
Proposed Space Plans	3
Renewal Option	40
Renewal Term	40
Rent	3
Repair Period	18
Required Spaces	3
Retail Lobby Signage	12
Retail Lobby Signage Conditions	13
Retail Sign	12
Revised Construction Drawings	3
Revised Space Plans	3
Riser Equipment	24
Riser Work	24
Scheduled Delivery Date	4
Scheduled Delivery Date Anniversary	4
Security Deposit	3
SNDA	22
Space Plans	3
Substantial Completion	7

Taking	19
Tangible Net Worth	15
Taxes	10
Telecommunications Services	24
Tenant	1
Tenant Delay	7
Tenant Party	6
Tenant’s Address	1
Tenant’s Architect	2
Tenant’s Broker	3
Tenant’s Contractor	4
Tenant’s Contractors	25
Tenant’s Determination	40
Tenant’s Engineer	2
Tenant’s Proportionate Share	2
Tenant’s Work	5
Term	1
Top-of-Garage Signage	13
Transfer	13
U.S. Person	25
Untenantable	7
Victory Park	1
Victory Park CCRs	26

OFFICE LEASE

This OFFICE LEASE (this “Lease”) is entered into as of the Lease Date by and between BLOCK L LAND, L.P., a Texas limited partnership (“Landlord”), and PLAINSCAPITAL CORPORATION, a Texas corporation (“Tenant”). For good and valuable consideration, Landlord and Tenant agree as follows.

1.	DEFINITIONS AND BASIC TERMS. The following definitions and basic terms are incorporated into and made a part of this Lease. Capitalized and other terms and phrases have the meanings assigned on the pages of this Lease identified in the Table of Defined Terms.

Lease Date:	, 2007

Tenant’s Address:	2911 Turtle Creek Boulevard Suite 700 Dallas, Texas 75219

Landlord’s Address:	2401 North Houston Street Dallas, Texas 75219 Attn: Clay B. Pulliam

Premises:	Approximately 48,440 square feet of Net Rentable Area consisting of (i) approximately 4,811 square feet on the ground floor (“Retail Bank Space”) and (ii) approximately 9,576 square feet on the entire third floor, approximately 5,000 square feet on the fifth floor, which will be multi-tenant, and, subject to Landlord’s right to modify the Premises as set forth below, approximately 29,053 square feet on the entire 14 th floor (collectively, the “Office Space”; together with the Retail Bank Space, the “Premises”). As used herein, the term “Net Rentable Area” means that area, on either a single tenancy floor or a floor to be occupied by more than one tenant, that is determined by measuring and computing rentable area on each type of floor in accordance with the Standard Method for Measuring Floor Area in Office Buildings promulgated by Building Owners and Managers Association International (ANSI/BOMA Z65.1-1996). Within 90 days after the Effective Date, Landlord shall provide Tenant a written statement setting forth the Net Rentable Area of the Premises and the Property. Tenant shall have the right to verify the Net Rentable Area of the Premises and the Property within 180 days after receipt of such statement.

Building:	The building commonly known as One Victory Park, located at 2323 Victory Avenue, Dallas, Texas 75219, in the Victory Planned Development District, PD No. 582, City Ordinance No. 24346, as may be amended from time to time (“Victory Park”), Dallas, Texas. The Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, any garage and other improvements serving or otherwise under common ownership with the Building, if any, and the parcel(s) of land on which they are located, are sometimes collectively referred to as the “Property”. If the Building is now or hereafter subject to a condominium regime pursuant to which the Building, or any portion thereof, is a part of a condominium regime that includes land and improvements in addition to the Building, then the Property shall be deemed to include such other land and improvements in the condominium regime owned by Landlord for purposes of calculating Tenant’s Proportionate Share; provided, however, the inclusion of the Building in a condominium regime will not increase Tenant’s monetary obligations under this Lease. Victory Park and the general location of the Building within Victory Park are depicted on Exhibit A.

Term; Commencement Date:	A period commencing on the first to occur of: (i) the Lower Floor Rent Commencement Date or (ii) the 14th Floor Rent Commencement Date (such earlier date, the “Commencement Date”) and ending at 5:00 p.m. on the last day of the month following the date (“Expiration Date”) that is 120 months after the last to occur of the following: (a) the Lower Floor Rent Commencement Date; (b) the 14th Floor Rent Commencement Date; or (c) September 1, 2008, subject to adjustment and earlier termination as provided in this Lease or by operation of law; provided the Term may be extended pursuant to the terms of Exhibit J (Extension of Term).

Lower Floor Rent Commencement Date:	The earlier of: (i) the date that Tenant first occupies all or part of the portion of the Premises consisting of the 1st, 3rd, or 5th floors of the Building (the “Lower Floors”) for the purpose of conducting business from the Lower Floors of the Premises or (ii) the date that is 150 days following the date that possession of the entire Lower Floors of the Premises is tendered to Tenant in the condition required by this Lease (estimated to be on or about January 15, 2008) (“Delivery of the Lower Floors”), which 150-day period will be extended for delays attributable to the fault of Landlord or occasioned by force majeure (as defined in Section 26.(i)), but not beyond the date Tenant first commences business operations from the Lower Floors of the Premises.

14th Floor Rent Commencement Date:	The earlier of: (i) the date that Tenant first occupies all or part of the portion of the Premises consisting of the 14th floor of the Building (the “14th Floor”) for the purpose of conducting business from the 14th Floor of the Premises or (ii) the date that is 120 days following the date that possession of the entire 14th Floor of the Premises is tendered to Tenant in the condition required by this Lease (estimated to be on or about March 31, 2008) (“Delivery of the 14th Floor”), which 120-day period will be extended for delays attributable to the fault of Landlord or occasioned by force majeure (as defined in Section 26.(i)), but not beyond the date Tenant first commences business operations from the 14th Floor of the Premises.

Delivery of the Premises:	The date that possession of the entire Premises is tendered to Tenant in the condition required by this Lease (estimated to be on our about March 15, 2008).

Early Entry:	Landlord will notify Tenant at least 30 days in advance of the anticipated date for Delivery of the Lower Floors and Delivery of the 14th Floor, respectively. Thereafter, Tenant shall have the right to enter the Premises for the purpose of commencing the performance of Tenant’s Work (as defined in Exhibit B) in the Premises. In no event may Tenant occupy any portion of the Premises prior to July 1, 2008 for purposes of conducting business in the Premises.

Permitted Use:	Retail Bank Space shall be used for the operation of a retail banking facility, including all ancillary and incidental services and support facilities related to such use, and for no other purpose. Office Space shall be used for general office use, including private banking and all ancillary and incidental services and support facilities related to such general office use, and for no other purpose.

Exclusive Use:	See Section 8.(e) (Exclusive Use)

Tenant’s Proportionate Share:	11.12%, which is the percentage obtained by dividing (a) the number of square feet of Net Rentable Area in the Premises as stated above by (b) the total number of square feet of Net Rentable Area leaseable for office or utility use in the Property (currently anticipated to be 435,605). The foregoing calculations of Tenant’s Proportionate Share and of the Net Rentable Area of the Premises and the Property are estimates only and are based on the entire Premises. The actual Net Rentable Area of the Premises, the Building and the Property are subject to adjustment as provided in Exhibit B (Construction Work).

Base Year:	Calendar year 2009; provided, however if the Commencement Date is after July 1, 2009, the Base Year shall be calendar year 2010.

Basic Rental:	Subject to the abatement provisions in Exhibit F, “Basic Rental” for the first 12 full calendar months of the Term, plus any partial calendar month at the commencement of the Term (if the Commencement Date of the Term is any day of other than the first day of a calendar month) shall be $32.50 per square foot of Net Rentable Area in the Premises (currently anticipated to be $131,191.67 per month, which is approximately $1,574,300.00 annually). Thereafter, for each subsequent 12-month period of the Term, Basic Rental shall increase $0.50 per square foot of Net Rentable Area in the Premises over the Basic Rental for the previous 12-month period; provided, however, in the event the Lower Floor Rent Commencement Date and the 14th Floor Rent Commencement Date are different dates, then the period of time prior to the last of either such date to occur shall be included in the first 12 months of the Term for purposes of calculating Basic Rental.

Additional Rent:	Electrical Costs, Tenant’s Proportionate Share of Excess Operating Costs and Taxes and all other sums or charges due and payable, or to become due and payable, from Tenant to Landlord under this Lease.

Rent:	Basic Rental and Additional Rent

Marketing Charge:	$1.00 per rentable square foot of Retail Bank Space, annually (estimated to be $400.92 per month).

Security Deposit:	None.

Guarantor:	None.

Tenant’s Broker:	The Staubach Company – Southwest, Inc.

TI Allowance:	Subject to the terms of Exhibit B (Construction Work), an allowance of $42.50 per square foot of Net Rentable Area in the Premises (estimated to be $2,058,700.00), over and above Landlord’s Work (as defined in Exhibit B-1). Such allowance will be advanced by Landlord to Tenant in the manner specified in Exhibit B.

Parking Spaces:	Subject to the terms of Exhibit I (Parking): (i) one parking space for every 500 square feet of Net Rentable Area in the Office Space (“Required Spaces”) and, (ii) at Tenant’s option, additional spaces one parking space for every 367 square feet of Net Rentable Area in the Office Space (the number of spaces in excess of the Required Spaces, “Optional Spaces”). Reserved parking spaces (equal to 15% of the total Required Spaces and, if Tenant elects to lease the same, 15% of the Optional Spaces) and unreserved parking spaces shall be located in the Parking Garage.

2.	LEASE. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

3.

TENDER OF POSSESSION. If the Lower Floor Rent Commencement Date, the 14th Floor Rent Commencement Date or both are not the first day of a month, then Tenant shall pay the Basic Rental applicable for such partial month contemporaneously with the Basic Rental for the second month. Rent for any partial month during the Term shall be prorated based upon the number of days of the Term in such partial month. By occupying any portion of the Premises for the purpose of conducting business, Tenant shall be deemed to have accepted such portion of the Premises in their condition as of the date of such occupancy, subject to any latent defects therein and the performance of any punch-list items that remain to be performed by Landlord. Tenant shall execute and deliver to Landlord a commencement agreement in the form attached as Exhibit C, within ten days after Landlord’s request. Notwithstanding anything to the contrary contained in this Lease, if Delivery of the Premises to Tenant in Delivery Condition (as defined in Exhibit B-2) does not occur by the date that is one year (“Scheduled Delivery Date Anniversary”) after March 15, 2008 (“Scheduled Delivery Date”) for reasons other than force majeure (as defined in Section 26.(i)), then Tenant may, by the delivery of written notice to Landlord on or before the date ten days after the Scheduled Delivery Date Anniversary, terminate this Lease; provided, however, any extension of Scheduled Delivery Date or the Scheduled Delivery Date Anniversary attributable to force majeure will not exceed a total of 90 days. If this Lease is cancelled pursuant to the preceding sentence, all amounts theretofore paid by Tenant to Landlord hereunder will be promptly refunded, and neither party will have any further rights or obligations under this Lease. Failure of Tenant to timely deliver such cancellation notice shall be deemed to be Tenant’s waiver of its cancellation rights with respect to such failure to meet such date. Any such right to cancel shall not apply to the extent that Landlord fails to meet the Scheduled Delivery Date Anniversary as the result of Tenant Delays (as defined in Exhibit B) and each of the Scheduled Delivery Date or the Scheduled Delivery Date Anniversary shall be extended by the number of days of Tenant Delay.

4.	RENT.

4.(a)	General. During the Term, Tenant shall timely pay to Landlord all Rent, without any offsets or deductions, at Landlord’s Address, or such other address as Landlord may from time to time designate in writing to Tenant, together with all applicable state and local sales and use taxes on such Rent.

4.(b)	Monthly Payment of Rent. The following is an estimate of Tenant’s initial monthly payment of the following items (assuming delivery of the entire Premises), subject to adjustment as provided in this Lease.

Basic Rental	$131,191.67
Tenant’s Proportionate Share of Excess Operating Costs and Taxes	$0
Marketing Charge	$400.92
Total Initial Monthly Payment	$131,592.59

4.(c)	Basic Rental. Subject to the terms of this Lease, Tenant shall pay the Basic Rental in advance, on or before the first day of each month during the Term. Basic Rental with respect to the Lower Floors will commence on the Lower Floor Rent Commencement Date and Basic Rental with respect to the 14th Floor will commence on the 14th Floor Rent Commencement Date. Notwithstanding anything to the contrary contained herein, prior to September 1, 2008, Basic Rental is subject to abatement, as set forth in Exhibit F attached hereto.

4.(d)	Electrical Costs. Subject to the terms of this Lease, Tenant shall pay the Electrical Costs on or before the first day of each month during the Term contemporaneously with Tenant’s payment of Basic Rental. As used herein, the term “Electrical Costs” means: (i) the actual cost to Landlord of any sub metered or separately metered electricity used in the Premises; plus (ii) Tenant’s Proportionate Share of the remainder of (1) the actual cost to Landlord of all electricity used by the Building minus (2) the actual cost to Landlord of any sub metered or separately metered electricity used by Tenant or other tenants of the Building. Each installment is payable according to Landlord’s reasonable estimate of the amount due for each month. From time to time, Landlord may reasonably estimate and re-estimate the Electrical Costs payable by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Electrical Costs payable by Tenant shall be appropriately adjusted in accordance with those estimations.

4.(e)	Additional Rent. Subject to the terms of this Lease, Tenant shall pay Additional Rent on or before the first day of each month during the Term contemporaneously with Tenant’s payment of Basic Rental or, if such amount is not a periodic payment, then within 30 days after Landlord’s request or as otherwise required in this Lease.

4.(f)

Adjustments. With respect to any year or partial year in which the Building is not occupied to the extent of 100% of the Net Rentable Area thereof or Landlord is not providing services to at least 100% of the Net Rentable Area of the Building, the Operating Costs and Electrical Costs for such period shall, for purposes hereof, be increased to the amount that reasonably would have been incurred had the Building been occupied to the extent of 100% of the Net Rentable Area thereof and Landlord had been supplying services to 100% of the Net Rentable Area thereof. For purposes of the foregoing adjustment, only variable costs and expenses of operating, maintaining and managing the Building shall be grossed up, it being understood and agreed that the following costs and expenses are the “variable costs”: amortized capital improvement costs (if and only to the extent the same may be included in Operating Costs pursuant to this Lease), insurance and insurance premiums, pest control, landscaping services and security services. In no event will the actual amount of Operating Costs received by Landlord from Tenant and other tenants of the Building for any year exceed the actual Operating Costs incurred by Landlord for such year.

4.(g)	Delinquent Payments; Handling Charges. All payments required of Tenant hereunder shall bear interest from the date due until paid at the Interest Rate; provided, however, no such interest shall be payable if the past due payment is paid in full not later than five days after the date due. Alternatively, Landlord may charge Tenant a fee equal to 5% of any payment that is more than five days past due to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. The “Interest Rate” shall mean 4% per annum above the base rate announced from time to time by Wells Fargo & Co., N.A. or its successor (the “Prime Rate”).

4.(h)	Charges. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the terms of this Lease for determining charges, amounts, Excess Operating Costs and Taxes and Electrical Costs payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. Accordingly, Tenant voluntarily and knowingly waives all rights and benefits of Tenant under Section 93.012 of the Texas Property Code.

5.	INTENTIONALLY DELETED.

6.	LANDLORD’S OBLIGATIONS.

6.(a)

Services. Provided no Event of Default pursuant to Section 16.(a)(i) exists and has remained uncured for more than 15 days and provided no other Event of Default exists resulting in Landlord’s exercise of any of its remedies under Section 16.(b)(i) or (ii), Landlord shall furnish to Tenant services comparable to those offered by other first-class buildings in the uptown Dallas, Texas area (hereinafter called “Comparable Buildings”): (1) hot and cold water at those points of supply provided for general use of tenants on the floors of the Building on which the Premises are located; (2) heated and refrigerated air conditioning (“HVAC“) at such temperatures and in such amounts as are standard for Comparable Buildings (the HVAC system to be designed in accordance with the specifications set forth in Exhibit B-1) from 7:00 a.m. to 7:00 p.m. on weekdays and from 8:00 a.m. to 1:00 p.m. on Saturdays; (3) janitorial service to the Premises five days per week, other than Holidays, for Building-standard installations in accordance with the Janitorial Specifications attached hereto as Exhibit N and otherwise in a manner consistent with Comparable Buildings and exterior window washing at such intervals as determined by Landlord, but not less than two times each year; provided, however, if Tenant’s floor coverings or other improvements require special or additional cleaning or care in excess of Landlord’s standard services (as described in Exhibit N), Landlord will provide such special or additional cleaning or care only if Tenant pays any additional cleaning costs actually incurred by Landlord in connection therewith; (4) non-exclusive elevator service for ingress and egress to the floors on which the Premises are located, in common with other tenants, 24 hours per day and 7 days per week, subject to reasonable Building security measures, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and Holidays; (5) sufficient electrical capacity transformed to a panel box located in the core of each floor of the Premises to operate (A) typewriters, calculating machines, photocopying machines, stand alone network computers, word processing equipment, personal computers, telecommunications or other machines of similar low voltage electrical consumption (120/208 volts), provided that the total rated electrical design load at 100% capacity for said machines of low electrical voltage on each said floor shall not exceed 4 watts per square foot of Net Rentable Area for the Premises on such floor, and (B) fluorescent lighting and equipment of high voltage electrical consumption (277/480 volts), provided that the total rated electrical design load at 100% capacity for said lighting and equipment of high electrical voltage shall not exceed 1.25 watts per square foot of Net Rentable Area for the Premises on such floor (each such rated electrical design load, the “Building Standard Rated Electrical Design Load“); the bus duct in the Building will provide capacity for a total of eight watts per square foot of Net Rentable Area for the Premises (of which 5.25 watts are dedicated as described above) and Tenant may, at its option and at its cost and expense, transform and distribute the 2.75 watts per square foot of Net Rentable Area of additional power from the bus duct to the Premises, subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed; (6) controlled access to the Building and the Parking Garage, which shall be provided through a card-key access system and sign-in or other identification procedures; (7) restroom supplies; and (8) replacement of lamps and ballasts for Building-standard lights in the Premises. Landlord shall have no liability to Tenant or any of Tenant’s agents, contractors, employees and invitees, any assignees claiming by, through or under Tenant, any subtenants claiming by, through or under Tenant and any of their respective agents, contractors, employees and invitees (each, a “Tenant Party”) for losses due to theft or burglary, or for damages done by unauthorized persons in the Premises or in or at the Building or the Parking Garage (as defined in Exhibit I). Landlord shall maintain the common areas of the Building in reasonably good order and condition (except for damage caused by a Tenant Party, for which Tenant shall be responsible for pursuant to Section 10.(a)) and in a manner consistent with Comparable Buildings. As used in this Lease, the term “common areas” includes, but is not limited to, the lobbies of multi-tenant floors, entrances, stairs (other than internal stairs installed in the Premises as a part of the Initial Leasehold Improvements (as defined in Exhibit B)), elevators, off-street loading docks and areas for loading and unloading of materials and supplies, tunnels, walkways, sky bridges, sidewalks and driveways necessary for access to or use of the Building. Tenant shall be solely responsible for additional cleaning costs necessitated by non-Building-standard installations in the Premises. If Tenant desires any HVAC services: (A) at any time other than between 7:00 a.m. and 7:00 p.m. on weekdays and between 8:00 a.m. and 1:00 p.m. on Saturdays (in each case other than Holidays), or (B) on Sundays or Holidays, then such services shall be supplied to Tenant upon the request of Tenant delivered to Landlord (i) on the day such extra usage is required if required on a weekday (other than a Holiday), and (ii) on the business day preceding the day such extra usage is required if required on a Saturday, Sunday or Holiday, and Tenant shall pay to Landlord the cost of such services within 30 days after Landlord has delivered to Tenant an invoice of Landlord’s after hours HVAC charge, which shall not exceed the costs actually incurred by Landlord in providing such service, including, without limitation, the cost of electricity, water or other services consumed in connection with providing such additional HVAC services, and a fee of 10% of such costs for administrative cost recovery. The Premises shall be separately metered in order to measure consumption of electricity. For the purposes hereof, “Holiday“ shall mean New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day.

6.(b)	Excess Utility Use. Landlord shall not be required to furnish electrical current for electrical equipment requiring special wiring or requiring voltage in excess of the Building Standard Rated Electrical Design Load. If Tenant’s requirements for or consumption of electricity exceed Building Standard Rated Electrical Design Load, then Landlord shall, at Tenant’s expense, make reasonable efforts to supply such excess service through the then existing feeders and risers serving the Building and the Premises, provided that such service does not exceed 8 watts per square foot of Net Rentable Area in the aggregate (subject to the terms of Section 6.(a)). Prior to Landlord performing (or causing performance of) any work in connection with the supply of such excess service, Landlord shall coordinate with Tenant to determine the approximate cost of supplying such service, and Tenant may elect to withdraw its request for such service, upon written notice to Landlord to be delivered prior to the performance of any work necessary to supply such excess service. Landlord may determine the amount of such additional consumption and potential consumption by any reasonably verifiable method, including installation of a separate meter in the Premises installed, maintained and read by Landlord, at Tenant’s reasonable expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of the Building Standard Rated Electrical Design Load unless approved in advance in writing by Landlord, which approval will not be unreasonably withheld, conditioned or delayed. Landlord shall have the right at any time and from time-to-time during the Term to contract for electricity service from such providers of such services as Landlord may elect (each, an “Electric Service Provider”). Tenant shall not have, and hereby waives, the right to contract directly with any Electric Service Provider. Tenant shall reasonably cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, shall allow Landlord (during normal business hours, except in cases of a bona fide emergency, in which event Landlord shall have access at all times) and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and any other machinery within the Premises. The use of electricity in the Premises shall not exceed 8 watts per square foot of Net Rentable Area in the aggregate. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s reasonable cost, provided the same are reasonably necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs or expenses or unreasonably interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment in the Premises that affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, then Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof reasonably incurred by Landlord, including the cost of installation, operation, use and maintenance, shall be paid by Tenant to Landlord within 30 days after Landlord has delivered to Tenant an invoice accompanied by reasonable evidence of such cost.

6.(c)	Restoration of Services, Abatement. Landlord shall use commercially reasonable efforts to restore any service required of it under Section 6.(a) that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. In the event (i) any one or more of the following services: heating, ventilation, air conditioning, electrical service, elevator service, water and plumbing services (the “Essential Services”“) is not provided, (ii) the failure to provide such Essential Services is not caused by Tenant, (iii) the failure to provide such Essential Services is not a result of curtailment of service generally affecting the portion of Dallas in which the Building is located and (iv) the failure to provide such Essential Service(s) renders all or a portion of the Premises Untenantable (as defined below) for a continuous period of three consecutive business days after Tenant’s delivery of notice of such failure to provide Essential Service(s) to Landlord then, as Tenant’s sole and exclusive remedy for such failure and until such Essential Service(s) is/are restored, (i) the Rent (other than parking charges payable by Tenant to Landlord pursuant to Exhibit I, hereinafter called “Parking Rental”), with respect to that portion of the Premises rendered Untenantable, shall abate from and after the expiration of the foregoing three business day period; and (ii) Parking Rental shall abate from and after the expiration of the foregoing three business day period, for a pro rata portion of the Parking Spaces (as such terms are defined in Exhibit I) then leased by Tenant (such pro rata portion to be equal to the ratio of (A) the number of square feet of Net Rentable Area of the Premises rendered Untenantable, divided by (B) the total number of square feet of Net Rentable Area then leased by Tenant) but only to the extent Tenant does not use such Parking Spaces. In addition, Landlord will use commercially reasonable efforts to keep Tenant informed as to the progress of reestablishing the failed service. As used herein, “Untenantable“ means a condition whereby Tenant is not reasonably able to use the Premises or a portion thereof for the conduct of its business in manner a reasonably comparable to customary practices of comparable tenants in Comparable Buildings, such as, but not limited to, a condition involving the material impairment or denial of access to the Premises or a portion thereof. In addition, Tenant’s failure to occupy the Premises, or any portion thereof, shall not mean that the Premises or such portion necessarily are Untenantable.

7.	OPERATING COSTS; TAXES.

7.(a)	Payment of Excess Operating Costs and Excess Taxes. Tenant shall pay in advance as Additional Rent, Tenant’s Proportionate Share of the amounts (if any) by which actual total of Operating Costs and Taxes for a given year exceed the actual total Operating Costs and Taxes in the Base Year (“Excess Operating Costs and Taxes”). Each installment is payable according to Landlord’s reasonable estimate of the amount due for each month. From time to time, Landlord may reasonably estimate and re-estimate the Operating Costs and Taxes, or either of them, payable by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Operating Costs and Taxes, or either of them, payable by Tenant shall be appropriately adjusted in accordance with those estimations. All Operating Expenses and Taxes payable by Tenant shall be based upon the Building being 100% occupied and fully assessed for real estate taxes, with all tenants paying full rent (as contrasted with free rent, half rent and other like concessions). Notwithstanding any provisions of this Section 7 to the contrary, commencing in the year immediately following the Base Year, adjusted if applicable pursuant to Section 4.(f), Tenant’s Proportionate Share of the Operating Costs (other than those costs and expenses attributable to insurance, utility services, security and Assessments and other costs beyond the reasonable control of Landlord (collectively, “Controllable Expenses”)) in any year during the Term shall not increase by more than 6% compounded annually over the actual, reconciled Controllable Expenses for the Base Year, adjusted if applicable pursuant to Section 4.(f), and any increases in Operating Costs that Landlord does not recover due to this limitation will carry forward to all succeeding years during the Term (subject to the 6% per annum limitation) until fully recouped by Landlord. Landlord and Tenant acknowledge and agree that Controllable Expenses shall not include costs and expenses associated with the “minimum wage” or union labor wages, nor shall increases in costs due to Laws affecting, relating to or providing for increases in the “minimum wage”, union labor wages or changes in worker’s compensation and/or state employment insurance requirements be limited to the 6% annual cumulative cap set forth in this Section 7.(a). In addition, to the extent any Operating Costs are reduced during the Base Year due to services being performed pursuant to construction warranties by Landlord’s contractors or other warranties on the Building’s systems or equipment provided as a part of the initial construction of the Building, Operating Costs shall be adjusted to the amount that reasonably would have been incurred had such services been performed without such warranties.

7.(b)	Adjustment to Tenant’s Proportionate Share of Taxes. The parties anticipate that the applicable taxing authority will issue a separate tax bill for the space in the Building leaseable for office use. However, if the applicable taxing authority does not, then Landlord shall reasonably determine Tenant’s Proportionate Share of Taxes by a fair and equitable apportionment of Taxes among the uses in the Building (e.g., retail use, office use, residential use, hotel use, etc.), considering tax bills from the taxing authorities imposing real estate taxes on the uses and utilizing the services of an independent, qualified and reputable real estate consultant to assist in the apportionment. No more often than once per year and upon request by Tenant, Landlord will promptly provide a detailed explanation in writing setting forth the basis for and the method of calculating Tenant’s Proportionate Share of Taxes.

7.(c)	Definition of Operating Costs.

(i)	The term “Operating Costs” means (1) all expenses and disbursements (subject to the limitations set forth below and in Section 7.(c)(i)) that Landlord incurs in connection with the management, operation and maintenance of the Building and the Property, determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), including the following: (A) wages, salaries and bonuses (including property management fees not to exceed 3% of gross income of the Building) of all employees (up to the level of senior property manager) directly engaged in the operation, repair, replacement, maintenance and security of the Building, including taxes, insurance and benefits relating thereto; provided, however, that to the extent such personnel, in addition to their work on the Building, from time to time work on projects developed or operated by (or by an affiliate of) Landlord or Landlord’s property manager, then the wages, salaries and related expenses of such personnel shall be appropriately allocated among all of such projects and only that portion of such expenses reasonably allocable to the Building shall be included in Operating Costs; (B) all supplies and materials used in the operation, maintenance, repair, replacement and security of the Building; (C) costs for improvements made to the Property after the Commencement Date that, although capital in nature, are reasonably expected to reduce the normal operating costs (including any utility costs) of the Property (but only to the extent that such improvements constitute new systems, as distinguished from the replacement of existing systems), as well as all capital improvements made in order to comply with any Law promulgated or first enforced in general by any governmental authority after the Commencement Date, as amortized over the useful economic life of such improvements, with the useful economic life and amortization schedule being determined in accordance with GAAP; (D) cost of all utilities, except Electrical Costs and the cost of other utilities actually reimbursed to Landlord by the Building’s tenants other than pursuant to a provision similar to this Section 7; (E) insurance expenses relating to the Property, to the extent such insurance expenses are usual and customary for Comparable Buildings; (F) repairs, replacements and general maintenance of the Property (excluding any such costs paid by proceeds of insurance [or that would have been paid by proceeds of insurance if the insurance policies required by this Lease were in full force and effect] or by Tenant, other tenants of the Building or by other third parties); and (G) service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement or security of the Building, including alarm service, window cleaning and elevator maintenance; and (2) without duplicating any of the costs or expenses described in the foregoing terms of the preceding clause (1), assessments, charges and other payments allocated directly or indirectly to Landlord, the Building or the Property (collectively, “Assessments”), including those payable under the Victory Park CCRs or under any other Matters of Record. If Landlord incurs any Operating Costs for the Property (other than Assessments) together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned, as reasonably determined by Landlord, among the Property and the other buildings or properties, and only that portion of such Operating Costs reasonably allocable to the Property shall be included in Operating Costs. Upon request by Tenant, Landlord will promptly provide a detailed explanation in writing setting forth the basis for and method of calculating Tenant’s Proportionate Share of Operating Costs. In no event shall Landlord collect in total from Tenant and all other tenants of the Building, an amount greater than 100% of the actual Operating Costs during any year of the Term.

(ii)

Operating Costs (other than Assessments) do not include any costs or expenses: (1) for capital improvements made to the Property, under GAAP or otherwise (“Capital Items”), other than capital improvements described in Section 7.(c)(i)(1)(C) and except for items that, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies and the like; (2) for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties (other than by means of operating expense pass-through provisions in leases), and alterations attributable solely to tenants of the Property other than Tenant; (3) for interest, amortization or other payments on loans or rent and other payments on ground leases to Landlord (except that portion of the rent payable under a ground lease for property taxes); (4) for depreciation and amortization (except as provided in Section 7.(c)(i)(1)(C) with respect to the amortization of capital expenditures); (5) for leasing commissions; (6) for legal expenses, other than those incurred for the general benefit of the Property’s tenants (e.g., tax disputes); (7) for renovating, decorating or otherwise improving space for occupants of the Property or vacant space in the Property (including architectural and engineering fees); (8) for correcting defects in the design or construction of the Property or the equipment or appurtenances thereto; (9) for overtime or other expenses of Landlord in curing defaults or performing work expressly provided in this Lease or any other tenant’s lease to be borne at Landlord’s expense; (10) for federal income taxes or, subject to Section 7.(d),state income taxes imposed on or measured by the income of Landlord from the operation of the Property; (11) for repairs, replacements or other work occasioned by Casualty or as a result of a Taking, excluding any amounts paid with respect to deductible amounts under Landlord’s insurance policies; (12) incurred in installing, operating, maintaining and owning any observatory, beacon(s), broadcasting facilities (other than the Building’s music system, and life support and security systems), luncheon club, helicopter pad, child care center, or athletic or recreational club, except costs associated with the operation and maintenance of an athletic or recreational club, if any, provided for use by all tenants of the Building, provided the costs of operating such club are shared by a majority (on the basis of Net Rentable Square Feet) of the other tenants of the Building (whether as a component of such tenant’s rent or operating expenses) and will be reduced by the fees received by Landlord, if any, from tenants using such club, and provided that if the athletic or recreational club is made available to tenants of other buildings, then only the Building’s pro rata share (based on relative square footage) of such costs may be included in Operating Costs; (13) for legal, auditing, consulting and professional fees paid or incurred in connection with negotiations for the sale, financing, refinancing or mortgaging of the Building or the Property; (14) for management fees in excess of three percent (3%) of the gross income of the Building; (15) except as provided in Section 7.(d), all costs related to the existence and maintenance of Landlord as a legal entity, except to the extent attributable to the operation and management of the Property; (16) for penalties or interest incurred as a result of Landlord’s negligence, inability or failure to make tax payments and/or to file any tax or informational returns when due; (17) for fines, penalties and legal fees incurred due to the violation by Landlord, its employees, agents and/or contractors, any tenant or other occupant of the Property, of any terms and conditions of the leases of other tenants of the Property, and/or of any applicable Laws that would not have been incurred but for such violation by Landlord, its employees, agents and/or contractors, tenants or other occupants of the Property, except to the extent caused by Tenant; (18) for expenses incurred with respect to the purchase, ownership, leasing, showing, promotion and/or repairs of sculptures, paintings or other works of art; provided that maintenance (as opposed to repairs) of any such sculptures, paintings or other works of art shall be included in Operating Costs; (19) except as provided in Section 7.(g), arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration proceedings pertaining to Landlord and/or the Building and/or the Property, including court costs and attorney’s fees; (20) incurred by Landlord for use of any portion of the Property to accommodate events, including, but not limited to, shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal operations during standard Building hours of operation; (21) incurred for entertainment, dining or travel for any purpose; (22) for “above-standard” cleaning, including, but not limited to, construction cleanup or special cleanings associated with parties/events and specific requirements of other tenants in excess of services provided to Tenant, including related trash collection, removal, hauling and dumping; (23) for compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, but not compensation paid to attendants or operators of the Parking Garage; (24) relating to or arising, directly or indirectly, from the handling, removal, treatment, disposal or replacement of Hazardous Materials (which are defined as such as of the Lease Date under applicable Law) in the Property, which were not caused by the actions of Tenant, its agents, employees, contractors, subtenants, assignees or invitees, other than costs of identification, testing, monitoring, or cleaning of any such Hazardous Materials; (25) for concessions, allowances, attorney’s fees, costs, advertising or marketing expenses and other similar costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, prospective tenants or other occupants of the Building, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, prospective tenants or other occupants of the Building; (26) for any items not otherwise excluded to the extent Landlord (A) is actually reimbursed by insurance, (B) would have been reimbursed by insurance had Landlord maintained the insurance required by Section 13.(a) on which a claim is made or (C) is otherwise compensated (other than as part of Operating Costs), including, without limitation, direct reimbursement by any tenant; (27) payments for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials exceed the costs that would have been paid had the services, goods, supplies or materials been provided by parties unaffiliated with Landlord, or by third parties, of similar skill, competence and experience, on a competitive basis; (28) for services or amenities that are specifically for the benefit of a particular tenant and that are of a nature not generally provided to all tenants in the Building; (29) for services, including electricity, incremental air conditioning and other items or other benefits of a type which are not standard to the Building and which are not available to Tenant without specific charge therefor, but which are provided to other tenants or occupants of the Building, whether or not such other tenant or other occupant is specifically charged therefor by Landlord, at times or in amounts for which Tenant would be billed under this Lease as an additional charge; (30) charitable donations or political contributions; (31) for “tap fees” or sewer or water connection fees for the Property; (32) for legal and court costs defending in a cause of action Landlord’s title to or interest in the Property or any part thereof, (33) services and utilities provided and costs incurred in connection with the operation of any retail and restaurant operations in the Property, except to the extent the square footage of such operations are included in the Rentable Square Feet of the Property and do not exceed the services and utilities that would have been incurred had the retail and restaurant space been used for general office purposes, (34) costs arising from defects in the base, shell or core of the Building, the Property or improvements installed by Landlord or repair thereof; (35) any parking validation charges incurred by other tenants of the Building or their guests and (36) reserves for bad debts or for future improvements, additions or repairs.

(iii)	Operating Costs will be reduced by all cash discounts, trade discounts, quantity discounts, rebates or other amounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities or services in connection with the operating of the Building and the Property. If capital items which are customarily purchased by landlords of Comparable Buildings are leased by landlord, rather than purchased, the decision by Landlord to lease the item in question will not serve to increase Tenant’s Proportionate Share of Operating Costs beyond that which would have applied had the item in question been purchased.

7.(d)	Definition of Taxes. The term “Taxes” means all taxes, assessments and governmental charges, whether directly paid by Landlord, whether federal, state, county or municipal and whether imposed by taxing districts or authorities presently taxing the Property or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Property or the Building (or its operation) and the grounds, parking areas, driveways and alleys comprising the Property, including, without limitation, any Texas franchise tax to the extent such tax would be payable by Landlord or its combined group if the Property were the only property of the Landlord subject to such tax, but excluding, however, federal income tax, state taxes on income other than the Texas franchise tax, death taxes and any tax imposed in connection with any change of ownership of the Property. Taxes will also exclude any interest or penalties arising by reason of the late payment of same. However, if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof shall be changed and as a substitute therefore, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied assessed, or imposed wholly or partially as a capital levy or otherwise on the rents received from the Property or the Rent reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the term “Taxes” to the extent that such substitute or additional tax would be payable if the Property were the only property of Landlord subject to such tax.

7.(e)	Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises or the Building.

7.(f)	Tenant’s Audit Rights. Provided no Event of Default exists, Tenant may, after giving Landlord 30 days’ prior written notice thereof, inspect or have an independent, nationally or regionally recognized firm of certified public accountants audit or inspect Landlord’s records relating to Operating Costs for the immediately preceding year; however, no review may cover periods before the Commencement Date. Tenant’s audit or inspection shall be conducted only during business hours reasonably designated by Landlord. Landlord agrees to cooperate in good faith with Tenant in the conduct of any such inspection or audit. Tenant shall pay the cost of such audit or inspection, unless the annual statement described in Section 7.(h) for the time period in question is determined to be in error by more than 5% and, as a result thereof, Tenant paid to Landlord 5% more than the actual Operating Costs due for such time period, in which case Landlord shall pay the audit cost. Tenant may not conduct an inspection or have an audit performed more than once during any year. Tenant shall complete its review within 90 days and shall notify Landlord of its results. If such inspection or audit reveals that an error was made in the Operating Costs previously charged to Tenant and Tenant paid more than Tenant’s Proportionate Share of Operating Costs during the year in question, then the amount of such overcharge shall be refunded by Landlord to Tenant within 30 days after such determination is made; likewise, if Tenant paid less than Tenant’s Proportionate Share of Operating Costs during such year, then Tenant shall pay Landlord such deficiency within 30 days after such determination is made. Tenant shall maintain the results of each such audit and inspection confidential and shall not be permitted to use any third party to perform such audit and inspection unless such third party (i) agrees with Landlord in writing to maintain the results of such audit or inspection confidential and (ii) is not to be compensated on a contingency fee basis for such audit.

7.(g)	Contesting Taxes. Landlord may from time to time contest the Taxes. Tenant hereby waives all rights to contest the Taxes and to receive notices of re-appraisement as set forth in Sections 41.413 and 42.015 of the Texas Tax Code. If Landlord elects to contest the Taxes, then Landlord may bill Tenant for its share of the costs and expenses of such contest reasonably incurred by Landlord (using the same share then being used for Tenant’s share of the Taxes) as and when incurred, and those amounts shall constitute part of the Taxes provided a majority (on the basis of Net Rentable Square Feet) of the other tenants of the Property are also obligated to pay their respective shares of such costs and expenses. To the extent Landlord has so billed and received payment from Tenant, such costs and expenses shall not be reduced as described below by the abatement or refund, if any, ultimately received with respect to that contest. The Taxes shall be reduced by any net abatement or refund paid to Landlord by the taxing authorities as a result of any contest after recovering all of Landlord’s costs and expenses of securing such abatement or refund.

7.(h)	Annual Cost Statement. Not later than 120 days after the end of each year, Landlord shall furnish to Tenant an annual statement in reasonable detail setting forth the actual Taxes, Electrical Costs and the Operating Costs for such year. If such annual statement reveals that Tenant paid more than Tenant’s Proportionate Share of Taxes, Electrical Costs or Operating Costs during the year for which such statement was prepared, then Landlord shall reimburse Tenant for such excess within 30 days after delivery of the statement in question; likewise, if Tenant paid less than Tenant’s Proportionate Share of Taxes, Electrical Costs or Operating Costs, then Tenant shall pay Landlord such deficiency within 30 days after delivery of the statement in question. In addition, if the Net Rentable Area leased by Tenant increases or decreases, for any reason, during any year, then Tenant’s Proportionate Share of Taxes, Electrical Costs and Operating Costs shall be appropriately adjusted by Landlord. The provisions of this Section 7.(h) will survive the expiration or termination of this Lease.

8.	USE OF PREMISES.

8.(a)	Permitted Use. Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access and occupancy of the Premises for such purposes; provided, however, Tenant will not be obligated to make any changes or improvements to the Premises unless the same are required by Law as a result of Tenant’s specific use of the Premises. Tenant shall keep the Premises occupied or attended at all times during normal business hours during the Term, except as otherwise provided in Sections 14 and 15. The Premises shall not be used (i) for any unlawful or illegal business, use or purpose or for any business, use or purpose that violates this Lease or any Laws; (ii) for any use that is a public nuisance; (iii) in such manner as may make void or voidable any insurance then in force with respect to the Building; or (iv) for any “call center,” any other telemarketing use or any credit processing use.

8.(b)	Hours of Operation. At a minimum, the Retail Bank Space shall be kept open for business 9:00 a.m. to 5:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturday, but in no event a greater number of hours than that permitted by then-applicable law.

8.(c)	Other Use Requirements. Tenant shall not use or incorporate into its own trademarks, advertising promotions (other than for the limited purpose of identifying the geographic location of the Premises) or otherwise the designations “American Airlines Center”, “Center”, “Arena”, “AAC”, “Victory”, “Victory Park”, “V” or any other terms or proprietary designations of Landlord, Landlord’s licensees, Victory Intangibles, L.P., or any other person used in connection with Victory Park. All goodwill arising from the ownership and use of any of the foregoing and similar designations shall inure exclusively to the benefit of the owners thereof. Tenant shall not attack the title of any such owner in and to any such marks or designations. Nothing contained herein may be construed or deemed as a license or right to use any of these marks or designations or any similar mark or designation, any other licensed business identifier, trade designation or name utilized in connection with Victory Park. Notwithstanding any inference herein to the contrary, Tenant shall be entitled to freely use the designations “Victory” and “Victory Park” in all printed materials and advertising media of any nature for the sole purpose of identifying the location of the Premises.

8.(d)	Rules and Regulations; Common Amenities. Tenant acknowledges that the Building and the Property may contain certain amenities (collectively, the “Common Amenities”), and that the Common Amenities may be subject to such reasonable rules and regulations as Landlord and any owners’ associations for the Building, the Property and Victory Park, or any of them, may promulgate in its or their sole discretion and as they may deem necessary for the proper operation of the Building, the Property and Victory Park, or any of them. The initial rules and regulations for the Building are attached as Exhibit D. Tenant shall be responsible for ensuring the compliance with such rules and regulations by each Tenant Party, provided such rules and regulations and all amendments thereto (i) do not conflict with the express terms and provisions of this Lease; (ii) are uniformly enforced against similarly situated tenants and (v) shall not be effective against Tenant until 15 business days after Tenant has received a copy thereof. Notwithstanding any inference herein to the contrary, Landlord has not made and does not make any representations or warranties regarding any amenities or other improvements to be constructed in the Property or Victory Park.

8.(e)	Exclusive Use. Landlord covenants and agrees that, during the Term, neither Landlord nor its Affiliates shall (i) execute a lease with or permit the occupancy of any space in the Building by any other tenant whose principal business activity in such space (i.e., the activity from which such tenant derives a majority of its revenue) is a retail bank or private bank (“Banking Exclusive”) nor (ii) permit any other occupant of the Building to install or operate an automatic teller machine or similar device (“ATM”) in or on the common areas of the Property (“ATM Exclusive”). The Banking Exclusive does not apply to a tenant that does not operate, as its principal business activity in the Building, a retail bank or private bank (e.g., an individual or institutional investment services provider, such as Morgan Stanley, Charles Schwab, Fidelity, Scottrade or Ameritrade). In addition, neither the Banking Exclusive nor the ATM Exclusive apply to any business or ATM operating in portions of Victory Park, other than the Building, or in an expansion area of Victory Park (i.e., land annexed after the Lease Date into the Victory PD or operated after the Lease Date in the vicinity of Victory Park utilizing the name Victory Park in its name). Notwithstanding the forgoing provisions of this Section 8.(e), the ATM Exclusive shall automatically become null and void in the event Tenant (1) fails to install at least one ATM in the Building within 180 days of the Lower Floor Rent Commencement Date or (2) ceases to operate at least one working ATM in the Building for any period of 90 consecutive days for any reason other than a Casualty, condemnation or other cause beyond the reasonable control of Tenant. Both the Banking Exclusive and the ATM Exclusive shall automatically become null and void if an Event of Default occurs and, as a result of such Event of Default, Landlord terminates this Lease or Tenant’s right of possession of the Premises.

8.(f)

Tenant Signage. Tenant may install, subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed, at Tenant’s sole cost and expense, graphics of Building standard design and quality in the elevator lobby on each floor of the Premises, provided Tenant leases and occupies the entire space on such floor. In no event may Tenant install any graphics which may be visible from outside the Premises, other than those located entirely within the interior of the Retail Bank Space and not placed on the exterior or lobby-facing windows of the Retail Bank Space and except as otherwise expressly provided in this Section 8.(f). In addition, at Tenant’s sole cost and expense, Tenant shall be entitled to place its name on (i) a street level monument sign for the Building (as specified in Exhibit M), (ii) the retail sign band (“Retail Sign”) on the Building, (iii) lobby signage above the entry to the Retail Bank Space (“Retail Lobby Signage“)and (iv) top-of-

garage signage on the North end of the West-facing side of the Parking Garage (“Top-of-Garage Signage”) in the approximate location shown on Exhibit M; provided that (a) the size, configuration, location, design and appearance of the Retail Sign and the Top-of-Garage Signage shall be in compliance with Tenant’s Sign Criteria, attached as Exhibit M, and in all events shall be subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed, (b) Tenant’s right to install and maintain its name on a monument sign, the retail sign band and top-of-garage signage shall be subject to the following conditions: (1) no Event of Default has occurred resulting in Landlord’s exercise of any of its remedies under Section 16.(b)(i) or (ii), (2) except for periods during which occupancy is prevented by Casualty, condemnation or other causes beyond the reasonable control of Tenant, Tenant is occupying and leasing at least the number of square feet of Net Rentable Area leased by Tenant as of the later of to occur of the Lower Floor Rent Commencement Date or the 14th Floor Rent Commencement Date (unless the Net Rentable Area of the Premises has been reduced by reason of the exercise of Landlord’s right to reduce the Premises pursuant to the provisions of Section 20 hereof, in which event Tenant must be occupying and leasing the balance of the Premises as so reduced), and (3) the Tenant is PlainsCapital Corporation or a Permitted Transferee (as defined below), provided such Permitted Transferee is not a law firm (the foregoing clauses (b)(1) through (b)(3), the “Building Naming Conditions“) and (c) Tenant’s right to install and maintain its name on the Retail Lobby Signage shall be subject to the following conditions: (X) no Event of Default has occurred resulting in Landlord’s exercise of any of its remedies under Section 16.(b) (i) or (ii), (Y) except for periods during which occupancy is prevented by Casualty, condemnation or other causes beyond the reasonable control of Tenant, Tenant is occupying and leasing at least the number of square feet of Net Rentable Area in the Retail Bank Space leased by Tenant as of the Lower Floor Rent Commencement Date, and (Z) the Tenant is PlainsCapital Corporation or a Permitted Transferee (the foregoing clauses (c)(X) through (c)(Z), the “Retail Lobby Signage Conditions“). For purposes of this Section 8.(f), occupancy by a sublessee or assignee (other than a Permitted Transferee) shall not constitute occupancy by Tenant. At any time sub clause (b)(1) of the Building Naming Conditions is not satisfied or either of sub clauses (b)(2) or (b)(3) of the Building Naming Conditions remain unsatisfied more than 30 days after written notice from Landlord to Tenant describing in detail the basis for Landlord’s determination thereof, Tenant’s right to the monument sign, the retail sign band and top-of-garage signage shall lapse. At any time sub clause (c)(X) of the Retail Lobby Signage Conditions is not satisfied or either of sub clauses (c)(Y) or (c)(Z) of the Retail Lobby Signage Conditions remain unsatisfied more than 30 days after written notice from Landlord to Tenant describing in detail the basis for Landlord’s determination thereof, Tenant’s right to the Retail Lobby Signage shall lapse. Tenant may use a portion of the TI Allowance, not to exceed $2.00 per Net Rentable Square Foot, to pay for signage costs. Notwithstanding anything contained in this Section 8.(f), Landlord hereby approves the Retail Sign and the Top-of-Garage Signage depicted on Exhibit M.

9.	ASSIGNMENT AND SUBLETTING.

9.(a)

Transfers; Consent. Except as otherwise hereinafter provided in Section 9.(b), Tenant shall not, without the prior written consent of Landlord (which may be withheld in Landlord’s sole discretion, subject to the terms of this Section 9): (i) advertise that any portion of the Premises is available for lease; (ii) assign, transfer or encumber this Lease or any estate or interest herein, whether directly or by operation of Law; (iii) permit any other entity to become Tenant hereunder by merger, consolidation or other reorganization (and for purposes of this Section 9, the surviving or resulting entity in any such merger, consolidation or other reorganization may be considered an entity other than Tenant, notwithstanding any applicable Law to the contrary) (iv) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant; (v) sublet any portion of the Premises; (vi) grant any license, concession or other right of occupancy of any portion of the Premises; or (vii) permit the use of the Premises by any parties other than Tenant (any of the events listed in Sections 9.(a)(i) through (vii) being a “Transfer”). Provided no Event of Default then exists, Landlord shall not unreasonably withhold, condition or delay its consent to Tenant’s listing the Premises for assignment or sublease through a licensed broker or to any assignment of this Lease or subletting of the Premises, provided that Landlord may take into consideration all relevant factors surrounding the proposed sublease and assignment, including: (1) the business reputation of the proposed assignee or subtenant and its officers, directors and stockholders; (2) the nature of the business and the proposed use of the Premises by the proposed assignee or subtenant in relation to the other tenants or occupants of the Building, the Property or Victory Park; (3) whether the proposed assignee or subtenant is a tenant in any other space in the Building, the Property or Victory Park, provided Landlord may object to an assignee or sublessee on the basis set forth in this Section 9.(a)(3) only if Landlord or its affiliates are capable of and willing to lease space to such other tenant at market rates in the Building or in any other building at Victory

Park owned by Landlord or its Affiliates; (4) the financial condition of the proposed assignee or subtenant; (5) restrictions, if any, contained in leases or other agreements affecting the Building, the Property or Victory Park that may apply to or restrict the proposed use of the Premises by the proposed assignee or subtenant; (6) the effect that the proposed assignee’s or subtenant’s occupancy or use of the Premises would have upon the operation and maintenance of the Building and Landlord’s investment therein; and (7) the extent to which the proposed assignee or subtenant and Tenant provide Landlord with assurances reasonably satisfactory to Landlord as to the satisfaction of Tenant’s obligations hereunder. In the event Landlord withholds its consent to any assignment of this Lease or subletting of the Premises, Landlord shall notify Tenant of the basis of Landlord’s decision to so withhold its consent. Without limiting the foregoing, Landlord shall be deemed to have acted reasonably in objecting to an assignment or sublease to, and Tenant shall have no right to assign this Lease or sublet any portion of the Premises to, any governmental body, agency, or bureau (of the United States, any state, county, municipality, or any subdivision thereof), any foreign government or subdivision thereof, including any embassy or consulate, any health care profession or health care organization offering medical services to the public from the Building, schools, or similar organizations, employment agencies, radio, television or other communication stations, restaurants, retailers offering retail services from the Premises, and any party who has, or any party whose affiliates have, been engaged in litigation with Landlord or any Hillwood Affiliate if, at the time of such assignment or sublease, Landlord is a Hillwood Affiliate. If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Contemporaneously with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,000.00 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable for such obligations. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. Tenant shall pay to Landlord, promptly after receipt thereof, 50% of the excess of (A) all compensation received by Tenant for a Transfer (other than a Permitted Transfer) less the costs and expenses reasonably incurred by Tenant with unaffiliated third parties in connection with such Transfer (e.g., brokerage commissions, tenant finish work, any improvement allowance or other economic concession paid by Tenant in connection with the Transfer, attorney’s fees, unamortized costs of Tenant’s Work, in excess of the TI Allowance, and subsequent improvements to the Premises by Tenant, and any other costs actually paid by Tenant in negotiating and effectuating the Transfer) over (B) the Rent allocable to the portion of the Premises covered thereby; provided, however, Tenant will not be obligated to make any payments under the foregoing provisions unless and until Tenant has recouped all of the abovementioned costs and expenses incurred by Tenant in connection with the Transfer.

9.(b)

Permitted Transfers. Notwithstanding Section 9.(a), provided no Event of Default then exists, Tenant may Transfer all of its interest in this Lease or sublease all or any part or parts of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the consent of Landlord, subject to the terms of this Section 9.(b): (i) any Affiliate of Tenant; or (ii) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which, with which or to which Tenant, or its corporate successors or assigns, is merged, consolidated or sold (provided such sale is of all or substantially all of the assets of Tenant), in accordance with applicable statutory provisions and other Laws governing merger, consolidation and sale of business entities, so long as (1) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (2) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant on the Lease Date. Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Notwithstanding the foregoing terms of this Section 9.(b) or anything to the contrary in this Lease, and as a condition to Tenant’s right to make a Permitted Transfer: (A) the Permitted Transferee must have a business reputation reasonably acceptable to Landlord; (B) the Permitted Transferee must comply with all of the terms and conditions of this Lease, including the Permitted Use and (C) the use of the Premises by the Permitted Transferee must not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building. Not more than 30 days after the effective date of any Permitted Transfer, Tenant shall furnish Landlord with copies of the instrument effecting any of the foregoing Transfers and documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets that would be classified as intangible assets under GAAP, including goodwill, licenses, patents, trademarks, trade names, copyrights and franchises.

10.	MAINTENANCE AND REPAIR OF PREMISES; IMPROVEMENTS.

10.(a)	Landlord’s Maintenance. Landlord shall repair, replace and maintain in first-class condition commensurate with other Comparable Buildings (i) the exterior and structural parts of the Building, (ii) the foundation of the Building, (iii) all Central Systems (as hereinafter defined) in the Building, (iv) the Parking Garages and all elements thereof, (v) the pedestrian bridges and passageways providing pedestrian access from the Building to the adjoining buildings and Parking Garages, and (vi) all common areas. For purposes hereof, the term “Central Systems” means the Building’s central plumbing systems, electrical systems, HVAC systems, fire protection and fire alert systems and mechanical systems (including, without limitation, elevators). Landlord shall perform its obligations under this Section 10.(a) in a diligent, first-class manner and shall exercise all commercially reasonable efforts to minimize any interference with Tenant’s business operations that may be occasioned thereby. Furthermore, if performance of Landlord’s obligations under this Section 10.(a) is likely to have a substantial impact on Tenant’s use and occupancy of the Premises, Landlord shall perform such obligations after normal business hours (except in cases of a bona fide emergency, in which event Landlord may perform such obligations at any time). Subject to the following sentence, if any maintenance or repair required by Landlord is occasioned by the act or negligence of Tenant or any Tenant Party (exclusive of business visitors), then Tenant shall reimburse Landlord promptly upon request (together with reasonable supporting documentation) for the actual cost and expense that Landlord incurs in providing such maintenance or making such repair. Notwithstanding the foregoing sentence, if any maintenance or repair required by Landlord is necessary due to damage resulting from a Casualty occasioned substantially by the intentional act or gross negligence of Tenant or any Tenant Party (excluding business visitors), then Tenant shall reimburse Landlord promptly upon request (together with reasonable supporting documentation) for the actual cost and expense that Landlord incurs in providing such maintenance or making such repair if and only to the extent that such maintenance or repair is not covered by the insurance required to be maintained by Landlord hereunder. The foregoing is subject in all respects to the provisions hereinafter set forth in Section 11(b). Tenant shall promptly notify Landlord of the need for any maintenance or repairs.

10.(b)	Tenant’s Maintenance. Tenant shall at its expense maintain the Premises in a clean and operable condition, in accordance with all Laws applicable to the use and occupancy of the Premises, and shall not permit or allow to remain any waste or damage to any portion of the Premises, except as to (i) maintenance and repairs to be performed by Landlord, as provided in Section 10.(a); (ii) damage or repairs necessitated by Casualty or condemnation or caused by Landlord or Landlord’s agents, contractors or invitees; and (iii) ordinary wear and tear. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building (outside the Premises) caused by a Tenant Party (excluding business visitors). Notwithstanding the foregoing sentence, Tenant shall be obligated to repair or replace any damage to the Building (outside the Premises) constituting or resulting from a Casualty caused substantially by the intentional act or gross negligence of a Tenant Party (excluding business visitors) if and only to the extent that such damage is not covered by the insurance required to be maintained by Landlord hereunder. The foregoing is subject in all respects to the provisions hereinafter set forth in Section 11(b). If Tenant fails to make such repairs or replacements within 15 days after Landlord’s demand for repair, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. Tenant shall reimburse Landlord promptly upon request (together with reasonable supporting documentation) for the actual cost and expense that Landlord incurs for such maintenance, repair or replacement work.

10.(c)

Improvements; Alterations. Tenant may install improvements to the Premises only at Tenant’s expense and in accordance with plans and specifications that have been previously submitted to and approved in writing by Landlord, using contractors approved in writing by Landlord. Except as otherwise provided in Section 8.(f), Tenant shall not paint or install lighting or decorations, signs, window or door lettering or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord.

Notwithstanding the foregoing, Tenant may make non-structural, interior alterations to the Premises required in the ordinary course of Tenant’s business without the written consent of Landlord provided: (i) such alterations will not be visible from outside the Premises; (ii) such alterations will not affect the Building’s structure, the provision of services to other Building tenants or the Building’s electrical, plumbing, HVAC, life safety or mechanical systems; (iii) such alterations will not violate any applicable Laws; (iv) such alterations will not unreasonably interfere with the business operations of other tenants in the Building; (v) the cost of the work for such alterations does not exceed $100,000 in any single instance or series of related alterations performed within a year (provided that Tenant shall not perform any improvements, alterations or additions to the Premises in stages as a means to subvert this provision); and (vi) Tenant secures any and all permits, licenses and approvals required to construct and install such alterations (collectively, “Permitted Alterations”). All Permitted Alterations shall be made in accordance with all applicable Laws and in a good and first-class, workmanlike manner and in accordance with the terms of this Lease, including the terms of Exhibit B. Tenant shall notify Landlord before performing any Permitted Alterations if the anticipated Permitted Alterations could disrupt any other tenants or occupants of the Building or interfere with Landlord’s operation of the Building. All such alterations, additions and improvements shall be constructed, maintained and used by Tenant at its sole risk and expense, in accordance with all applicable Laws. Notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for the cost of all work required to comply with the retrofit requirements of the ADA or other applicable laws pertaining to accessibility of the Premises by disabled or handicapped persons, and all rules, regulations and guidelines promulgated thereunder, as the same may be amended from time to time, necessitated by any installations, additions, or alterations made in or to the Premises after the Commencement Date at the request of or by Tenant or by Tenant’s use of the Premises (other than retrofit work whose cost has been particularly identified as being payable by Landlord in an instrument signed by Landlord and Tenant), regardless of whether such cost is incurred in connection with retrofit work required in the Premises (including work described in Exhibit B) or in other areas of the Building. In connection with Landlord’s review and approval of Tenant’s Work or any of Tenant’s proposed alterations, additions or improvements to the Premises, Landlord may notify Tenant in writing, contemporaneously with Landlord’s notice of approval to Tenant with respect to the improvements in question, that Landlord will require Tenant to remove such alterations prior to the expiration of the Term; provided, however Landlord will not require Tenant to remove alterations, additions or improvements to the extent the same are Building-standard, as reasonably determined by Landlord. Notwithstanding the foregoing, if Tenant does not obtain Landlord’s prior written consent for any alterations, additions or improvements to the Premises (whether such approval is required hereunder or otherwise), Tenant shall remove all such alterations, additions and improvements, as Landlord may request; provided such request is delivered (1) not less than 60 days prior to the expiration of the Term in the event this Lease expires at the end of the Term and (2) promptly following the termination of this Lease if this Lease is terminated prior to the expiration of the Term.

10.(d)	Mechanic’s Liens. Tenant shall not permit any mechanic’s liens to be filed against the Premises, the Building or the Property for any work performed, materials furnished or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within fifteen days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and Tenant shall reimburse Landlord for any amounts so paid, including expenses and interest, within 30 days after Landlord’s request for reimbursement together with reasonable supporting documentation.

11.	INDEMNITY; NO SUBROGATION.

11.(a)

Mutual Indemnity. Subject to Section 11.(b), Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s partners, officers, directors, members, owners, agents, employees and lenders, and each of their respective successors and assigns (collectively, the “Landlord Indemnified Parties”) from and against all claims, demands, liabilities, causes of action, suits, judgments and expenses (including attorneys’ fees) (collectively, “Claims”) for any Loss arising from any occurrence on or about the Premises or from Tenant’s failure to perform or comply in any respect with its obligations under this Lease (other than a Loss arising from the negligence or intentional act of Landlord or any Landlord Indemnified Party). Subject to Section 11.(b), Landlord shall defend, indemnify and hold harmless Tenant and Tenant’s partners, officers, directors, members, owners, agents, employees and lenders, and each of their respective successors and assigns (collectively, the “Tenant Indemnified Parties”) from and against all Claims for any Loss arising from any occurrence on or about those portions of the Property outside the Premises or from Landlord’s failure to perform or comply in any respect with its obligations under this Lease (other than a Loss arising from the negligence or intentional act of Tenant or any Tenant Indemnified Party). This indemnity provision shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. Tenant agrees not to settle any Claims without the Landlord Indemnified Parties’ consent, and Landlord agrees not to settle any Claims without the Tenant Indemnified Parties’ consent, unless: (i) all monetary damages payable in respect of the Claim are paid by the party providing the indemnification pursuant to the terms hereof; (ii) the Landlord Indemnified Parties or the Tenant Indemnified Parties (as the case may be) receive a full, complete and unconditional release in respect of the Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Claim; and (iii) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Landlord Indemnified Parties or the Tenant Indemnified Parties (as the case may be). The Landlord Indemnified Parties and the Tenant Indemnified Parties, respectively, may employ separate counsel at the indemnifying Party’s expense if (A) the party providing the indemnification pursuant to the terms hereof has failed to adequately assume and actively conduct the defense of such Claims or to employ counsel with respect thereto or (B) in the reasonable opinion of the Landlord Indemnified Parties or the Tenant Indemnified Parties (as the case may be) a conflict of interest exists between the interests of the respective parties that requires representation by separate counsel.

11.(b)	No Subrogation. Landlord and Tenant each waives any Claim it might have against the other for any damage to or theft, destruction, loss or loss of use of any property (a “Loss”), to the extent the same is insured against under any insurance policy that covers the Property, the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

11.(c)	Survival. The terms of this Section 11.(c) shall survive the termination or expiration of this Lease.

12.

CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord and its designees, upon 24 hours prior notice to Tenant (except in the case of a bona fide emergency, in which event no notice is required) may enter the Premises at all reasonable times during business hours for the purpose of inspecting or making repairs or exhibiting the Premises to prospective purchasers and lenders or others, but not to prospective tenants (subject to the terms of this Section 12). Notwithstanding anything to the contrary contained in this Lease, except in cases of a bona fide emergency, Tenant reserves the right to require that Landlord or its designees be accompanied while inspecting the Premises by a representative, agent or employee of Tenant, and Tenant agrees promptly to timely furnish such agent, representative or employee upon request. Tenant may request that such entry be at a reasonably convenient time other than the time specified in Landlord’s notice or that such entry be during hours other than Tenant’s normal business hours. Such rights of entry shall be subject to Tenant’s reasonable security regulations or procedures. Tenant shall have the right to designate one or more portions of the Premises, not to exceed 1,000 square feet, as “security areas”, in which event Landlord shall not have access to such designated security areas, unless Landlord is accompanied by a representative of Tenant. Notwithstanding the terms of Section 10.(a) to the contrary, Landlord shall be relieved of its maintenance obligations set forth in Section 10.(a) within the security areas to the extent a representative of Tenant is not available. Landlord agrees that while exercising such right of entry or making such repairs, Landlord will use reasonable efforts to avoid materially interfering with Tenant’s business or disrupting the same. If repairs are required to be made by Tenant pursuant to the terms hereof or if Tenant is required to perform any other obligation under this Lease, then Landlord may require that Tenant make such repairs or performance of such obligation within a reasonable time after written notice from Landlord to Tenant describing the nature of and need for such repairs in reasonable detail. Thereafter, if Tenant refuses or neglects to promptly commence such repairs or perform such obligation, then Landlord may exercise its remedies in Section 16.(b)(iii) (Right to Cure) without any further notice to Tenant. For a period commencing nine months before the expiration of the Term or earlier following an Event of Default, Landlord may have reasonable access to the Premises during business hours for the purpose of exhibiting the Premises to prospective tenants. In addition, Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant’s obligations under this Lease: (a) upon 30 days’ prior notice to change the street address of the Building; (b) to install and maintain signs on the exterior and interior of the Building, provided no such signs unreasonably interfere with signs installed or that may be installed by Tenant pursuant to Tenant’s signage rights under Section 8.(f) above; (c) to designate and approve window coverings to present a uniform exterior appearance; (d) to retain at all times and to use in appropriate instances, pass keys to all locks within and to the Premises, except for security areas designated by Tenant; (e) to approve the weight, size, or location of heavy equipment or articles within the Premises; (f) to change the arrangement and location of entrances of passageways, doors and doorways, corridors, elevators, stairs, restrooms and public areas of the Building, the Property or Victory Park; (g) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to such areas; (h) if Tenant has vacated the Premises during the last six months of the Term, to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises and without effectuating a surrender or entitling Tenant to any abatement of Rent; (i) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided Landlord’s exercise of its rights under this clause (i) shall not be deemed to prohibit Tenant from the operation of its business in the Premises; and (j) to take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including evacuating the Building for cause, suspected cause or for drill purposes, temporarily denying access to the Building and closing the Building after normal business hours and on Sundays and Holidays (subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time). In exercising its rights under this Section 12, Landlord shall use commercially reasonable efforts to avoid unreasonably interfering with Tenant’s business operations.

13.	INSURANCE.

13.(a)	Landlord’s Insurance Obligations. Landlord shall keep the Premises and the Building insured against loss or damage by fire, with Special Cause of Loss Form and such other insurance as from time to time the then-holder of the first mortgage encumbering the Building requires or Landlord otherwise deems advisable (provided such is not in excess of the amounts and types of insurance reasonably maintained by owners of Comparable Buildings or required by Landlord’s Mortgagee), in amounts not less than 80% of the full insurable value thereof above foundation walls, or such greater amounts as Landlord deems advisable, and with such deductibles as Landlord deems advisable. Landlord’s insurance will specifically include the leasehold improvements made to the Premises, as expanded pursuant to Exhibit K (Preferential Right), up to a replacement cost of $42.50 per square foot of Net Rentable Area, and shall specifically exclude any property or improvements installed by or belonging to Tenant and leasehold improvements in excess of a replacement cost of $42.50 per square foot of Net Rentable Area.

13.(b)	Tenant’s Insurance Obligations. Tenant shall satisfy the insurance obligations described on Exhibit E. The cost of such insurance shall be at no cost to Landlord. Tenant assumes all risk of damage to its own property arising from any cause whatsoever, including loss by theft or otherwise.

13.(c)	No Adverse Effect of Landlord’s Insurance. Tenant shall not do or permit anything to be done in the Premises and shall not bring anything into or keep anything in the Premises that results in an increase in the rate of insurance on the Premises, the Building, the Property or other buildings located in Victory Park above the rates applicable to the uses of the Premises permitted under this Lease. If Tenant does any of the foregoing or permits it to occur, then Tenant shall promptly pay to Landlord as Additional Rent any resulting rate increase.

14.	FIRE OR OTHER CASUALTY.

14.(a)	Repair Estimate. If the Property, Building or the Premises are damaged by fire or other casualty (a “Casualty”), Landlord shall, as soon as reasonably practicable under the circumstances but in any event within 60 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

14.(b)	Tenant’s Rights. If the Premises or a material portion of the Property or the Building is damaged by Casualty such that (i) all or a portion of the Premises is rendered Untenantable or (ii) the ability to maintain normal telecommunications or other critical services within the Premises is substantially impaired by reason of any Casualty, and Landlord reasonably estimates that the damage caused thereby cannot be fully repaired and the Premises restored to the same condition existing immediately prior to such Casualty (including, without limitation, physical access to the Premises and the ability to maintain normal telecommunications and other critical services within the Premises) within (i) 180 days after the date of such Casualty with respect to the portion of the Premises comprising the Retail Bank Space and the space on the third floor, and (ii) 240 days after the date of such Casualty with respect to the remaining portion of the Premises (each, a “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

14.(c)	Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Property or the Building and (i) Landlord reasonably estimates that the damage to the Premises cannot be repaired within the Repair Period, (ii) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as reasonably estimated by Landlord, and such damage occurs during the last two years of the Term, (iii) regardless of the extent of damage to the Premises, Landlord makes a good faith determination that restoring the Property or the Building would be uneconomical, or (iv) Landlord would be required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice to Tenant of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant; provided, however, as a condition to Landlord’s right to terminate this Lease for the reasons specified in (iii) or (iv) above, Landlord must likewise terminate the leases of all similarly-situated tenants in the Building.

14.(d)	Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises, the Building and the Property and shall use commercially reasonable efforts and diligence to restore the Premises and the Building and the Property within a reasonable time, not to exceed the applicable Repair Period, to substantially the same condition that existed immediately before such Casualty; however, Landlord shall only be required to reconstruct the Premises to the extent of any improvements existing therein on the date of the Casualty that were installed by Landlord as part of the Landlord’s Work (as defined in Exhibit B) (“Landlord’s Contribution”), and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question plus the deductible under Landlord’s insurance policy. Tenant shall be responsible for repairing or replacing its furniture, equipment, fixtures, alterations and other improvements (including Tenant’s Work) that Landlord is not obligated to restore, and shall use the proceeds of its insurance for such purpose; provided, however, Landlord will deliver to Tenant the balance of the insurance proceeds received by Landlord, if any, in excess of Landlord’s Contribution. Prior to Landlord’s commencement of reconstruction, Tenant shall furnish Landlord other assurances, reasonably acceptable to Landlord, of payment of Landlord’s estimate of Tenant’s Contribution. Notwithstanding the terms of Section 14.(b), if Landlord fails to complete the reconstruction of the Premises, the Building and the Property and deliver possession of the Premises to Tenant in the condition herein contemplated within the applicable Repair Period, then Tenant may terminate this Lease at any time prior to Landlord’s completion of such repairs and reconstruction by delivering written notice to Landlord of its election to terminate at any time after the expiration of the applicable Repair Period. If Landlord has elected or is obligated to repair and reconstruct the Premises, then the Term shall be extended by a period of time equal to the period of such repair and reconstruction; provided, however, nothing in this Section 14.(d) shall modify the rights of Landlord or the dates set forth in Section 20. To the extent that any portion of the Premises is not suitable for occupancy by Tenant during the period of any such repair and reconstruction, if any alternative space is available in the Building or any other building owned or operated by Landlord in Victory Park, Landlord agrees (i) to use commercially reasonable efforts to provide such alternative space as Tenant may reasonably require at the per-square-foot rental rate then in effect under the Lease and (ii) to pay Tenant’s cost of relocation to and from the Premises, not to exceed $2.00 per Net Rentable Square Foot, in each instance, of the Premises rendered Untenantable as a result of such Casualty.

14.(e)	Abatement of Rent. If the Premises are damaged or rendered Untenantable by a Casualty, then (i) Rent (other than Parking Rental) with respect to that portion of the Premises rendered Untenantable by the damage shall be abated from the date of the Casualty until the completion of Landlord’s repairs or until Landlord or Tenant terminate this Lease as provided above; and (ii) Parking Rental shall be abated from the date of the Casualty until the completion of Landlord’s repairs or until Landlord or Tenant terminate this Lease as provided above, for a pro rata portion of the Parking Spaces (as such terms are defined in Exhibit I) then leased by Tenant (such pro rata portion to be equal to the ratio of (A) the number of square feet of Net Rentable Area of the Premises rendered Untenantable, divided by (B) the total number of square feet of Net Rentable Area then leased by Tenant) but only to the extent Tenant does not use such Parking Spaces.

15.

CONDEMNATION. If the entire Property, Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), then Landlord may terminate this Lease upon notice to Tenant. Such termination will be effective as of the date of the Taking. If any material portion, but less than all, of the Property or the Building becomes subject to a permanent Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice to Tenant of its election to terminate within 30 days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall be abated. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the land, the Property, the Building and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemning authority for the value of Tenant’s personal property that Tenant is entitled to remove under this Lease, moving costs, loss of business and other claims, if any.

16.	DEFAULT AND REMEDIES.

16.(a)	Events of Default. Each of the following occurrences shall constitute an “Event of Default”:

(i)	Monetary. Tenant’s failure to pay any portion of Rent within five days after Landlord delivers notice to Tenant that the same is past due; however, Landlord shall not be required to deliver more than two such notices in any year, and Tenant’s failure thereafter in the same year to pay any portion of Rent when due shall constitute an Event of Default without any obligation of Landlord to deliver any notice to Tenant of such failure;

(ii)	Non-Monetary. Except as otherwise provided in this Section 16.(a), Tenant’s failure to perform, comply with or observe any other agreement or obligation of Tenant under this Lease (or any other lease executed by Tenant for space in the Building, the Property or Victory Park) within 30 days after Landlord has delivered notice to Tenant of such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Tenant commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion, then such curative period shall be extended for so long as is reasonably required to complete such cure (but, in any event, not longer than 120 days after Landlord has delivered such notice to Tenant);

(iii)	Creditors. (1) The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 16.(a)(iii), Guarantor) (A) in any bankruptcy or other insolvency proceeding, (B) seeking any relief under any state or federal debtor relief Law, (C) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease, or (D) for the reorganization or modification of Tenant’s capital structure; or (2) the admission by Tenant that it cannot meet its obligations as they become due or the making by Tenant of an assignment for the benefit of its creditors;

(iv)	Liens. If Tenant creates or suffers the creation of a lien upon the Premises in violation of this Lease and thereafter fails or is unable to bond around or cure such lien in accordance with Section 10.(d) (Mechanic’s Liens); or

(v)	Estoppel Certificate; SNDA. If Tenant fails to timely deliver an estoppel certificate or SNDA to Landlord pursuant to the requirements of this Lease and such failure continues more than ten (10) days after written notice therefor from Landlord to Tenant.

16.(b)	Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by Law or equity, take any of the following actions.

(i)	Termination of Lease. Landlord may terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder up to the date of termination, plus (2) all amounts due from time to time under Section 17.(a), plus (3) an amount equal to the remainder of (A) all Rent that Tenant would have been required to pay for the balance of the Term, as reasonably estimated by Landlord, discounted to present value at a per annum rate equal to the Prime Rate, minus (B) the then present fair rental value of the Premises for such period, similarly discounted.

(ii)

Termination of Possession. Landlord may terminate Tenant’s right to possession of the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord the sum of (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 17.(a), plus (3) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises may be deemed to be taken under this Section 16.(b)(ii). If Landlord elects to proceed under this Section 16.(b)(ii), then it may at any time elect to terminate this Lease under Section 16.(b)(i). Landlord may elect to recover its damages under Sections 16.(b)(i)(1) and (2) (or any portion thereof) or Section 16.(b)(ii)(1) and (2) (or any portion thereof) in a separate action (e.g., by summary judgment) without prejudice to Landlord’s right to bring one or more subsequent actions to recover additional damages hereunder. Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto.

(iii)	Right to Cure. Landlord may perform Tenant’s obligations and enter the Premises, without being liable for prosecution or any claim for damages therefor, to accomplish such purpose. Tenant shall reimburse Landlord promptly upon request (together with reasonable supporting documentation) for the actual cost and expense that Landlord incurs in effecting compliance with this Lease on Tenant’s behalf, together with interest thereon at the Interest Rate from the date Landlord incurs the expense in question until Landlord is reimbursed.

17.	PAYMENT BY TENANT.

17.(a)	Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (i) obtaining possession of the Premises; (ii) removing and storing Tenant’s or any other occupant’s property; (iii) repairing or restoring the Premises; (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including customary brokerage commissions and other out-of-pocket costs incidental to such reletting); (v) performing Tenant’s obligations that Tenant failed to perform; (vi) enforcing, or advising Landlord of, its rights, remedies and recourses arising out of the Event of Default; and (vii) the un-amortized portion (as reflected in Landlord’s books and records) of the TI Allowance, brokerage and consulting fees incurred by Landlord in connection with this Lease.

17.(b)	No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No endorsement or statement on any check or any letter accompanying any check or payment may be considered an accord and satisfaction, and Landlord may accept that check or payment without prejudice to Landlord’s right to recover the balance owing and to pursue any other available remedies. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term or violation of any other term.

18.	SUBORDINATION AND ATTORNMENT.

Subject to the terms and provisions hereinafter set forth in this Section 18, this Lease is subject and subordinate to any deed of trust, mortgage, ground lease or other security instrument (each, a “Mortgage”) that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage is referred to herein as a “Landlord’s Mortgagee”). The terms of this Section 18 are self-operative, and no further instrument of subordination shall be required; however, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within twenty days after written request therefor any documentation that Landlord or Landlord’s Mortgagee may reasonably request to evidence such subordination of this Lease; provided, however, all such documentation will expressly provide that, so long as Tenant is not in default in the payment of Rent or in the performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be performed beyond any applicable notice, cure and/or grace period set forth in this Lease, (i) Tenant’s possession and occupancy of the Premises and Tenant’s rights and privileges under the Lease, or any extensions or renewals thereof, shall not be diminished, disturbed and/or interfered with by Landlord’s Mortgagee in the exercise of any of its rights under any Mortgage, and (ii) Landlord’s Mortgagee shall not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under this Lease because of any default under the Mortgage, except as may be required by applicable law. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of ground lease or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request. Landlord represents and warrants that, on the Lease Date, there is only one deed of trust covering the Property, a recorded copy of which has been provided to Tenant. Within 60 days after the date of full execution of this Lease, Landlord shall obtain and deliver to Tenant the signature of the existing Landlord’s Mortgagee on a subordination, non-disturbance and attornment agreement (“SNDA”) in the form of Exhibit G, and Tenant agrees to execute, acknowledge and deliver such SNDA within ten days after Landlord’s request.

19.	MATTERS OF RECORD; CONDOMINIUM. This Lease is subject and subordinate to all matters now filed of record in the real property records of Dallas County, Texas (collectively, “Matters of Record”), including the Victory Park CCRs and any restrictive covenant, easement agreement, condominium declaration or other instrument. If the Property, the Building, the Premises or any portion thereof is now or hereafter becomes subject to a condominium regime, then Landlord’s obligations in this Lease, including any repair or maintenance obligation, shall be modified to give full effect to the terms of the condominium documents. Except with respect to Landlord’s obligations to pay to Tenant the TI Allowance and Landlord’s monetary obligations set forth in Section 7.(g), if any condominium document allocates to an owners’ association or other entity the responsibility for an obligation that Landlord otherwise has under this Lease, provided such owners’ association expressly assumes such obligation in writing, then Landlord shall be relieved of such obligation and instead shall be obligated to use commercially reasonable efforts to cause such owners’ association or other entity to carry out such obligation according to the terms of the applicable condominium document. The terms of this Section 19 are self-operative, and no further instrument of subordination or modification shall be required; however, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor any documentation that Landlord may reasonably request to evidence such subordination of this Lease or modification of Landlord’s obligations. The terms of this Section 19 shall control in the event of any conflict with any other terms of this Lease.

20.	LANDLORD’S RIGHT TO REDUCE THE PREMISES; TENANT’S RIGHT TO ADDITIONAL SPACE.

20.(a)	Landlord’s Right to Reduce the Premises. Tenant acknowledges that Landlord has entered into that certain Office Lease (the “Haynes and Boone Lease”), dated October 31, 2006, with Haynes and Boone, LLP (together with its successors-in-interest, the “HB Tenant”) for office space in the Building. Pursuant to the Haynes and Boone Lease, the HB Tenant has the option to expand its leased premises to include, at the HB Tenant’s election, all or a portion of the 14th floor of the Building (such space, the “HB Space”). In the event the Premises include the 14th floor of the Building and the HB Tenant exercises its option to expand its leased premises into the HB Space, and provided the entire 12th floor of the Building is not then Available to accommodate the HB Tenant’s expansion option, then Landlord may, in its sole and absolute discretion, amend the definition of the Premises to exclude the HB Space, effective as of December 1, 2017 (the “Contraction Date”) by delivering to Tenant on or before June 1, 2016 written notice thereof (the “Contraction Notice”). As a condition to Landlord’s right to so reduce and so amend the definition of the Premises, Landlord shall deliver to Tenant, on or before the Contraction Date, the Contraction Fee. The “Contraction Fee“ shall equal the unamortized portion of all costs, up to $25.00 per square foot of Net Rentable Area in the HB Space (amortized on a straight-line basis), actually incurred by Tenant in excess of the TI Allowance to complete the Tenant’s Work in the HB Space. Upon the request of Landlord, Tenant shall execute and deliver to Landlord, on or before the Contraction Date, an amendment to the Lease, effective as of the Contraction Date, specifying (a) location and the square feet of Net Rentable Area of the remaining Premises (i.e., the Premises minus the HB Space), (b) the Basic Rental payable in respect of the remaining Premises, (c) the number of Required Spaces and Optional Spaces based on the number of square feet of Net Rentable Area in the remaining Premises, (d) the revised Tenant’s Proportionate Share, and (e) such other information as may be necessary to reflect the reduction in the square feet of Net Rentable Area of the Premises. Time is of the essence with respect to this Section 20, and failure by Landlord to give the Contraction Notice to Tenant on or before the date specified above will be conclusively deemed to be a waiver of Landlord’s right to reduce the Premises. Provided Landlord timely delivers the Contraction Notice to Tenant, Tenant will deliver possession of the HB Space to Landlord in its then AS-IS, WHERE-IS condition, subject to Tenant’s obligations in Section 10.(b), on or before the Contraction Date, it being expressly understood and agreed that Tenant will not be obligated to remove any alterations, additions or improvements made by Tenant in the HB Space. As used in this Section 20, the term “Available” shall mean that the applicable space (i) is not the subject of a direct lease with Landlord (including a lease of all or a portion of such space to the HB Tenant), or (ii) is the subject of a direct lease that will expire on or before December 1, 2017 and the existing tenant has not exercised any renewal option in its lease.

20.(b)	Tenant’s Right to Additional Space. Following Landlord’s delivery of the Contraction Notice, provided Tenant has exercised its first Renewal Option and subject to the provisions of this Section 20.(b), Tenant shall have a preferential right to lease space on or above the 15th floor of the Building on the following terms and conditions:

(i)	If, during the Offer Period, Landlord intends to offer available space on or above the 15th floor of the Building for lease to a third party, Landlord shall deliver to Tenant a notice (“Additional Space Notice”) describing such space (the “Additional Space”“), Landlord’s determination of the prevailing rental rate in the Building for such Additional Space, and the terms on which Landlord proposes to offer the Additional Space for lease to such third party. As used herein, the term “Offer Period”“ shall mean the period of time after Landlord issues the Contraction Notice to Tenant and before the date which is four months prior to the Contraction Date.

(ii)	The term of this Lease with respect to such Additional Space shall be coterminous with the Term of this Lease, including Tenant’s second Renewal Option.

(iii)	Tenant, within ten business days after receipt of the Offer Notice, shall irrevocably elect, by written notice to Landlord, to either (i) lease the Additional Space, or (ii) waive its right to lease such Additional Space. Failure by Tenant to timely deliver such notice to Landlord shall be deemed to be Tenant’s waiver of Tenant’s right to lease the Additional Space.

(iv)	Notwithstanding anything in this Section 20.(b) to the contrary, if prior to Landlord’s delivery to Tenant of the Additional Space Notice, Landlord has received an offer to lease all or part of the Additional Space from a third party (a “Other Offer”) and such Other Offer includes space in excess of the Additional Space, then Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Other Offer.

(v)	With respect to Additional Space leased pursuant hereto, Basic Rental and Additional Rental shall commence with respect to such Additional Space 90 days after the date when (i) Landlord tenders possession of such space in its entirety to Tenant in Delivery Condition (as defined in Exhibit B-1) (if such space was not previously occupied) or, in “as is” condition (if such space was previously occupied) or (ii) Tenant takes occupancy of all or a significant portion of Additional Space for the purpose of operating its business, whichever shall first occur. In no event will Landlord be obligated to make or pay for any other improvements nor shall Landlord be obligated to pay any allowances to Tenant.

(vi)	Tenant may exercise the rights set forth in this Section 20.(b) only if (a) at the time of such exercise no Event of Default exists and (b) at the time of Landlord’s delivery of the Additional Space to Tenant, no Event of Default exists. If such conditions are not satisfied or waived by Landlord, any purported exercise of any the rights set forth in this Section 20.(b) shall be null and void. If Tenant elects to exercise its rights to such Additional Space, the applicable Additional Space shall become part of the Premises and shall be subject to all the terms, covenants, and conditions of the Lease, except as explicitly set forth in this Section 20.(b). If Tenant timely exercises its right to lease the Additional Space pursuant to the provisions of this Section 20.(b), Landlord and Tenant shall execute an amendment to the Lease (in a form provided by Landlord and mutually agreed to by Tenant) specifying (a) the commencement of the term in respect of such Additional Space, (b) the Basic Rental payable in respect of the Additional Space, (c) the square feet of Net Rentable Area of such Additional Space, (d) the revised Tenant’s Proportionate Share and (e) the number of Parking Spaces with respect to such Additional Space that Landlord will make available to Tenant, and Tenant shall pay for and take, which shall calculated based on the number of Parking Spaces per square foot of Net Rentable Area in the Office Space that Tenant is then leasing from Landlord.

(vii)	The rights of Tenant set forth in this Section 20.(b) are subject to (i) the tenant then in possession of any portion of the Additional Space and (ii) the rights of Ernst & Young (and its successors and assigns) with respect to any portion of the Additional Space.

21.	SURRENDER OF PREMISES. No act by Landlord may be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is made in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver the Premises to Landlord with all improvements located thereon in good repair and condition, ordinary wear and tear (and condemnation and fire or other casualty damage not caused by Tenant, as to which Sections 14 (Fire or Other Casualty) and 15 (Condemnation) shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided no condition then exists that, given the passage of applicable notice and cure periods, would result in an Event of Default hereunder, Tenant may remove all unattached trade fixtures, furniture and personal property placed in the Premises by Tenant; however, Tenant shall not remove any such item that was paid for, in whole or in part, by Landlord. Additionally and subject to the terms of Section 10.(c), Tenant shall remove all alterations, additions, and improvements, and all trade fixtures, equipment, wiring and furniture as Landlord may request, including those made pursuant to Exhibit B. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The terms of this Section 21 shall survive the termination or expiration of this Lease.

22.	HOLDING OVER. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the Rent (other than Basic Rental), a daily Basic Rental equal to 150% of the daily Basic Rental payable during the last month of the Term. The terms of this Section 22 shall survive the termination or expiration of this Lease.

23.	LANDLORD’S LIEN. Landlord hereby waives any and all liens and security interests of any nature whatsoever, statutory or contractual, express or implied, that would otherwise serve to secure the performance by Tenant of its obligations under this Lease.

24.	TELECOMMUNICATIONS.

24.(a)	Services. Tenant shall, subject to Section 24.(b), have reasonable access to the Building on terms and conditions (including, but not limited to, location) specified by Landlord, for the installation and operation of telecommunications systems, including voice, video, data, cable television, Internet and any other services provided over wire, fiber optic, microwave, wireless and any other transmission systems (“Telecommunications Services“), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location. Tenant’s rights shall be non-exclusive with Landlord and other tenants of the Building. In addition, Landlord shall permit reasonable access to the Building to telecommunications providers specified by Tenant (including local exchange telecommunications companies and alternative access vendor services companies), on terms and conditions specified by Landlord (including, but not limited to, the payment of costs and a market rate access fee and permit such telecommunications providers to use a portion of the Building’s shafts, conduits and risers Tenant is entitled to use, pursuant to Section 24.(b), for the installation of Telecommunications Services; provided such telecommunications providers are providing services solely to Tenant. Landlord shall not be obligated to provide telecommunications providers access to the Building generally or to other tenants of the Building. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services in the Premises.

24.(b)

Use of Building Risers. During the Term and subject to the other provisions of this Section 24.(b), Tenant shall have reasonable access to Tenant’s pro rata share (based on relative square footage of Net Rentable Area) of the Building’s shafts, risers and/or conduits available to tenants (as opposed to those used generally for the Building electrical, plumbing, HVAC, life safety or mechanical systems) (the “Building Risers“) between the Premises and other parts of the Building for the installation, maintenance, repair and replacement of conduits, cables, ducts, flues, pipes and other similar devices and facilities (the “Riser Equipment“) to be used in connection with Tenant’s computer cabling and Tenant’s telecommunications equipment. Tenant’s rights with respect to the Building Risers shall be on a non-exclusive basis with Landlord and other tenants of the Building. Tenant shall not be charged a fee for Tenant’s access to and/or use of such space in the Building Risers, subject to Section 24.(a). All installation, maintenance, repair and replacement of Riser Equipment (the “Riser Work“) in the Building Risers shall be done, at Tenant’s sole cost and expense, by the Building electrical contractor. Tenant may not assign, sublease, license or otherwise transfer such rights of access to and use of the Building

Risers to third parties, except to a Permitted Transferee or other approved assignee or approved subtenant. Landlord reserves the right to require Tenant to enter into a separate license agreement with Landlord in connection with Tenant’s non exclusive access to and use of the Building Risers. Tenant shall not remove, alter or disturb any existing equipment within the Building Risers without Landlord’s prior written approval. In the event this Lease should terminate prior to the expiration of the Initial Term by operation of law or as provided in this Lease, Tenant shall, if requested by Landlord and at Tenant’s sole cost and expense, remove any and all Riser Equipment installed by or on behalf of Tenant (or by or on behalf of an approved assignee or an approved subtenant) in the Building Risers, and, if such removal is not timely completed by Tenant, it may be completed by Landlord at Tenant’s sole cost and expense (and Tenant shall reimburse Landlord for any such removal costs promptly following Tenant’s receipt of an invoice).

24.(c)	Survival. The terms of this Section 24 shall survive the expiration or earlier termination of this Lease.

25.	NATIONAL SECURITY.

25.(a)	Representations and Warranties; Reporting. Tenant hereby represents and warrants to Landlord that neither Tenant, nor any of its beneficial owners or affiliated entities is a Prohibited Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Lease, whether such prohibition arises under U.S. Law or the Lists. Tenant further represents and warrants to Landlord that neither Tenant, nor any of its beneficial owners or affiliated entities: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the U.S. would be predicate crimes to money laundering or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. Tenant further represents and warrants to Landlord that Tenant is in compliance with any and all applicable provisions of the Patriot Act. Tenant represents and warrants that it has taken such measures as are required by Law to ensure that the funds used to pay the Rent are derived from permissible sources and transactions that do not violate U.S. Law and, to the extent such funds originate outside the U.S., do not violate the Laws of the jurisdiction in which they originated. If Tenant obtains knowledge that Tenant, or any of its beneficial owners or affiliated entities, or the employees of any such parties, becomes listed on the Lists or is indicted, arraigned or custodially detained on charges involving Anti-Money Laundering Laws, then Tenant shall immediately notify the other party upon receipt of knowledge of such events.

25.(b)	Definitions. A “Prohibited Person” means an entity, organization or individual that has been designated by U.S. Law or sanction regulations of OFAC as an entity, organization or individual with whom U.S. Persons may not transact business or must limit their interactions to those approved by OFAC. A “U.S. Person” is a citizen of the United States of America, an entity organized under the Laws of the United States of America, its territories or any of the several states, or any entity having its principal place of business within the United States of America or any of its territories. “List” means any list published by OFAC (including those executive orders and lists published by OFAC with respect to Prohibited Persons), including the Specially Designated Nationals and Blocked Persons list. “OFAC” is the Office of Foreign Assets Control, U.S. Department of the Treasury. “Anti-Money Laundering Laws” are Laws and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; or (3) are designed to disrupt the flow of funds to terrorist organizations. Such Laws and sanctions are deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act“), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated by OFAC pursuant thereto, as well as Laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

26.	MISCELLANEOUS.

26.(a)	Construction and Interpretation.

(i)

The terms (1) ”herein”, “hereof”, “hereunder”, “hereby” and other similar references are construed to mean and include this Lease and all amendments and supplements unless the context clearly indicates or requires otherwise, (2) ”day” means calendar day (i.e., not a business day), unless specified otherwise, (3) “business day” means Monday through Friday of each week, exclusive of days on which national banks in Dallas, Texas are closed, (4) ”month” means calendar month, unless specified otherwise, (5) “year” means calendar year, unless specified otherwise, (6) ”including” means including, without limitation, (7) ”person” means any individual, corporation, partnership, limited liability company, government or other entity and (8) ”terms” and “provisions” are deemed to be synonymous. All references to “Sections” contained in this Lease are, unless specifically indicated otherwise, references to articles, sections, subsections and paragraphs of this Lease. Each reference to an “Exhibit” is, unless specifically indicated otherwise, a reference to an exhibit to this Lease, which is incorporated into this Lease by each such reference and agreed upon by Landlord and Tenant. Each reference to a specific statute, code or provision of law shall be deemed amended to refer to any re-codification, renumbering or substitution thereof. Whenever in this Lease the singular number is used, the same shall include the plural as appropriate (and vice versa), and words of any gender shall include each other gender as appropriate. The captions in this Lease are for convenience only and in no way affect the interpretation of this Lease. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any Exhibit.

(ii)	Whenever there is imposed on any party an obligation to use best efforts, commercially reasonable efforts, reasonable efforts or diligence or similar efforts, such party shall be required to exert those efforts or diligence only to the extent they are economically feasible, practicable and reasonable under the circumstances and shall not impose upon such party extraordinary financial or other burdens. As used herein, “good faith” means honesty in fact and in accordance with reasonable commercial standards of fair dealing in the commercial real estate business.

(iii)	Except as otherwise expressly provided in this Lease, all actions that any party may take and all consents, approvals and determinations that any party may make pursuant hereto may be taken and made at the sole and absolute discretion of that party. A reference to a party acting in its discretion means such party may act in its sole and absolute discretion unless such provision expressly provides for a different standard.

26.(b)	Other Terms. The following terms have the following meanings.

(i)	“Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by or is under common control with the party in question.

(ii)	“Hillwood Affiliate“ means any Affiliate of any of the following: Hillwood Development Company, LLC, Ross Perot, Jr., his parents, brothers, sisters, and children or grandchildren (natural or adopted), any spouses of the foregoing, and any trusts for any of the foregoing.

(iii)	“Laws” means all (now existing or hereafter adopted, created or recorded) federal, state and local laws, rules and regulations, all court orders, governmental directives and governmental orders and all Matters of Record affecting Landlord, the Building, the Property, Victory Park or other persons relating to any of the foregoing or any street, road, avenue or sidewalk comprising a part of or lying in front of the Building or within Victory Park, including: (i) the Americans with Disabilities Act and the regulations and Accessibility Guidelines for Buildings and Facilities issued pursuant thereto (the “ADA”) and any of the foregoing relating to handicapped access to the Premises and the Texas Architectural Barriers Act and any rules and regulations established by the Texas Department of Licensing and Regulation; (ii) the building code of the City of Dallas and the laws, rules, regulations, orders, ordinances, statutes, codes and requirements of any applicable fire rating bureau or other body exercising similar functions; (iii) the certificates of occupancy issued for the Building as then in force; and (iv) any and all terms of any and all easements, covenants, conditions or restrictions of record, declarations or other indentures, documents or instruments of record including deed restrictions or mortgages encumbering the Building, including the Declaration of Covenants, Conditions and Restrictions for the Victory Development dated October 15, 2004, recorded on October 18, 2004 in Volume 2004201, Page 127, Real Property Records of Dallas County, Texas (as it may be amended or supplemented from time to time the “Victory Park CCRs”). Notwithstanding the foregoing, Tenant will not be obligated to comply with any of the items listed in (iv) above (a) unless and until copies of same have been provided to Tenant, and (b) if and to the extent that any terms or provisions contained therein prohibit the Permitted Use.

26.(c)	Landlord Transfer. Tenant acknowledges that Landlord may not own the land on which the Building is to be situated and that Landlord may not own the Building or portions thereof being utilized for office use until on or before the Commencement Date. Landlord may transfer, in whole or in part, the Property, the Building or portions thereof being utilized for office use and any of its rights under this Lease, or any of them. If Landlord assigns its rights under this Lease, so long as the transferee assumes in writing all of Landlord’s covenants, duties, obligations and liabilities under this Lease accruing from and after the date of such transfer, then Landlord shall thereby be released from any further obligations hereunder that arise after the date of assignment, but not for any obligations that arose before the assignment unless the transferee expressly assumes such prior obligations.

26.(d)	Liability of Landlord. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building or portions thereof being utilized for office use (if the Building has been divided into two or more separately owned units), and Landlord shall not be personally liable for any deficiency. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code. The terms of this Section 26.(d) shall survive the termination or expiration of this Lease.

26.(e)	Notice. All notices and other communications given pursuant to this Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested or deposited with a nationally-recognized overnight courier and addressed to the parties hereto at the address specified in the Section 1 hereof, (ii) hand delivered to the intended address or (iii) sent by facsimile transmission followed by a confirmatory letter by one of the foregoing means. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States Mail; notices by overnight courier shall be effective upon deposit with such courier; and all other notices shall be effective upon delivery to the address of the addressee. In addition to the foregoing, as a condition to the effectiveness of any notice from Tenant to Landlord regarding any disagreement, default, dispute, defense, claim or other assertion with which Landlord may disagree, Tenant must deliver a concurrent copy of such notice to Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202-3789, Attn: Walter D. Miller. Any notice executed and delivered by Landlord’s or Tenant’s legal counsel (or any other authorized agent of Landlord or Tenant, respectively) shall be fully effective as if the same had been executed and delivered by such party. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

26.(f)	Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. No representations, warranties or agreements have been made by Landlord or Tenant to the other with respect to this Lease. Before entering into this Lease, Tenant has made its own observations, studies, determinations and projections with respect to Tenant’s business in the Premises and all other factors relevant to Tenant’s decision to enter into this Lease. Neither Tenant nor any representative of Tenant has relied upon any concepts, models, renderings, representations or oral communications by or with Landlord or any representative of Landlord with respect to the development of the Property or Victory Park or any of such factors.

26.(g)	Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease may be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord.

26.(h)	Quiet Enjoyment. Provided no Event of Default exists, subject to construction of the improvements contemplated in Exhibit B, Landlord agrees that Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through or under Landlord, subject to the terms and conditions of this Lease and all Matters of Record.

26.(i)	Force Majeure. Other than for any monetary obligations of Landlord or Tenant under this Lease and obligations that can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to terrorism, strikes, riots, acts of God, shortages of labor or materials, war, Laws, regulations or restrictions or any other causes of any kind whatsoever that are beyond the control of such party.

26.(j)	Joint and Several Liability; Survival. If Tenant is comprised of more than one party, then each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All obligations of Tenant not fully performed at the expiration of this Lease shall survive the termination or expiration of this Lease, including payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

26.(k)	Brokerage. Tenant represents and warrants to Landlord that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease other than Tenant’s Broker The Staubach Company, Southwest – Inc. and Landlord’s broker. Tenant shall indemnify Landlord against all costs, expenses, attorneys’ fees and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through or under Tenant. Landlord has agreed to pay Tenant’s Broker a commission pursuant to the terms of a separate commission agreement executed by and between Landlord and Tenant’s Broker, which agreement is incorporated herein by reference for the specific purposes set forth in Section 62.022(b) of the Texas Property Code.

26.(l)	Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate in the form attached as Exhibit H, signed by Tenant and confirming and containing such other factual certifications and representations as to this Lease as Landlord may reasonably request. From time to time, Landlord shall furnish to any party designated by Tenant, within ten days after Tenant has made a request therefor, a certificate signed by Landlord certifying, if applicable and if such be the case, the following: the Lease is in full force and effect; the Lease is unmodified (except as disclosed in such statement); all Rent is paid for the current month, but is not prepaid for more than two months in advance; there is no existing default by reason of any act or omission by Tenant and confirming and containing such other factual certifications and representations as to this Lease as Tenant may reasonably request.

26.(m)	Good Standing; Qualification. As of the Lease Date and at all times during the Term, Tenant shall be and remain in good standing with the Texas Comptroller of Public Accounts. In addition, Tenant shall qualify to transact business or maintain a duly registered agent in Texas when required by Law to do so.

26.(n)	Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit and may not be disclosed by Tenant to anyone (other than Tenant’s attorneys, accountants, consultants, officers, directors, employees, lenders, partners, prospective investors or as required by Law), by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

26.(o)	Counterparts. This Lease may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A facsimile transmission shall be binding on any party whose signature appears thereon.

26.(p)	Time of Essence. Time is of the essence in this Lease.

26.(q)	Governing Law. The Laws of the state of Texas shall govern the validity, interpretation, performance and enforcement of this Lease.

26.(r)	Tax Treatment of Rents. Landlord and Tenant intend for the Rent to qualify as “rents from real property” within the meaning of the Internal Revenue Code of 1986, as amended, and the Regulations thereunder. If Landlord determines or is advised by its counsel, accountants or other tax advisor that any Rents do not so qualify or that any portion of the Rent will be, or may be deemed to be, unrelated business taxable income within the meaning of Internal Revenue Code of 1986, as amended, and the Regulations thereunder, then Tenant shall cooperate with Landlord in amending this Lease pursuant to an amendment in form and content reasonably acceptable to Landlord and Tenant, in an effort to cause such Rents so qualify or to cause such portion not to be unrelated business taxable income. In no event, however, may any such amendment increase Tenant’s obligations or liabilities hereunder.

26.(s)	Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

26.(t)	Disclaimer of Suitability. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE OR WILL BE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

26.(u)	Disclaimer of Security. ANY SECURITY OR ACCESS CONTROL MEASURES PROVIDED BY LANDLORD SHALL NOT BE TREATED BY TENANT AS A GUARANTEE AGAINST CRIME. TENANT, ON BEHALF OF ITSELF AND EACH TENNT PARTY, WAIVES ANY ASSURANCE, GUARANTY OR WARRANTY, EXPRESSED OR IMPLIED, WITH RESPECT TO SECURITY AND ACCESS CONTROL FOR THE BUILDING, OR THAT ANY SECURITY OR CONTROL MEASURES WILL PREVENT OCCURRENCES OR CONSEQUENCES OF CRIMINAL ACTIVITY. TENANT ACKNOWLEDGES THAT THE OPERATION OF A RETAIL BANK MAY INCREASE THE RISK AND LIKELIHOOD OF CRIMINAL ACTIVITY AND THAT NEITHER LANDLORD NOR ANY LANDLORD INDEMNIFIED PARTY WILL BE LIABLE TO TENANT OR ANY TENANT PARTY FOR ANY INJURY, DAMAGE OR LOSS WHATSOEVER THAT IS CAUSED (A) AS A RESULT OF ANY PROBLEM, DEFECT, MALFUNCTION OR THE FAILURE OF THE PERFORMANCE OF ANY SECURITY OR ACCESS CONTROL MEASURE OR (B) BY ANY PERSON ENGAGING IN CRIMINAL ACTIVITY.

26.(v)	Hazardous Materials. The term “Hazardous Materials” means any substance, material or waste which is now or hereafter classified or considered to be hazardous, toxic or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 26.(v), then Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials.

26.(w)	SURVIVAL OF PROVISIONS UPON TERMINATION OF LEASE. This Lease shall survive the expiration or termination of the Term to the extent reasonably necessary that any term, covenant or condition of this Lease which requires the performance of obligations or forbearance of an act by either party hereto after the termination of this Lease. Such survival will be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation is no loner required, then the specific shall govern over the general provisions of this Lease.

27.	EXHIBITS. Landlord and Tenant agree to the terms of each Exhibit to this Lease. If a Guaranty of Lease is listed below, then Tenant agrees to cause the Guarantor(s) to deliver an executed Guaranty of Lease in the form attached to this Lease. A list of the Exhibits follows.

Exhibit A	- Depiction of Victory Park and the Building
Exhibit B	- Construction and Tenant Improvements
Exhibit B-1	- Landlord’s Work
Exhibit B-2	- Delivery Condition
Exhibit C	- Commencement Agreement
Exhibit D	- Rules and Regulations
Exhibit E	- Insurance Requirements
Exhibit F	- Rental Abatement Provisions

Exhibit G	- Subordination, Non-Disturbance and Attornment Agreement
Exhibit H	- Tenant Estoppel Certificate
Exhibit I	- Parking
Exhibit J	- Extensions of Term
Exhibit K	- Preferential Right
Exhibit L	- Intentionally Deleted
Exhibit M	- Tenant’s Sign Criteria
Exhibit N	- Janitorial Specifications
Exhibit O	- Potential Kitchen Locations

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE(S) FOLLOWS.

EXECUTED by the undersigned on the date(s) set forth below to be effective as of the Lease Date.

TENANT:

PLAINSCAPITAL CORPORATION, a Texas corporation

By:	/s/ Alan B. White
Name:	Alan B. White
Title:	Chairman of the Board and CEO

Date signed: 2/6/07

Office Lease – PlainsCapital

Signature Pages

LANDLORD:

BLOCK L LAND, L.P., a Texas limited partnership

By:	BLOCK L GP, LLC,
a Texas limited liability company, its general partner

	By:	/s/ Jonas C. Woods
	Name:	Jonas C. Woods
	Title:	Executive Vice President

Date Signed: 2/7, 2007

Office Lease – PlainsCapital

Signature Pages

EXHIBIT A

to

Office Lease

DEPICTION OF VICTORY PARK AND THE BUILDING

[ATTACHED]

Exhibits-1

EXHIBIT B

to

Office Lease

CONSTRUCTION AND TENANT IMPROVEMENTS

The leasehold improvements and tenant finish desired by Tenant in the Premises (the “Initial Leasehold Improvements“) shall be designed and constructed in accordance with this Exhibit B. The Initial Leasehold Improvements shall include all improvements to the Premises in excess of the Landlord’s Work described in Exhibit B-1 that are Landlord’s obligation to construct and pay for. Landlord shall have no obligation to construct or pay for the Initial Leasehold Improvements, except as provided in Paragraph 20 of this Exhibit B.

1. Representatives. Landlord hereby appoints Wally Peterson as “Landlord’s Representative” to act for Landlord in all matters covered by this Exhibit B. Tenant hereby appoints Alan White as “Tenant’s Representative” to act for Tenant in all matters covered by this Exhibit B. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Exhibit B will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architects, engineers and contractors or any of their agents or employees, with regard to matters covered by this Exhibit B except as may otherwise be required by the Lease. Either party may change its representative under this Exhibit B at any time by three days’ prior written notice to the other party.

2. Condition of Premises. Tenant acknowledges that neither Landlord nor its agents or employees have (i) made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, or (ii) agreed to undertake any alterations or construct any tenant improvements to the Premises except as otherwise described in Exhibit B-1 as Landlord’s obligations.

3. Architect; Engineer. In connection with the design of Initial Leasehold Improvements, Tenant shall engage an architect (“Tenant’s Architect“) and an engineer (“Tenant’s Engineer“) approved by Landlord.

4. Base Building Plans; Modifications.

(a) Landlord will deliver to Tenant Landlord’s preliminary Base Building Plans (as defined below) and specifications for Tenant’s Architect and Tenant’s Engineer to develop Base Building Modifications. A “Base Building Modification“ is any reasonable change requested by Tenant to the Base Building Plans that may be required by Tenant to accommodate Tenant’s occupancy needs approved by Landlord in accordance with this Exhibit B. Base Building Modifications requested by Tenant shall be incorporated into the Base Building Plans to the extent that such proposed Base Building Modifications are approved by Landlord in accordance with, and subject to, the terms of this Exhibit B. The increase in costs to Landlord resulting from Base Building Modifications incorporated into the Base Building Plans pursuant to the terms of this Exhibit B shall be paid by Tenant. Landlord may withhold its approval of any Tenant Base Building Modification that will result in a delay to (i) the Building and Parking Garage construction schedule, (ii) the completion of Landlord’s Work or the Delivery of the Premises, or (iii) Landlord’s ability to deliver the Base Building Plans on or before February 5, 2007, unless Tenant agrees that any such delay shall be a Tenant Delay. Landlord shall not be obligated to suspend or interrupt the construction schedule of the Building and Parking Garage to consider a Base Building Modification unless Tenant agrees in writing to pay the increased costs in constructing the Building and Parking Garage resulting from such suspension or interruption and that any delay resulting from such suspension or interruption shall be a Tenant Delay. Landlord shall not be obligated to approve a Base Building Modification, whether or not Tenant agrees in writing to pay the costs of such Base Building Modification and to have any delay resulting therefrom be a Tenant Delay, if such Base Building Modification will result in delays in Landlord’s construction of the Building and Parking Garage that will prevent or delay Landlord from satisfying its obligations under other tenant leases in the Building.

(b) On or before February 5, 2007, Landlord shall provide to Tenant one set of reproducible Building plans and specifications including one complete set of CAD electronic files sufficiently complete to allow Tenant’s architect to commence preparation of Tenant’s Proposed Space Plans, as defined below (the “Base Building Plans“) covering the Premises and all rules, regulations, instructions and procedures promulgated by Landlord with respect to Tenant designs and/or construction in the Building, including insurance requirements (the “Building Requirements“).

Exhibits-2

5. Space Plans. Within 210 days after Tenant’s receipt of the Base Building Plans, Tenant shall prepare and submit to Landlord for approval a set of preliminary plans (the “Proposed Space Plans“) in the form of a schematic design providing a conceptual layout and description of the Initial Leasehold Improvements. Such Proposed Space Plans shall contain the basic architectural layout plan prepared and stamped by Tenant’s Architect or Tenant’s Engineer, as the case may be, indicating (i) location of all partitions, (ii) location of all doors, (iii) location of windows, doors and framings, (iv) notes regarding requirements for special air conditioning or ventilation, (v) location of plumbing, and (vi) location of the kitchen and all related kitchen equipment (the “Kitchen”). Within 15 days after receipt of the Proposed Space Plans by Landlord, Landlord shall either approve the Proposed Space Plans or notify Tenant of the item(s) of the Proposed Space Plans that Landlord disapproves and the reason(s) therefor as well as the changes thereto which, if made, will result in Landlord’s approval. If Landlord disapproves the Proposed Space Plans, Tenant shall, within ten days after receipt of Landlord’s disapproval, make the corrections necessary to satisfy Landlord’s concerns, and Tenant shall revise and resubmit same to Landlord for approval (the “Revised Space Plans“). Within five days after receipt of the Revised Space Plans by Landlord, Landlord shall either approve the Revised Space Plans or notify Tenant of the item(s) of the Revised Space Plans that Landlord disapproves and the reason(s) therefor. If Landlord disapproves the Revised Space Plans, Tenant shall make the further corrections necessary to satisfy Landlord’s concerns, and Tenant shall revise and resubmit same to Landlord for approval, which process shall continue until the Revised Space Plans are approved. The Proposed Space Plans or Revised Space Plans, as approved by Landlord, are hereinafter referred to as the “Space Plans“. If Landlord disapproves the Revised Space Plans or any element thereof, the period of time thereafter incurred to prepare, submit, and obtain approval by Landlord of revisions thereto shall constitute Tenant Delay to the extent provided in Paragraph 23 of this Exhibit B. In no event shall Landlord’s failure to respond be deemed approval by Landlord. If Landlord fails to respond within the time periods specified above, Tenant may deliver another request for Landlord’s response in a Conspicuous Notice. If Landlord fails to respond within five days after its receipt of the Conspicuous Notice, then each day after such five-day period will constitute a day of Landlord Delay. As used herein, a “Conspicuous Notice” means a notice that, as a condition to the effectiveness thereof, must be conspicuously marked, both on the outside of the envelope or delivery container and on the actual notice, “URGENT: IMMEDIATE RESPONSE REQUIRED” in all capital letters and bold type.

6. Construction Drawings. Within 60 days after Landlord’s approval of Space Plans, Tenant shall cause Tenant’s Architect and Tenant’s Engineer to prepare complete stamped and sealed construction drawings and specifications including complete sets of detailed architectural, structural, mechanical, electrical and plumbing working drawings for the Initial Leasehold Improvements that are reasonably consistent with the Space Plans (the “Proposed Construction Drawings“). Tenant shall deliver the Proposed Construction Drawings to Landlord for approval. Within ten days after receipt of the Proposed Construction Drawings by Landlord, Landlord shall either approve the Proposed Construction Drawings or notify Tenant in writing of the item(s) of the Proposed Construction Drawings that Landlord disapproves and the reason(s) therefor. If Landlord disapproves the Proposed Construction Drawings (Landlord’s disapproval shall specify the reasons therefor and the changes which, if made, will result in Landlord’s approval), Tenant shall make the corrections necessary to satisfy Landlord’s concerns, and Tenant shall revise and resubmit same to Landlord for approval (the “Revised Construction Drawings“) following receipt of Landlord’s disapproval. Within ten days after receipt of the Revised Construction Drawings by Landlord, Landlord shall either approve the Revised Construction Drawings or notify Tenant in writing of the item(s) of the Revised Construction Drawings that Landlord disapproves and the specific reason(s) therefor. If Landlord disapproves the Revised Construction Drawings, Tenant shall make the further corrections necessary to satisfy Landlord’s concerns, and Tenant shall revise and resubmit same to Landlord for approval, which process shall continue until the Revised Construction Drawings are approved. The Proposed Construction Drawings or Revised Construction Drawings, as approved by Landlord, are hereinafter referred to as the “Construction Drawings“. If Landlord disapproves the Revised Construction Drawings or any element thereof, the period of time thereafter incurred to prepare, submit, and obtain approval by Landlord of revisions thereto shall constitute Tenant Delay to the extent provided in Paragraph 23 of this Exhibit B. In no event shall Landlord’s failure to respond be deemed approval by Landlord. If Landlord fails to respond within the time periods specified above, Tenant may deliver another request for Landlord’s response in a Conspicuous Notice. If Landlord fails to respond within five days after its receipt of the Conspicuous Notice, then each day after such five-day period will constitute a day of Landlord Delay.

7. Changes.

(a) Any changes or change orders to the Construction Drawings which would affect the structural elements of the Building, or the mechanical, electrical, plumbing, heating, ventilation, air-conditioning, communications, or life safety systems, (collectively, “Base Building Changes”) will be subject to Landlord’s prior written approval, which approval shall be provided or denied within five business days following a request by

Exhibits-3

Tenant (which request shall be accompanied by all the appropriate documents related to such a Base Building Change necessary for Landlord to make an informed judgment in respect of such Base Building Change). If Landlord fails to notify Tenant that it either approves or disapproves such Base Building Changes within such five-business-day period, then Landlord shall be deemed to have disapproved the Changes in question.

(b) Any changes or change orders to the Construction Drawings which would not materially affect the structural elements of the Building, or the mechanical, electrical, plumbing, heating, ventilation, air-conditioning, communications, or life safety systems, (collectively, “Non- Base Building Changes”) will be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord fails to notify Tenant that it either approves or disapproves such Non- Base Building Changes within five business days after Landlord’s receipt of Tenant’s written request therefor shall be deemed approved by Landlord.

8. Landlord Approval. Landlord’s approval of the Construction Drawings or any Base Building Changes or Non- Base Building Changes (collectively, “Changes”) shall in no manner constitute a warranty by Landlord that the Construction Drawings or any Changes are in compliance with all applicable codes, law and regulations, and it shall be Tenant’s obligation to determine such compliance and obtain all requisite approvals in connection with the construction of the Initial Leasehold Improvements and the performance of Tenant’s Work (as defined in Paragraph 12 below).

9. Kitchen. Tenant shall be permitted to install one Kitchen in one of the areas of the Premises depicted on Exhibit P; provided, however, Landlord and Tenant acknowledge that the installation of certain elements of the Kitchen (including required venting and grease trap connections) require Base Building Modifications. Landlord will not unreasonably withhold its consent to Base Building Modifications required for the Kitchen, provided that Landlord may take into consideration the relevant factors in connection with any necessary Base Building Modifications, including the additional load on the Building’s grease trap. Base Building Modifications necessary in connection with Tenant’s installation of the Kitchen shall be at Tenant’s sole cost and expense.

10. Contractors.

(a) Within ten days after Landlord’s approval of the Construction Drawings, Tenant shall submit the Construction Drawings to at least (3) three reputable contractor(s) selected by Tenant and reasonably agreed to by Landlord for pricing. Within 30 days after the date Tenant submits the bid proposals to the contractor(s), Tenant shall review the bid proposals and construction schedules received by such date.

(b) Tenant shall accept one of the bids and enter into a contract with the selected contractor (“Tenant’s Contractor“) within 30 days after the date Tenant receives the bid proposals. Tenant agrees to notify Landlord promptly of its decision.

(c) All subcontractors shall be subject to Landlord’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed, provided that (a) any component of work affecting the mechanical, electrical and plumbing work shall be performed by approved Building subcontractor for such work; and (b) for work affecting the life safety, fire protection, and building control systems, Tenant will contract with the Landlord’s Building contractor (“General Contractor“) or its subcontractors for such work.

11. General Contract. All material used in the performance of Tenant’s Work and in the fixturing of the Premises shall be new and of good quality. The contract with the Tenant’s Contractor must be submitted to and approved by Landlord, which approval will not be unreasonably withheld, conditioned or delayed. Tenant will provide in its contract with the Tenant’s Contractor that (i) the Tenant’s Contractor shall warrant unto Landlord and Tenant for a period of one year next following Tenant’s agreed upon date of Substantial Completion of Tenant’s Work and final acceptance thereof by Tenant any work performed by the Tenant’s Contractor or by any of its subcontractors, and the Tenant’s Contractor shall be responsible for the satisfactory repair and/or replacement of any such work so performed which becomes defective during such one-year period notwithstanding that such defects may result, directly or indirectly, from faulty material furnished and installed by the Tenant’s Contractor or by any of its subcontractors; faulty workmanship performed by the Tenant’s Contractor or by any of its subcontractors or any of the person or entity performing on behalf of the Tenant’s Contractor; improper handling of material or equipment installed by the Tenant’s Contractor or by any of its subcontractors; or from the negligence of the Tenant’s Contractor or by any of its subcontractors or any person or entity performing work on behalf of the Tenant’s Contractor; (ii) if such defect in material and/or workmanship occurs within said one-year period, Landlord (or Landlord’s nominee or assignee) may notify in writing Tenant, and Tenant shall notify the Tenant’s Contractor of such defect as soon as reasonably possible after the discovery of the same, and upon receipt of such notice, the

Exhibits-4

Tenant’s Contractor shall immediately at its sole expense act to satisfactorily repair and/or replace the defective material and/or workmanship; (iii) in the event that Tenant fails to contact the Tenant’s Contractor within five business days after Tenant has received notice from Landlord of a construction defect during such warranty period, Landlord shall thereafter have the right, in its sole election, to contact the Tenant’s Contractor directly with regard to such defects; (iv) the warranty made and given therein by the Tenant’s Contractor is in addition to any other warranty that may be available to Landlord or Tenant, or their respective nominees or assignees, from a manufacturer or otherwise; and (v) the acceptance of final payment shall constitute a waiver of all lien rights by the Tenant’s Contractor and all of its subcontractors except as to those liens previously filed and those lien rights or claims identified by the Tenant’s Contractor or subcontractors as unsettled prior to the time of acceptance of final payment.

12. Tenant’s Work. All work required to complete the Initial Leasehold Improvements in accordance with the approved Construction Drawings, as modified by the Changes (“Tenant’s Work“), shall be completed substantially in accordance with the Construction Drawings (as modified by the Changes), all applicable requirements of all governmental authorities having jurisdiction of Tenant’s Work and all applicable provisions of this Lease. Landlord shall have the right at all times to observe and inspect the Tenant’s Work. Any such observation and/or inspection (i) shall be strictly for Landlord’s own purposes, and at Landlord’s sole cost and expense, (ii) shall not impose upon Landlord any express or implied duty to Tenant or any third party with respect to the Tenant’s Work or the Premises, and (iii) shall allow Landlord to verify that the Initial Leasehold Improvements are constructed in a good and workmanlike manner, substantially in accordance with (a) the Construction Drawings (as modified by the Changes), (b) all applicable Laws, codes and ordinances, and (c) Building Requirements. Tenant shall be solely responsible to pay for all costs of design, engineering, permitting, architectural work and construction of Tenant’s Work (including all fees and taxes associated with such Tenant’s Work) incurred by Tenant or Landlord (to the extent expressly provided herein) or otherwise payable by Tenant under the Lease, including this Exhibit B (subject to Landlord’s obligations in Paragraph 20 below).

13. Compliance with Law. All Tenant’s Work shall be performed in a good and workmanlike manner in accordance with good industry practice, shall comply in all material respects with applicable Laws, including, without limitation, the ADA and the TABA, and shall be performed so as not to result in any Changes without the prior written approval of Landlord. All required building and other permits in connection with the construction and completion of the Tenant’s Work shall be obtained and paid for by Tenant. All applications and other steps necessary to obtain such approvals and permits shall be the sole responsibility of Tenant.

14. No Agency; Release of Liens. Tenant shall not be deemed to be the agent or representative of Landlord in performing Tenant’s Work, and shall have no right, power or authority to encumber the fee interest in the Building. Accordingly, any claims against Tenant with respect to the Tenant’s Work or the Initial Leasehold Improvements shall be limited to Tenant’s leasehold estate under this Lease. All materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises are hereby charged with notice that they must look solely to Tenant for payment of same. Tenant’s purchase orders, contracts and subcontracts in connection therewith shall clearly state this requirement. Should any mechanic’s or other liens be filed against the Premises, the Building, the Property, or any other property of Landlord or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant, the Tenant’s Contractor or subcontractors, Tenant shall cause same to be canceled or discharged of record by bond or otherwise within 15 days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said 15 day period, Landlord may, at its sole option and in addition to any other remedy of Landlord under the Lease, cancel, insure over or bond around, or discharge same and Tenant shall promptly reimburse Landlord upon demand, for all reasonable third party costs incurred in canceling, insuring over, bonding around or discharging such lien or liens (including, without limitation, reasonable legal fees).

15. Utilities. Landlord shall make available to Tenant and the Tenant’s Contractor, at no cost to Tenant, all power, water, chilled water, and other utility facilities, and Landlord’s trash containers as necessary and required in connection with the Tenant’s Work in the Premises.

16. Maintenance of Premises. Tenant shall, and shall cause Tenant’s Contractor (as to Tenant’s Work) to, maintain the Property, Premises and the surrounding areas in a clean and orderly condition during construction. Tenant shall, and shall cause the Tenant’s Contractor (as to Tenant’s Work) to, promptly remove all unused construction materials, equipment, shipping containers, packaging, debris and flammable waste from the Property. Tenant and the Tenant’s Contractor shall not deposit rubbish, dirt or debris anywhere in the Building except where required by Landlord. Storage of construction materials, tools, equipment and debris shall be confined within the Premises. At the completion of Tenant’s Work, Tenant shall cause the Tenant’s Contractor to remove from the site all tools, scaffolding, surplus materials and debris and shall leave the Property and the Premises clean.

Exhibits-5

17. Tenant’s Contractor - Construction Coordination.

(a)	The Tenant’s Contractor shall (and its contract shall so provide):

(i)	conduct its work in such a manner so as not to unreasonably interfere with other tenants, Property operations, or any other construction occurring on or in the Property or the Premises;

(ii)	comply with all Building Requirements;

(iii)	maintain such insurance and bonds in force and effect as may be reasonably requested by Landlord (the insurance and bond requirements of Landlord in the contracts with General Contractor and its subcontractors being deemed to be reasonable) or as required by applicable Law (but in any event said bonds shall be in amounts equal to the full value or cost of the work being done by the Tenant’s Contractor); provided, however, and subject to Section 10(b) of the Lease, any bonds required by Landlord with respect to Tenant’s Work shall be at Landlord’s sole cost and expense; and

(iv)	be responsible for reaching an agreement with Landlord and its agents, including the General Contractor, as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials, access to the Premises and the Building and the purchase and return of Building Standard as well as other reusable materials.

(b)	Landlord shall have the right to approve (which approval shall not be unreasonably withheld, conditioned or delayed) all subcontractors to be used by the Tenant’s Contractor.

(c)	As a condition precedent to Landlord permitting the Tenant’s Contractor to commence the Tenant’s Work, Tenant and the Tenant’s Contractor shall deliver to Landlord such assurances or instruments as may be reasonably requested by Landlord to evidence the Tenant’s Contractor’s and its subcontractor’s compliance or agreement to comply with the provisions of this Paragraph 17.

18. Indemnification. Tenant does hereby indemnify and hold harmless, and shall cause the Tenant’s Contractor to indemnify and hold harmless, Landlord, or any of Landlord’s other contractors from and against any and all losses, damages, costs (including costs of lawsuits and attorneys’ fees), liabilities, or causes of action (other than as caused by the negligence or willful misconduct of Landlord or Landlord’s contractors) arising out of or relating to the (i) failure of Tenant’s Work to be performed as required under this Exhibit B and/or the Lease, (ii) failure of Tenant to discharge liens as required under this Exhibit B and/or the Lease, (iii) Landlord’s performance of those obligations Tenant has failed to perform (but only if Landlord has provided reasonable advance written notice to Tenant of Landlord’s intention to perform such obligations (except in the event of an emergency, in which event, no notice shall be required) and only to the extent that Landlord has properly performed such obligations) and (iv) negligence and willful misconduct of Tenant’s Contractor or any of its subcontractors in connection with the performance of Tenant’s Work. The agreements with the Tenant’s Contractor and any subcontractors shall identify Landlord as a third party beneficiary of such indemnity. Without limiting the generality of the foregoing, (a) Tenant shall, and shall cause the Tenant’s Contractor to, repair or cause to be repaired at its expense all damage caused by Tenant’s Contractor or any of its subcontractors, and (b) if Tenant or the Tenant’s Contractor do not commence making such repairs and thereafter diligently prosecute the same to completion within (X) five business days (in the case of damage that is confined entirely within the Premises and does not affect the structural elements of the Building) or (Y) three business days (in the case of any other damage) after the date of Landlord’s notice of such damage to Tenant, or if the element damaged is an element Landlord elects to repair, or if the damage could result in an emergency or a delay in the construction schedule will result from such damage, then Landlord may, after notice to Tenant, repair such damage and Tenant shall reimburse Landlord for any costs reasonably incurred by Landlord to repair any such damage caused by Tenant’s Contractor, and (c) Tenant shall reimburse Landlord for any costs reasonably incurred by Landlord in requiring Tenant’s Contractor’s compliance with the Building Requirements.

Exhibits-6

19. “As Built” Plans and Specifications. Upon completion of Tenant’s Work, Tenant shall deliver to Landlord one set of the as built plans and specifications for the Premises on a diskette in AutoCad or compatible format.

20. TI Allowance. Landlord agrees to provide Tenant the TI Allowance as described in Section 1 of this Lease for third party, out-of-pocket costs incurred by Tenant in designing and constructing, and moving to, the Initial Leasehold Improvements; provided, however, that (i) no more than $6.00 per square foot of Net Rentable Area contained in the Premises of the TI Allowance may be applied towards soft costs (i.e., space planning/interior architecture, the preparation of working drawings, including mechanical, electrical and plumbing drawings, code compliance review, third party project management services, and other consultants fees associated with preparation of working drawings) and engineering (“Design Costs”) and towards Tenant’s technology expenses (i.e., voice and data cabling and/or security) (“Technology Expenses”)and (ii) no more than $2.00 per square foot of Net Rentable Area contained in the Premises of the TI Allowance may be applied towards Tenant’s moving expenses (“Moving Expenses”). The TI Allowance must be spent by Tenant by the last day of the sixth month following the Commencement Date. During this sixth-month period, any remaining amounts of the TI Allowance not previously advanced to Tenant will be applied to Basic Rental due during such months under this Lease. The portions of the TI Allowance not applied to Design Costs, Moving Expenses or Technology Expenses shall be funded in installments (no more frequently than once per month on the fifth day of each month) following Landlord’s receipt of Tenant’s written draw request (which draw request in respect of each month shall be submitted on or before the fifth day of the preceding month), accompanied by the following: (a) unconditional progress lien waivers from the General Contractor and all contractors whose work is the subject of such draw request, (b) reasonable supporting detail in AIA G702 format, with copies of such back-up materials which Tenant receives from the Tenant’s Contractor, (c) a copy of the certificate of Tenant’s construction manager or Architect certifying to Tenant that Tenant’s Work has been completed to the extent represented by the draw request; and (d) evidence of payment made by Tenant to such third parties. The portions of the TI Allowance applied to Design Costs, Moving Expenses and Technology Expenses shall be funded in installments as costs are incurred by Tenant no more frequently than monthly upon submission to Landlord of invoices evidencing the incurrence of such costs. If the total costs of Tenant’s Work, Design Costs, Moving Expenses and Technology Expenses exceed the TI Allowance, the excess shall be at Tenant’s sole cost and expense, and shall be funded on a pro rata basis, monthly, as construction progresses with each advance by Landlord. Landlord’s pro rata share shall be equal to the percentage obtained by dividing the TI Allowance by the total costs of Tenant’s Work, Design Costs and estimated Moving Expenses and Technology Expenses, which estimate may change from time to time. Tenant’s pro rata share shall equal 100% minus Landlord’s pro rata share. If Landlord fails to timely fund installments of the TI Allowance, as set forth above, Tenant shall deliver a Conspicuous Notice to Landlord notifying Landlord of such failure. If Landlord fails to fund such installments of the TI Allowance within ten days of Landlord’s receipt of the Conspicuous Notice, then, without limiting any other remedy available to Tenant under this Lease on account of such default, in lieu of its receipt of such installments, Tenant may, at its election, offset the amount of such installments, plus interest at the prime rate on the unpaid balance of the TI Allowance, against its next accruing payment(s) of Basic Rental hereunder until the full amount of the TI Allowance, together with all interest thereon, has been recouped by Tenant.

21. Completion. Within 30 days after the date that Tenant fully occupies the Premises, Tenant shall cause Tenant’s Contractor to deliver to Landlord (i) a “Final Inspection Approval” or other evidence of satisfaction of the required governmental requirements from the applicable Dallas agency; (ii) full sets of operating and maintenance manuals for all the Initial Leasehold Improvements; (iii) a full set of accurate as built drawings including the AutoCad diskette of the as built plans and specifications for the Premises; (iv) HVAC test and balance reports; (v) “final” lien releases from the Tenant’s Contractor and all other contractors; (vi) written warranty to the extent provided pursuant to Paragraph 11 above; and (vii) a certificate of Tenant’s Architect to Tenant and Landlord that Tenant’s Work has been completed substantially in accordance with the Construction Drawings (as modified by Changes) and applicable Law.

22. Substantial Completion. “Substantial Completion” shall mean the day on which the Tenant’s Work has been completed in accordance with the Construction Drawings (as modified by Changes) so that Tenant may receive the beneficial use of the Premises (i.e. when Tenant may use the Premises for its intended purpose), subject to a punch list of non-material items that can be completed within 30 days, all as determined by Landlord in its reasonable judgment.

23. Tenant Delay. The term “Tenant Delay” as used in this Lease shall mean (i) any delay by Tenant in meeting any of the time periods set forth in this Exhibit B or in the Lease, (ii) any delay caused by submitting, reviewing, approving and implementing Changes, (iii) any delay caused by Tenant using materials, labor,

Exhibits-7

installation methods or an architectural design that Landlord has identified in writing to Tenant on or before the date the contract with the Tenant’s Contractor is entered into as having a reasonable probability of delaying the completion of Tenant’s Work due to limited supplies or suppliers, length of time to be fabricated or manufactured and delivered or installed, existing or impending labor problems or other foreseeable circumstances, (iv) any matter specifically identified in the Lease or this Exhibit B as a Tenant Delay and (v) any other delay caused by Tenant or Tenant’s agents, architects, contractors, engineers, or consultants; provided, however, that a delay or any of the other matters described above shall constitute a Tenant Delay only to the extent that the Landlord’s Work or the Delivery of the Premises will be, or actually are, delayed as a result thereof. A Tenant Delay shall not exist unless Landlord delivers written notice to Tenant within ten days after Landlord becomes aware of the act or omission creating such delay and identifying the nature of such delay.

24. Landlord Delay. The term “Landlord Delay” means delays caused by Landlord’s failure to act or respond in a timely manner as required by this Exhibit B. A Landlord Delay shall not exist unless Tenant delivers written notice to Landlord within ten days after Tenant becomes aware of the act or omission creating such delay and identifying the nature of such delay.

25. Commencement Date; Delay. Provided Tenant is not then occupying all or part of the Lower Floors for the purpose of conducting business therein, if Substantial Completion of the Lower Floors has not occurred by the date that is 150 days after the Delivery of the Lower Floors in Delivery Condition (as defined in Exhibit B-2 attached hereto), then the Lower Floor Rent Commencement Date will be delayed by the number of days completion of Tenant’s Work was delayed due to Landlord Delay; and provided further, however, the Lower Floor Rent Commencement Date shall be accelerated by the number of days of Tenant Delay. Provided Tenant is not then occupying all or part of the 14th Floor for the purpose of conducting business therein, if Substantial Completion of the 14th Floor has not occurred by the date that is 120 days after the Delivery of the 14th Floor in Delivery Condition (as defined in Exhibit B-2 attached hereto), then the 14th Floor Rent Commencement Date will be delayed by the number of days completion of Tenant’s Work was delayed due to Landlord Delay; and provided further, however, the 14th Floor Rent Commencement Date shall be accelerated by the number of days of Tenant Delay.

26. Access. Tenant shall have the right to move its equipment, furniture, cabling, and storage equipment into the Premises prior to the Delivery Date; provided (i) such early access and/or occupancy shall not interfere with Landlord’s Work or Tenant’s Work, and (ii) such early access and/or occupancy of the Premises shall be subject to all terms and conditions of this Lease, except the payment of Base Rental and Additional Rent. Any delays caused by Tenant’s early access to the Premises shall constitute Tenant Delays.

Exhibits-8

EXHIBIT B-1

to

Office Lease

LANDLORD’S WORK

The project shall consist of a 20 level office building (excluding floors 2, 4 and 13) of approximately 456,648 rentable square feet, and a structured parking garage adjacent to the building with seven above grade levels and one and one-half below grade levels. Landlord may reduce the office building by two typical floors such that the office building will contain approximately 400,219 rentable square feet, and reduce the structured parking garage by one above grade level. Applicable code compliance, compliance with the requirements of those governmental authorities having jurisdiction over the applicable matters, and compliance with the requirements which must be met for the Building to be LEEDs certified will be considered to be a minimum requirement.

SITE IMPROVEMENTS

1.	Landscaping - The landscaping should provide identity for the development, enhance the structure of the building and compliment the natural environment of the site. A strong simple landscape setting should be achieved consistent with the existing Victory development environment.

2.	Signage - All signage should be simple, informative and well designed. Other signage elements will include:

a.	Directional and information signage.

b.	Public safety and security signage.

c.	Street address signage.

d.	Tenant wayfinding.

3.	Exterior Lighting - Lighting will be required for all streets, parking areas, sidewalks and pedestrian areas of the project. Exterior illumination of the building and signage is required to provide an appropriate image from streets and freeways. Minimum lighting requirements and standards are:

a.	Parking garage - 6.0 to 8.0 footcandles average maintained with an average to minimum ratio 5 to 1.

b.	Building/Architectural Site Illumination - Accent lighting at entry and around the perimeter of the building will be provided.

c.	Building entries and pedestrian ways shall be lighted for appropriate image, safety, and security.

4.	Infrastructure - All infrastructure shall be completed including all approaches, utilities, etc. All utilities shall be provided to the site and located underground within public utility easements and shall be individually provided to the building including storm sewer, sanitary sewer, domestic water, fire service, electrical power, telecommunications, etc. Utility service shall comply with municipality and utility company requirements.

STRUCTURAL

1.	The building structure will be a poured in place concrete with post-tensioned joists and mild steel reinforced floors or precast concrete.

2.	The floors should be designed to accommodate a 80 lb. live load and 20 lb. partition load; plus approximately 900 square feet per floor will be designed to accommodate a 120 lb. live load and a 20 lb. partition load.

3.	The floor to floor height shall be such to accommodate a clear ceiling height of 10’-0” and up to 10’–6” depending on tenant lighting system used.

EXTERIOR SKIN

1.	The skin of the building will generally consist of a glass and aluminum window system and stone or precast concrete. The aluminum framing system will include some custom extrusions, which will allow for some articulation of the curtain wall.

Exhibits-9

2.	The aluminum system will be thermally improved.

3.	The vision glass will be dual pane insulated units with a low E coating.

4.	Spandrel units, where applicable, may be precast concrete, stone, or glass with an opacifier.

5.	The skin of the building may have a base course of natural stone, masonry or precast.

6.	The building envelope will incorporate thermally insulated external wall system components. The overall building envelope should meet the performance requirements of the current energy code.

7.	The exterior glass shall have a shading coefficient in the range of 0.20 and 0.44. The exterior glazing system shall be designed to have a maximum leakage rate of 0.06 CFM/sq. ft. at 0.3 inches of water of wall system area.

8.	Building standard window treatment shall be horizontal mini-blinds with manufacturer’s standard vertical lifting and horizontal tilting unit complete with head rail, bottom rail, slats and accessories. .

9.	The typical mullions will be spaced 5 ft. to center. The typical exterior columns will be spaced 30 ft. to center. Window sills will be 6 to 8 in. and window head will be 10 to 12 in.

ROOF

1.	The roof should be one that is an Energy Star listed product with a white surface to reduce heat buildup, and will achieve a 15-year warranty.

2.	The roof system components should provide a minimum R-value of R-19.

INTERIOR PUBLIC AREA /CORE SERVICES

1.	Main Building Lobby - Painted articulated gypsum board ceilings with granite floor and base, wood paneling or stone walls and a guard/reception desk fully staffed at all times. The main lobby will have a ceiling height of approximately 30 feet or taller. Secured after-hours entries will be provided from the parking and main lobby areas.

2.	Restrooms – Acoustical ceilings with access panels, ceramic tile floors, ceramic tile on the wet walls with paint or vinyl wall covering on all other walls is to be provided. Stone counter tops are to be provided, as well as recessed and semi-recessed toilet accessories and full width unframed mirrors. Full height enclosed dry-wall toilet stalls will be provided. Fixture counts should be based on the code required minimums. Restrooms are to be fully compliant with provisions of the ADA Lay-in tile ceilings with in-ceiling lighting and potentially sconces at the lavatories.

3.	Stairways - Stairways shall be designed to accommodate use as inter-floor connectors in addition to exiting. Stair width, tread rise and run, lighting and finishes shall promote tenant usage in a safe manner while meeting all applicable code requirements. Walls are to be painted and floors sealed.

4.	Janitor’s Closets - A janitor’s storage closet shall be provided at each typical floor.

5.	Loading Dock - An off-street, loading dock shall be provided with a minimum capacity of two trucks and a trash compactor. One of the dock spaces shall be provided with a dock leveler. Immediately adjacent pull-out areas shall be provided for heavy-use periods. The loading dock shall be convenient to the service elevator. Additional parking shall be provided for small city delivery vehicles adjacent to the loading dock. The loading dock will accommodate one 18 wheel truck.

6.	Perimeter walls shall be studs, insulation, gypsum board (taped, floated and sanded) and window sills.

7.	Electrical chilled drinking fountains shall be provided to meet occupancy needs as well as comply with all applicable codes and provisions of the ADA.

8.	The following design parameters shall be met for all base building interior public areas/core services.

a.	Building standard interior and corridor partitions are constructed (from floor to finish ceilings heights) of 5/8” gypsum board attached to each side of 3-5/8” 25-gauge metal studs located at 24” on center. Gypsum board is taped, floated and sanded on the tenant lease space side and painted or vinyl wall covering finish on the corridor side. A resilient 2-1/2” straight rubber base is applied to the partitions.

Exhibits-10

b.	Carpet shall be 26 oz. Backing shall be woven or unitary. Direct glue carpet to subfloor. Provide 10-year commercial wear warranty.

c.	Doors should be 9’-0” x 3’-0” x 1-3/4” thick solid core with a wood veneer surface installed in hollow metal frames with lever type hardware.

9.	Raised floor system will be one of the following models:

Tate Concore 1000/1250 (in higher density models)

Interface TecFlor 1250

Maxcess/Hitachi RWC 100/200 (in higher density areas)

ELEVATORS

The passenger elevators should have a handling capacity of no less than 12.0% XXXXXX and an interval or no more than 30 seconds. One separate 4,000 lb. capacity service elevator will be provided. Cab finishes will be consistent in quality to the building lobby finishes yet durable and vandalism-resistant.

MECHANICAL

1.	HVAC Design Criteria - The HVAC system shall incorporate an underfloor air distribution system (UFAD) and shall be designed based on the following criteria:

a.	Summer design outdoor condition: 98°F DB 74°F WB.

b.	Summer outside air handling unit design condition: 98°F DB 78°F WB.

c.	Winter design temperature: 17°F.

d.	Indoor design conditions:

(1)	Occupied office space: 75°F (summer), 72°F (winter)

(2)	Occupied office space humidity range:

Summer - 50% RH maximum
Winter - No humidification

(3)	Elevator machine rooms: 85°F maximum, 65°F minimum

e.	Lighting at typical office spaces: 1.5 watts per usable sq. ft (70% assigned to space loads).

f.	Diversified tenant equipment heat loads: 2.5 watts per usable sq. ft.

g.	Outside air: 20 CFM per person; population density for outside air ventilation: 7 people per 1,000 usable sq. ft. (ASHRAE 62-2004).

h.	Population: 144 GSF/person (for space cooling load calculations).

i.	The HVAC system shall be designed such that sound levels do not exceed the following:

(1)	General office areas - NC 40

(2)	Spaces adjacent to air handling unit equipment rooms or below roof mounted equipment - NC 42

j.	The HVAC system will be an underfloor distribution system with air flow controlled by swirl diffusers.

2.	Central plant electric drive chillers will be provided. The water chilling units will supply 40°F water utilizing a 16°F rise. Central plant chillers utilizing HCFC 134a and HCFC 123 will be considered. Each chiller will be equipped with a low emissions refrigerant management system. Life cycle cost analysis will be performed to determine the appropriate chiller efficiency. The chiller plant will be located in a main mechanical room located at a lower level in the building and condenser water risers will be brought from the main roof to the mechanical room.

3.	The air velocity in the vertical risers shall not exceed 2000 feet per minute or 0.15”w.g. pressure drop per 100 feet of duct. Ductwork construction shall be in accordance with SMACNA Standard (1995 2nd Edition). All ductwork shall be sealed to SMACNA Seal Class “A”. Ductwork shall be protected after fabrication and the interior of all ductwork shall be kept clean and free of dust, debris and foreign materials prior to first use and at substantial completion.

Exhibits-11

4.	Supply air to the occupied tenant spaces shall be filtered with replaceable media type filters in accordance with ASHRAE 62-2004 Standards with an average efficiency of 65% based on ASHRAE Test standard 52.1-92. Outside air shall be filtered with media type filters with an efficiency of approximately 65%.

5.	Outside ventilation air to each tenant floor will be flow monitored and adjustable through the building control and management system in accordance with ASHRAE 62-2004 Standards.

6.	All HVAC pumps shall be mounted on spring isolated inertia bases. Pumps shall be factory capacity tested and shall have dynamically balanced impellers, flexible drive couplings, mechanical seals and shall be free of flashing and cavitation at all flow rates.

7.	Cooling towers shall be all stainless steel or fiberglass construction with bolted or welded stainless steel basins, stainless steel frame, and stainless steel casing. Cooling towers shall be induced draft, cross-flow or counter flow design. Fans shall be gear drive selected for quiet operation. Each motor shall be premium efficiency inverter duty rated and equipped with a variable speed drive. Cooling towers shall be equipped with a factory installed basin sweeper piping systems and sand filter. Cooling towers shall be equipped with sold state liquid level controller. Cooling tower capacity shall be certified by the manufacturer to provide the scheduled capacity in the cooling tower enclosure shown on the architectural drawings. Cooling towers shall be selected based on 3.0 gpm per ton with a total capacity equal to the installed cooling capacity of the central plant water chilling units plus 10 tons per floor.

8.	Floor-by-floor variable volume, chilled water cooled, air handling units equipped with efficient variable speed fan drives shall serve the UFAD system and shall be designed to address indoor air quality issues as set forth in the ASHRAE 62-2001 Standards. The following will be provided:

a.	Double wall construction.

b.	Stainless steel cooling coil drain pans, which are internally sloped to drain, dry upon unit shutdown. Coils shall have a maximum of 8 rows and be selected at a maximum face velocity of 500 fpm.

c.	Air handling units will be fully accessible for cleaning and maintenance.

d.	Stainless steel cooling coil frames and supports.

e.	AHU’s capable of delivering 48°F supply air at peak cooling load conditions.

9.	Underfloor air terminal equipment will be series type fan powered terminal units (FPTU) equipped with ECM motors, variable fan speed control, and internal acoustical attenuation as required to maintain the stated NC levels or lower in the occupied space. There will be approximately one FPTU per bay. Fan powered terminal units serving perimeter zones will be equipped with electric heating coils on the discharge of the FPTU. Perimeter FPTU’s will be equipped with two (2) inlet air valves. (The cooling valve will be open to the underfloor air plenum. The heating valve will be ducted to above the ceiling to eliminate reheat of the cool underfloor and provide heat recovery from available ceiling plenum air while in the heating mode.)

10.	Perimeter floor mounted linear type bar grilles will be used for underfloor system perimeter heating and cooling.

11.	Interior zones underfloor air distribution will be via manually adjustable swirl diffusers. Minimum air supply volume to interior zones shall be 1.0 CFM per square foot. The cost of these air distribution devices shall be included within the Tenant Improvement allowance.

12.	Ceiling mounted return air grilles and perimeter return air slow will be installed as required to create an unrestricted ceiling plenum return air path.

13.	An 8” high zone directly above the ceiling measured from the finished ceiling will be provided for tenant flexibility. No MEP services will be permitted to run in this zone, only drop through it where necessary. This zone will provide total tenant flexibility for light fixture placement, tenant cable trays for data, telephone, and communications wiring, etc.

Exhibits-12

14.	All condenser and chilled water systems will be balanced to design flow rates and documented. All air distribution will be balanced and documented.

15.	Exhaust systems shall be installed including fans, sound attenuation (if required), ductwork risers and floor distribution, ceiling grilles, dampers, flow monitors, and controls for all base building toilet rooms, janitor rooms, building relief air, and other areas requiring exhaust.

16.	Provisions will be made in the condenser water system with valved connections on each level for tenant cooling equipment.

17.	A smoke management system including pressurized stairways will be provided and tested if required by code.

PLUMBING

1.	Building water service entrance will be complete for fire protection and domestic water.

2.	A complete building shell plumbing system will be provided, including all underground piping to public mains, consisting of sanitary waste piping, sanitary vent piping, domestic hot and cold water piping, and storm sewer piping installed to all facilities and in accordance with all applicable codes.

3.	Internal downspouts with overflow drains shall be provided for all roof areas and will discharge to the storm sewer system. All horizontal downspout lines in the ceiling space shall be insulated.

4.	All plumbing fixtures shall be vitreous china, commercial quality. Water closets and urinals shall be flush valve type, siphon jet, wall hung. Lavatories shall be integral bowl, furnished with the vanity tops. Lavatory trim shall meet ADA requirements.

5.	Electric drinking fountains shall be stainless steel, meeting ADA requirements.

6.	Domestic hot and cold water shall be provided to base building restroom facilities. All hot water piping will be insulated except for branch piping within the toilet room chases. Valved cold water stub-outs will be provided at each toilet room for tenant use.

7.	Hose bibs will be provided in major mechanical rooms, the loading dock, and under the counter in all restrooms.

8.	Local electric water heaters in closets and/or under counter types will be provided, sized to provide hot water for the toilet rooms.

9.	Two (2) wet stack locations with waste and vent and one (1) cold water tap location shall be provided at each typical floor for tenant plumbing connections.

10.	One accessible pressure relief valve every 7 to 8 floors with a maximum of 80 p.s.i.

FIRE PROTECTION

1.	A fully sprinkled shell building will be provided. Quick response semi-recessed type heads will be provided in all public spaces. Quick response semi-recessed type heads will be provided in all tenant spaces. Branch sprinkler piping shall be located near structural slab or deck. Design to be based on NFPA 13 and local code requirements. Sprinkler heads will be turned up in the ceiling plenum area in unfinished tenant spaces in accordance with the authority having jurisdiction. All required drops and/or relocation of heads to the ceiling will be part of the Tenant Improvement Allowance. Tenant may, at its option and cost, install recessed type heads with pop off dish and with a finish that is compatible with Tenant’s ceiling tile, in which case, Tenant shall receive a credit for the Building standard sprinkler heads not used by Tenant. In addition, Tenant may, at its option and cost, provided that when Tenant submits its Proposed Space Plan pursuant to Exhibit B, Tenant identifies the applicable locations affected, install a pre-action automatic sprinkler system and/or FM 200 systems inside computer, telephone switch, and UPS areas, in lieu of the Building standard sprinklers, in which case Tenant shall receive a credit for the Building standard sprinkler heads not used by Tenant.

2.	Standpipes, fire hose valves, and siamese connections will be provided as required by NFPA 14 and local code requirements.

3.	The electric driven fire pump(s) will be connected to normal utility power and the emergency generator via an automatic transfer switch(es).

Exhibits-13

4.	Water curtain shall be provided at glass in areas required to meet all local codes.

5.	Intentionally Omitted.

6.	A stair pressurization system shall be provided.

7.	A central emergency control station shall be provided. It shall include:

a.	Voice communications system panel.

b.	Fire detection and alarm annunciation panel capable of handling all tenant systems.

c.	Control to unlock all stairways doors and other electrically locked doors.

d.	Sprinkler valve and water flow enunciators.

e.	Emergency generator status indicators.

f.	Fan status and control panel.

g.	Fire pump status indicator.

h.	Fire department telephone system control panel.

i.	Elevator status annunciation and controls.

j.	Spare monitoring points for Tenant’s use.

ELECTRICAL

1.	The entire electrical distribution system shall comply with local codes and the National Electrical Code as well as any additional applicable code authorities.

2.	Electrical service will be supplied from transformer(s) provided by the local power company located within an indoor vault providing 480Y/277 volt, 3 phase, 60Hz power.

3.	The main switchboards will include 100% rated heavy duty circuit breakers with solid state trip functions and ground fault protection and/or 100% rated load-break fused disconnect switches with current limiting fuses and ground fault protection.

4.	Electrical service to the typical floors will be served from main 480Y/277 volt building plug-in bus risers. These bus risers will be sized to provide 8.0 watts per useable square foot of electrical connected load capacity for tenant use above and beyond the base building electrical requirements.

5.	480Y/277 volt panels at each floor will be provided and sized to serve the core lighting, air handling units, and all tenant area fan powered terminal units. These panels will be sized for an additional connected load of 6.0 watts per usable sq. ft. capacity for tenant use above and beyond base building electrical requirements leaving 2.0 watts per usable square foot capacity in the bus riser for future tenant electrical loads. On floor distribution from these panels shall be a part of the Tenant Improvement Allowance.

6.	Dry-type transformers (energy efficient harmonic mitigating type X rated) and panelboards with 200% neutrals will serve the 208Y/120 volt tenant lighting, receptacle and equipment loads. Transformers, panels, and distribution will be sized for 4.0 watts per usable sq. ft. capacity for tenant use (this capacity is part of the above described 6.0 watts per usable sq. ft. provided for tenant use at 480Y/277 volts). On floor distribution from the panels shall be a part of the Tenant Improvement Allowance.

7.	Tenant area lighting fixtures shall be part of the Tenant Improvement Allowance.

8.	All line voltage wiring will be in conduit or EMT. Where approved for use in the applicable occupancy and by the local authorities, type MC cable may be used for branch circuits where not subjected to damage. Aluminum conductors shall be allowed for sizes #1/0 AWG and above where terminated with crimp type compression connectors. Wiring for individual fire alarm indicating and initiating devices shall be plenum rated cable, if acceptable to local code authorities.

9.	A base building diesel powered emergency generator and standby power distribution system utilizing automatic transfer switches shall be provided to serve the following loads:

a.	Stair lighting.

b.	Aircraft warning lights.

c.	Fire Command Station.

d.	Service elevator as well as one passenger elevator in each bank.

e.	Fire alarm system.

f.	Fire pumps.

Exhibits-14

g.	Tenant exit way emergency lighting.

h.	Smoke management systems.

10.	Telephone - Space for telephone “punch-down” blocks (terminations) will be provided in a telephone closet at each typical floor level. A main telephone frame (MPOP) room will be located near the point of service to the building. A series of sleeves will be provided at each level for main vertical distribution. All individual tenant telephone switches and equipment will be located within the tenant spaces.

11.	Garage Lighting - The parking garage shall be lighted with metal halide fixtures to provide 6.0 to 8.0 footcandles average maintained with an average to minimum ratio of 5 to 1. Walkways and walk areas shall be lighted for appropriate image, safety, and security.

12.	Fire Alarm System - A complete base building code complying fully addressable fire alarm system, which complies with ADA requirements will be provided. The system shall include at least the following:

a.	Manual pull stations.

b.	Speaker horns and visual strobes (ADA approved).

c.	Water flow alarms and tamper switch monitoring coordinated with the fire protection system.

d.	Smoke detectors at elevator lobbies, which interface with the elevator control system.

e.	Smoke detectors at air handling units.

f.	Additional monitoring and indicating devices as required by local codes.

g.	Fireman’s telephone system utilizing two-way permanent phones and phone jacks.

13.	Security System - A card access and CCTV system will be provided at public entry points.

14.	A lightning protection system shall be provided for the Building.

BUILDING MANAGEMENT AND CONTROL SYSTEM

The building management and control system shall be full electronic based direct digital control micro-processor based system. The system shall be configured with two local area networks; a management level network and a field level network. The management level network shall be a TCP/IP Ethernet communication architecture using BACnet over IP protocols. The system server, two operator workstations and communication control panels shall reside on the management level network. The field level network shall be either BACnet over MS/TP or LonWorks protocols. The direct digital control panels shall reside on the field level network. All valve and dampers actuators shall be electronic. All field instrumentation shall be high accuracy devices. The building management and control system software shall include:

a.	Graphical based displays.

b.	Alarm annunciation and reporting.

c.	Web based access.

d.	Dynamic trending.

e.	Historical data recording and reporting.

f.	Time base scheduling.

g.	Optimal start/stop.

h.	Night setup/setback.

i.	Electrical energy monitoring and control.

j.	Thermal energy monitoring and control.

k.	Control of the following systems:

(1)	Chilled and condenser water plant.

(2)	Terminal unit systems.

(3)	Ventilation systems.

(4)	Lighting.

l.	The system shall have software communication interfaces to the following equipment via Modbus or BACnet protocol interfaces:

(1)	Water chilling units.

(2)	Air handling unit controllers.

(3)	Variable speed drives.

(4)	Main electrical switchgear.

(5)	Lighting relay panels.

(6)	Emergency and standby generators.

m.	Fire alarm system.

Exhibits-15

EXHIBIT B-2

to

Office Lease

DELIVERY CONDITION

The items listed herein describe the “Delivery Condition” of each floor of the Premises for commencement of Tenant’s Work. Each such floor shall be deemed to be in “Delivery Condition” if such floor meets the specifications and levels of completion as stated in Exhibit B-1, subject to non-material obstructions and punchlist items, and unless otherwise stipulated below.

Delivery Condition shall mean:

1. Structure complete on the floors being delivered.

2. Exterior glazing on the floors being delivered will be installed and weather tight, except for openings at the exterior hoist and crane supports and other necessary construction-related activities. These openings shall be appropriately enclosed to minimize exposure to the elements.

3. Concrete floors in broom-clean condition.

4. Roofing/waterproofing systems on adjacent roof areas installed. It is understood that roofing/waterproofing systems may be temporary upon commencement of the Tenant’s Work on the floors. The Premises will be watertight, except that openings for exterior hoist and crane supports and other necessary construction related activities shall be appropriately enclosed to minimize exposure to the elements.

5. Fireproofing complete (This does not apply to a concrete structure.)

6. Firesafing complete.

7. Core drywall complete.

8. Core door frames complete. Core doors and hardware will be stocked for later installation to avoid damage during Tenant’s Work.

9. Fire stairs shall be installed and functional.

10. Perimeter drywall complete.

11. Restrooms may not be complete upon the commencement of Tenant’s Work, but will be locked to prevent damage during Tenant’s Work.

12. Domestic/waste water stubouts complete.

13. Exhaust air chase connections complete but may not be functional

14. Landlord’s primary HVAC distribution complete. It is understood that the building chilled water, building controls system and other centrally operated equipment may not be installed or functional upon commencement of Tenant’s Work on the floors.

15. Electrical distribution installed and available for use. It is understood that the building permanent power will not be completely installed, or functional upon commencement of Tenant’s Work on the floors. Landlord shall provide temporary power (using a temporary or the permanent riser) sufficient for Tenant’s Contractor’s use at conveniently located tap locations on each floor.

Exhibits-16

16. Fire sprinkler riser piping rough-in will be complete and functional in a code compliant layout for a shell building. It is understood that the building fire sprinkler system may not be functional upon commencement of Tenant’s Work on the floors.

17. Fire alarm riser and devices required by the core and shell installed. It is understood that the building fire alarm system may not be functional upon commencement of Tenant’s Work on the floors.

18. Telecom riser sleeves and telephone closets installed.

19. Elevator doors, frames, sills and thresholds installed.

20. Elevator hall call button and hall lantern rough-in boxes installed.

21. Exterior hoist and/or interior passenger elevator cab and hoistway available for use by Tenant.

22. Loading dock/service area available for joint use by Tenant with the base building contractor.

Exhibits-17

EXHIBIT C

to

Office Lease

COMMENCEMENT AGREEMENT

This COMMENCEMENT AGREEMENT (this “Agreement”) is made and entered into as of                     , 20         (the “Effective Date”), by and between                         , a                         (“Landlord”), and                         , a                         (“Tenant”).

RECITALS:

A.	Landlord and Tenant entered into that certain Office Lease dated as of , 20 (the “Lease”) regarding Suite in the building(s) known as Block at Victory Park, having an address of , Dallas, Texas, all as more fully described in the Lease.

B.	Landlord and Tenant desire to evidence their agreements as follows.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms have the meanings assigned in the Lease.

2.	Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease, except as otherwise set forth in a written punch-list furnished by Tenant to Landlord. All Landlord’s Work and any other improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects, and Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, subject to completion of any incomplete construction work, as specified in a written punch-list furnished by Tenant to Landlord, Tenant acknowledges that the Premises are suitable for the Permitted Use. Tenant hereby accepts the Premises in their “AS-IS” condition, and Landlord shall have no obligation to perform any work therein. Tenant has reviewed, and hereby accepts, the condition and capacity of the Building’s existing electrical systems and HVAC. Tenant acknowledges that Landlord does not have any obligation, express or implied, to modify or increase the capacity of such systems. Exhibit B to the Lease is deleted in its entirety and is deemed replaced by the terms of this Section 2.

3.	Substantial Completion of the Premises; Commencement Date. Substantial Completion of the Premises occurred on . The Commencement Date of the Lease is . If the Commencement Date set forth in the Lease is different than the date set forth in the preceding sentence, then the Commencement Date as contained in the Lease is amended to be the Commencement Date set forth in the preceding sentence.

4.	Expiration Date. The Term is scheduled to expire on . If the scheduled expiration date of the Term as set forth in the Lease is different than the date set forth in the preceding sentence, then the scheduled expiration date as set forth in the Lease is hereby amended to the expiration date set forth in the preceding sentence.

5.	Net Rentable Area. The Premises contain square feet of Net Rentable Area. If the number of square feet of Net Rentable Area set forth in the Lease is different than the number set forth in the preceding sentence, then the numbers of square feet of Net Rentable Area set forth in the Lease is hereby amended to the number of square feet of Net Rentable Area set forth in the preceding sentence.

Exhibits-18

6.	[Basic Rental. The Basic Rental is amended as follows. {Provide new table.}]

7.	[Tenant’s Proportionate Share. Tenant’s Proportionate Share is amended as follows. {Provide new information.}]

8.	[TI Allowance. The TI Allowance is amended as follows. {Provide new information.}]

9.	Tenant’s Address. Tenant’s address for purposes of notices under the Lease follows.

_______________________

_______________________

_______________________

_______________________

With a copy to:

_______________________

_______________________

_______________________

_______________________

10.	Contact Numbers. Tenant’s telephone number in the Premises is . Tenant’s facsimile number in the Premises is . Tenant shall notify Landlord in writing of any changes to this information.

11.	Miscellaneous.

(a)	Full Force and Effect. Except as expressly amended hereby, all other items and terms of the Lease remain unchanged and continue to be in full force and effect.

(b)	Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, the Lease is and remains in good standing and in full force and effect, and Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

(c)	Conflicts. The terms of this Agreement will control over any conflicts between it and the terms of the Lease.

(d)	Counterparts. This Agreement may be executed in multiple counterparts, and each counterpart when fully executed and delivered will constitute an original instrument, and all such multiple counterparts will constitute but one and the same instrument.

(e)	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE(S) FOLLOWS.

Exhibits-19

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below to be effective as of the Effective Date.

TENANT:

,
a

By:	,
a	,
its

By:
Name:
Title:

Date signed:

LANDLORD:

BLOCK L LAND, L.P.,
a Texas limited partnership

By:	BLOCK L GP, LLC, a Texas limited liability company, its general partner

By:
Name:
Title:

Date Signed:

Exhibits-20

EXHIBIT D

to

Office Lease

RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the Parking Garage and the appurtenances thereto.

1.	Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2.	Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Repair cost of damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3.	No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building or the Property without the prior written consent of Landlord, except as otherwise stated in Section 8.(f) of this Lease. No nails, hooks or screws (other than those which are necessary to hang paintings, prints, pictures, or other similar items on the Premises’ interior walls) shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4.	Landlord shall provide and maintain a listing of all tenants and their principal operating divisions in the main lobby of the Building, and no other directory shall be permitted. Tenants will be identified on such directory board by the name of the tenant, such tenant’s suite number and, if requested by the tenant, by the name of such tenant’s chief executive officer or principal. The style and size of lettering on such directory shall be determined by Landlord

5.	Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof. If access cards are to be used in connection with the Building, Landlord will provide the initial cards at Landlord’s expense; however, any additional or replacement cards will be supplied by Landlord at the tenant’s expense.

6.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which requires use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7.	Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

8.	Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than seeing eye dogs) shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

Exhibits-21

9.	Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel without the prior written consent of Landlord.

10.	To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

11.	Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors (as reasonably determined by Landlord) in the Building or otherwise interfere in any way with other tenants or persons having business with them.

12.	No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies (e.g., photocopier toner) used in compliance with all Laws). No tenant shall cook in tenant’s leased premises.

13.	Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

14.	No vending or dispensing machines of any kind, other than those maintained by Tenant for the convenience of its employees, may be maintained in any leased premises without the prior written permission of Landlord.

15.	Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

16.	All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking garage. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors, customers and visitors who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.”

17.	No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

18.	Should tenant require telegraphic, telephonic, Muzak or other communication or entertainment service, Landlord will direct the electrician where and how wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct.

19.	Canvassing, soliciting, and peddling in the Building are prohibited.

20.	Tenant must dispose of crates, boxes, etc., that will not fit into office wastepaper baskets.

21.	Tenant will be responsible for any damage to carpeting and flooring as a result of rust or corrosion of file cabinets, pot holders, roller chairs, and metal objects.

22.	Tenant shall not use the name of the Building for any purpose, other than that of the business address of tenant, or use any picture or likeness of the Building, other than to show the physical location of Tenant, or use the Building name in any circulars, notices, advertisements, containers, or wrapping material, without Landlord’s express prior consent in writing, which consent will not be unreasonably withheld, conditioned or delayed.

23.	Tenant shall not permit, erect and/or place drapes, furniture, fixtures, shelving display cases or tables, lights and signs and advertising devices in front of or in the proximity of interior and exterior windows, glass panels, or glass doors providing a view into the interior of tenant’s leased premises unless same shall have first been approved in writing by Landlord.

Exhibits-22

24.	It is the express obligation of the tenant to inform in a timely manner each of its employees, agents, invitees or guests of the rules and regulations of the Building and to cause such parties to comply therewith.

25.	All holiday and other temporary or special installations or decorations that a tenant desires to install in the tenant’s leased premises must be first approved by Landlord and must be flame retardant.

26.	Tenants, employees or agents, or anyone else who desires to enter the Building after normal business hours, may be required to provide appropriate identification and sign in upon entry, and sign out upon leaving, giving the location during such person’s stay and such person’s time of arrival and departure, and shall otherwise comply with any reasonable access control procedures as Landlord may from time to time institute.

27.	Landlord has the right to evacuate the Building in event of emergency, catastrophe or drills.

28.	Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in the Building. The Building is designated as a “no smoking” area. Further, in no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke at the entrances to the Building.

Exhibits-23

EXHIBIT E

to

Office Lease

INSURANCE REQUIREMENTS

Tenant agrees to maintain in full force during the Term and to cause its contractors and subcontractors (collectively, the “Tenant’s Contractors”) to maintain during the term of the Tenant Work (as defined in Exhibit B to this Lease) and any construction, alterations or improvements, or longer as provided herein, insurance in compliance within the following requirements:

•	COVERAGE AND LIMITS

Tenant (or Tenant’s Contractors, as applicable) will purchase and maintain (with companies licensed to do business in the State of Texas and having rates of Best’s Insurance Guide A/VII, or better) insurance coverages and amounts as set forth below:

TYPE	AMOUNT	OTHER REQUIREMENTS
1. Workers’ Compensation and Employer’s Liability	Texas Statutory Limits $1,000,000 each accident $1,000,000 policy limit bodily injury by disease $1,000,000 each employee, bodily injury by disease	1. Waiver of subrogation in favor of Insured Parties. 2. No “alternative” forms of coverage will be permitted. 3. Insured Parties will be named as an “alternate employer”.

2. Commercial General Liability (Occurrence Basis)

$1,000,000 per occurrence

$2,000,000 general aggregate

$2,000,000 product-completed operations aggregate limit.

$1,000,000 personal and advertising injury limit

$50,000 fire legal liability

$5,000 medical expense limit

1. ISO form CG 0001 0196, or equivalent

2. Insured Parties will be named as “additional insureds” on ISO Form CG 2026 1185, or equivalent

3. Waiver of subrogation in favor of Insured Parties

4. Aggregate limit of insurance (per project/location) endorsement ISO CG 2504 and CG 2503 03 97, or equivalent.

5. Deletion of exclusions for liability assumed under contract (personal and advertising injury)

6. No modification that would make Tenant’s or Tenant’s Contractors’ policy excess over or contributory with Landlord’s liability insurance

7. Defense will be provided as an additional benefit and not included within the limit of liability

3. Business Automobile Liability (Occurrence Basis)	Combined single limit for bodily injury and property damage of $1,000,000 per occurrence or its equivalent.	1. ISO form CA 0001 1001 or equivalent 2. Insured Parties will be named as “additional insureds” 3. Waiver of subrogation in favor of Insured Parties 4. Includes owned, hired and non-owned vehicles

4. Umbrella Liability (Occurrence Basis)	$5,000,000

1. Written on a follow form basis above the coverage referenced above

2. Same inception and expiration dates as commercial general liability insurance

3. Aggregate limit of insurance per project/location endorsement

Exhibits-24

TYPE	AMOUNT	OTHER REQUIREMENTS
5. Builders Risk Property Insurance (To be maintained by Tenant’s Contractors)

1. Coverage on a completed value basis

2. Amount of coverage; initial price of Tenant’s Work, subject to subsequent modification of Tenant’s Work

3. Property covered:

•        Entire Tenant’s Work at the Premises

•        All structures under construction

•        All property on the Premises for installation, including materials and supplies

•        All property at other locations but intended for use at the Premises for installation, including materials and supplies

•        All property in transit to the Premises, including materials and supplies

•        All temporary structures at the Premises, including scaffolding, falsework and temporary buildings

1. ISO Special form, or equivalent

2. Required Endorsements:

Agreed Value Policy limit

Damage arising from collapse Policy limit

Debris removal additional limit $1,000,000

Ordinance or law Policy limit Pollutant clean up or removal $25,000

Preservation of property Policy limit

Replacement cost Policy limit

Testing Policy limit

3. No protective safeguard warranty permitted.

4. Name Insured Parties as Loss Payees.

6. Causes of Loss – Special Form (formerly known as “All Risk”) Property Insurance (To be maintained by Tenant)	100% replacement cost of all of Tenant’s Work and any subsequent leasehold improvements and Tenant’s fixtures, merchandise, equipment and other personal property located in, on or about the Premises.

1. ISO form CP 1030, or equivalent.

2. Name Insured Parties as Loss Payees.

3. Contain only standard printed exclusions.

4. Equipment floater to cover Tenant’s

equipment.

5. Waiver of subrogation in favor of Insured Parties.

•	OTHER REQUIREMENTS

Any aggregate limit that is reduced below 75% of the limit required by this Lease because of losses incurred must be reinstated by Tenant or Tenant’s Contractors. No deductible or self-insured retention in excess of $10,000 is allowed without the prior written approval of Landlord.

•	EVIDENCE OF INSURANCE REQUIRED

Tenant and Tenant’s Contractors shall not commence any Tenant’s Work or occupy the Premises until all of the insurance requirements contained in this Exhibit E have been provided and complied with, and until a Certificate of Insurance has been provided to Landlord. Further, evidence of the required insurance shall be delivered to Landlord at least five days prior to the expiration of current policies. The “ACORD Form 25 Certificates of Liability Insurance” for liability coverages, “ACORD Form 27 Evidence of Property Insurance” for property coverages or another substitute approved in advance by Landlord is the required form in all cases where reference is made herein to a “Certificate of Insurance”. The Certificate of Insurance must specify the additional insured status and waivers of subrogation, state the amounts of all deductibles and self-insured retentions, set forth notice requirements for cancellation, material change or non-renewal of insurance and be accompanied by copies of all required endorsements. The phrases “endeavor to” and “but failure to mail such notice will impose no obligation or liability of any kind upon Company, its agents or representative” must be deleted from the cancellation provision on the Certificate of Insurance. If requested in writing by Landlord, Tenant shall provide or cause Tenant’s Contractors to provide Landlord a certified copy of any or all insurance policies or endorsements required under this Exhibit E .

Exhibits-25

•	INSURANCE REQUIRED FOR LEASE TERM

Any and all insurance required by this Exhibit E to be provided by Tenant shall be maintained during the entire Term, including any extensions thereto. Any and all insurance required by this Exhibit E to be provided by Tenant’s Contractors shall be maintained during the entire term of Tenant’s Work, including any extensions thereto.

•	MANDATORY 30-DAY NOTICE OF CANCELLATION

Landlord shall, without exception, be given not less than 30-days notice prior to cancellation of insurance for other than non-payment of premium. Non-payment of premium shall require at least ten-days notice of cancellation. Confirmation of this mandatory notice of cancellation shall appear on the Certificate of Insurance and on any and all insurance policies required by this Exhibit E .

•	ADDITIONAL INSURED STATUS

Each insurance policy described in this Exhibit E requiring an additional insured endorsement shall be endorsed, using additional insured endorsement CG 2026 (or broader endorsement) to name as additional insureds Landlord, Landlord’s Architect, Landlord’s general contractor for the Building, the Victory Property Owners Association and each of their partners, officers, directors, members, owners, agents, employees and lenders (collectively, the “Insured Parties”).

•	PRIMARY COVERAGE

The coverage afforded the additional insureds shall be primary insurance. If any additional insureds have other insurance applicable to the loss, then such other insurance shall be on an excess or contingent basis and shall apply only to such additional insureds.

Exhibits-26

EXHIBIT F

to

Office Lease

RENTAL ABATEMENT PROVISIONS

In the event that the Commencement Date occurs prior to September 1, 2008, Basic Rental shall be conditionally abated during the period of time between the Commencement Date and September 1, 2008. Notwithstanding such abatement of Basic Rental, all other sums due under this Lease shall be payable as provided in this Lease. The abatement of Basic Rental provided for in this Exhibit F is conditioned upon there being no uncured Event of Default by Tenant under this Lease prior to September 1, 2008. Notwithstanding anything to the contrary contained in the Lease, if (i) Delivery of the Lower Floors (as defined in the Lease) has not occurred by February 1, 2008, then, regardless of the cause of any such delay, the abatement of Basic Rental provided for in this Exhibit F with respect to the Lower Floors only will be extended one day for each day of such delay beyond February 1, 2008 and (ii) Delivery of the 14th Floor (as defined in the Lease) has not occurred by March 31, 2008, then, regardless of the cause of any such delay, the abatement of Basic Rental provided for in this Exhibit F with respect to the 14th Floor only will be extended one day for each day of such delay beyond March 31, 2008. For purposes of example only, if Delivery of the Lower Floors occurred on February 5, 2008 and Delivery of the 14th Floor occurred on April 9, 2008, the abatement of Basic Rental, with respect to the Lower Floors only, would be extended to September 5, 2008, and the abatement of Basic Rental, with respect to the 14th Floor only, would be extended to September 10, 2008.

Exhibits-27

EXHIBIT G

to

Office Lease

SUBORDINATION, NONDISTURBANCE AND

ATTORNMENT AGREEMENT

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made this      day of                     , 200    , between WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent (including its successors and assigns, for itself and each of the financial institutions from time to time a party to the Loan Agreement, herein called “Lender”),                                         , a                     (“Tenant”) and                     , a                      limited partnership (“Landlord”).

W I T N E S S E T H  T H A T:

WHEREAS, Lender and Landlord entered into that certain Loan Agreement dated as of                      (the “Loan Agreement”) regarding the construction loan made by Lender to Landlord for the construction of certain buildings and improvements on the real property described in Exhibit A attached hereto and made a part hereof (the “Mortgaged Property”), and in connection therewith, Landlord executed that certain Deed of Trust and Security Agreement (With Assignment of Rents) (the “Security Instrument”), dated of even date with the Loan Agreement in favor of the Trustee named therein for the benefit of Lender, recorded in the Real Property Records of in Dallas County, Texas, covering the Mortgaged Property, which Security Instrument secures the payment of one or more promissory notes in the aggregate stated principal amount of $            , payable to the order of Lender;

WHEREAS, Tenant and Landlord have entered into a Lease Agreement dated             , by and between Landlord, as lessor, and Tenant, as lessee, covering certain property (the “Demised Premises”) consisting of a part of the Mortgaged Property (the “Lease”); and

WHEREAS, Tenant, Landlord and Lender desire to confirm their understanding with respect to the Lease and the Security Instrument;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Lender, Landlord and Tenant hereby agree and covenant as follows:

1. Subordination. The Lease now is, and shall at all times and for all purposes continue to be, subject and subordinate, in each and every respect, to the Security Instrument, with the provisions of the Security Instrument controlling in all respects over the provisions of the Lease, it being understood and agreed that the foregoing subordination shall apply to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Security Instrument, provided that any and all such increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations shall nevertheless be subject to the terms of this Agreement.

2. Non-Disturbance. So long as (i) Tenant is not in default (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the other terms, covenants or conditions of the Lease on Tenant’s part to be performed, (ii) the Lease is in full force and effect, and (iii) Tenant attorns to Lender or a purchaser of the Mortgaged Property as provided in Paragraph 3, then (a) Tenant’s possession, occupancy, use and quiet enjoyment of the Demised Premises under the Lease, or any extensions or renewals thereof or acquisition of additional space which may be effected in accordance with any option therefor in the Lease, shall not be terminated, disturbed, diminished or interfered with by Lender in the exercise of any of its rights under the Security Instrument, and (b) Lender will not join Tenant as a party defendant in any action or proceeding for the purpose of terminating Tenant’s interest and estate under the Lease because of any default under the Security Instrument.

Exhibits-28

3. Attornment. If Lender shall become the owner of the Mortgaged Property or the Mortgaged Property shall be sold or conveyed by reason of non-judicial or judicial foreclosure or other proceedings brought to enforce the Security Instrument or the Mortgaged Property shall be conveyed by deed in lieu of foreclosure (any of the foregoing are herein called a “Foreclosure Transfer”), the Lease shall continue in full force and effect as a direct Lease between Lender or other purchaser of the Mortgaged Property (the “Foreclosure Transferee”), who shall succeed to the rights and duties of Landlord, and Tenant. In such event, Tenant shall attorn to the Foreclosure Transferee upon any such occurrence and shall recognize the Foreclosure Transferee as the Landlord under the Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of the Foreclosure Transferee any instrument or certificate which, in the sole reasonable judgment of the requesting party, is necessary or appropriate, in connection with any such Foreclosure Transfer or otherwise, to evidence such attornment, which instrument or certificate shall be in form and content reasonably acceptable to Tenant. Tenant hereby waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant thereunder as a result of any such foreclosure or deed in lieu of foreclosure.

4. Obligations and Remedies. If Lender shall become the owner of the Mortgaged Property or the Mortgaged Property shall be sold by reason of a Foreclosure Transfer, the Foreclosure Transferee shall have the same remedies by entry, action or otherwise in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the other terms, covenants and conditions of the Lease on Tenant’s part to be performed that Landlord had or would have had if the Foreclosure Transferee had not succeeded to the interest of Landlord. Upon attornment by Tenant as provided herein, the Foreclosure Transferee shall be bound to Tenant under all the terms, covenants and conditions of the Lease and Tenant shall have the same remedies against the Foreclosure Transferee for the breach of an agreement contained in the Lease that Tenant might have had under the Lease against Landlord if the Foreclosure Transferee had not succeeded to the interest of Landlord; provided, however, the Foreclosure Transferee shall not be liable or bound to Tenant:

a. for any act or omission of any prior landlord (including Landlord) which constitutes a default or breach of the Lease; provided, however, nothing herein shall be deemed to be a waiver of Tenant’s rights or remedies in the event such act or omission is of a continuing nature, such as, for example, Landlord’s failure to fulfill a repair obligation, and such default is not cured by Foreclosure Transferee after Foreclosure Transferee acquires the Mortgaged Property (however, Foreclosure Transferee shall in no event be liable for any tort claims which Tenant may have against Landlord or any claims for liquidated damages which may be owing by Landlord under the Lease); or

b. for any offsets or defenses which the Tenant might be entitled to assert against Landlord arising prior to the date Foreclosure Transferee takes possession of Landlord’s interest in the Lease or becomes a mortgagee in possession, subject to Tenant’s continued right of offset for any default by Landlord which remains uncured provided notice of such default has been provided to Lender in accordance with the provisions of this Agreement; or

c. for or by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord); or

d. by any amendment or modification of the Lease made without Lender’s consent that (i) results in a reduction or rent or other sums due and payable pursuant to the Lease, (ii) reduces the term of the Lease, (iii) provides for payment of rent more than one month in advance, or (iv) materially increases Landlord’s obligations under the Lease; or

e. for any security deposit, rental deposit or similar deposit given by Tenant to a prior landlord (including Landlord) unless such deposit is actually paid over to Lender or such purchaser by the prior landlord; or

f. for any portion of the [Tenant Allowance] (as such term is defined in the Lease) previously disbursed to Landlord by Lender pursuant to the Loan Agreement; or

Exhibits-29

g. for the construction of any improvements required of Landlord under the Lease in the event Foreclosure Transferee acquires title to the Mortgaged Property prior to full completion and acceptance by Tenant of improvements required under the Lease; provided, however, such lack of liability on the part of Lender or such purchaser pursuant to this subparagraph shall not affect Tenant’s rights of self-help and offset or termination described in the Lease in the event of such failure to complete such improvements as long as Tenant has provided all applicable notices and cure periods as required under the Lease and this Agreement; or

h. for the payment of any leasing commissions or other expenses for which any prior landlord (including Landlord) incurred the obligation to pay.

The person or entity to whom Tenant attorns shall be liable to Tenant under the Lease only for matters arising during such person’s or entity’s period of ownership.

5. No Abridgment. Nothing herein contained is intended, nor shall it be construed, to abridge or adversely affect any right or remedy of Landlord under the Lease in the event of any default by Tenant (beyond any period given Tenant to cure such default) in the payment of rent or additional rent or in the performance of any of the other terms, covenants or conditions of the Lease on Tenant’s part to be performed.

6. Notices of Default to Lender. Tenant agrees to give Lender a copy of any default notice sent by Tenant under the Lease to Landlord.

7. Representations by Tenant. Tenant represents and warrants to Lender that Tenant has validly executed the Lease; the Lease is valid, binding and enforceable and is in full force and effect in accordance with its terms; the Lease has not been amended except as stated herein; no rent under the Lease has been paid more than thirty (30) days in advance of its due date; there are no defaults existing under the Lease; and Tenant, as of this date, has no charge, lien, counterclaim or claim of offset under the Lease, or otherwise, against the rents or other charges due or to become due under the Lease.

8. Rent Payment. If the Mortgaged Property shall be sold by reason of a Foreclosure Transfer, Tenant agrees to pay all rents directly to the Foreclosure Transferee in accordance with the Lease immediately upon notice of the Foreclosure Transferee succeeding to Landlord’s interest under the Lease. Tenant further agrees to pay all rents directly to Lender immediately upon notice that Lender is exercising its rights to such rents under the Security Instrument or any other loan documents evidencing the loan from Lender to Landlord (collectively, the “Loan Documents”) following a default by Landlord or other applicable party. Tenant shall be under no obligation to ascertain whether a default by Landlord has occurred under the Security Instrument or any other Loan Documents. Landlord waives any right, claim or demand it may now or hereafter have against Tenant by reason of such direct payment to Lender and agrees that such direct payment to Lender shall discharge all obligations of Tenant to make such payment to Landlord.

9. Notice of Security Instrument. To the extent that the Lease shall entitle Tenant to notice of any deed of trust or security agreement, this Agreement shall constitute such notice to the Tenant with respect to the Security Instrument and to any and all other deeds of trust and security agreements which may hereafter be subject to the terms of this Agreement.

Exhibits-30

10. Landlord Defaults. Tenant agrees with Lender that effective as of the date of this Agreement: (i) Tenant shall not take any steps to terminate the Lease for any default by Landlord or any succeeding owner of the Mortgaged Property until after giving Lender written notice of such default, stating the nature of the default and giving Lender thirty (30) days from receipt of such notice to effect cure of the same, or if cure cannot be effected within said thirty (30) days due to the nature of the default, Lender shall have a reasonable time to cure provided that it commences cure within said thirty (30) day period of time and diligently carries such cure to completion; and (ii) notice to Landlord under the Lease (oral or written) shall not constitute notice to Lender. For purposes of this paragraph actions taken by Lender to foreclose the Security Instrument or otherwise gain possession of the Mortgaged Property shall be considered actions undertaken to cure any default. Notwithstanding the foregoing, if Landlord defaults in the performance of any of its material obligations, covenants and warranties under the Lease which substantially interferes with the ability of Tenant to reasonably implement its permitted use under the Lease or results in a real and imminent danger to the health or safety of the person or property tenant or any agent, employee, or invitee of Tenant, then, in such event, Tenant shall be entitled to exercise its rights of self-help and offset within the time periods set forth in the Lease provided all required notices have been given as set forth in the Lease.

11. Liability of Lender. If Lender shall become the owner of the Mortgaged Property or the Mortgaged Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Security Instrument or the Mortgaged Property shall be conveyed by deed in lieu of foreclosure, Tenant agrees that, notwithstanding anything to the contrary contained in the Lease, after such foreclosure sale or conveyance by deed in lieu of foreclosure, Lender shall have no personal liability to Tenant under the Lease and Tenant shall look solely to the estate and property of Landlord in the Mortgaged Property, to the net proceeds of sale thereof or the rentals received therefrom, for the satisfaction of Tenant’s remedies for the collection of a judgment or other judicial process requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants, and conditions of the Lease to be observed or performed by Landlord and any other obligation of Landlord created by or under the Lease, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies. Further, in the event of any transfer by Lender of Landlord’s interest in the Lease, Lender (and in the case of any subsequent transfers or conveyances, the then assignor), including each of its partners, officers, beneficiaries, co-tenants, shareholders or principals (as the case may be) shall be automatically freed and released, from and after the date of such transfer or conveyance, of all liability for the performance of any covenants and agreements which accrue subsequent to the date of such transfer of Landlord’s interest.

12. Notice. Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, or (b) expedited delivery service with proof of delivery, or (c) United States mail, postage prepaid, registered or certified mail, addressed as follows:

To Lender:	Wachovia Bank, National Association
5080 Spectrum Drive, Suite 400 E
Addison, Texas 75001
Attention: Commercial Real Estate, Richard Gross
Phone: (972) 419-3637

To Tenant:

Attention:
Phone:

or to such other address or to the attention of such other person as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein.

13. Modification. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest.

Exhibits-31

14. Successor Lender. The term “Lender” as used throughout this Agreement includes any successor or assign of Lender, any affiliate of Lender acquiring the Mortgaged Property at foreclosure or by deed-in-lieu of foreclosure, and any holder(s) of any interest in the indebtedness secured by the Security Instrument.

15. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns, and any purchaser or purchasers at foreclosure of the Mortgaged Property, and their respective successors and assigns.

16. Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs hereof.

17. Gender and Number. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural and words in the plural number shall be held and construed to include the singular, unless the context otherwise requires.

18. Applicable Law. This Agreement and the rights and duties of the parties hereunder shall be governed by all purposes by the law of the state where the Mortgaged Property is located and the law of the United States applicable to transactions within such state.

19. Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute but one and the same instrument, with the same effect as if all parties to this Agreement had signed the same signature page.

Exhibits-32

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement to be duly executed as of the day and year first above written.

LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for itself and each of the other Lenders under the Loan Agreement

By:
Name:
Title:

TENANT:

By:
Name:
Title:

LANDLORD:

BLOCK L LAND, L.P.,
a Texas limited partnership

By:	BLOCK L GP, LLC,
a Texas limited liability company,
its general partner

By:
Name:
Title:

Exhibits-33

THE STATE OF TEXAS                           )

                                                                     )

COUNTY OF DALLAS                            )

This instrument was acknowledged before me on                     , 200    , by                     ,                      of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, on behalf of said banking association.

Notary Public, State of Texas

(printed name)

My Commission Expires:

                                         .

THE STATE OF                                         )

                                                                     )

COUNTY OF                                 )

This instrument was acknowledged before me on                     , 200    , by                     ,                      of                     , a                     , on behalf of said                     .

Notary Public, State of

(printed name)

My Commission Expires:

                                             .

Exhibits-34

THE STATE OF TEXAS                               )

                                                                         )

COUNTY OF DALLAS                                )

This instrument was acknowledged before me on                     , 200    , by                     ,                      of Block L GP, LLC, a Texas limited liability company, general partner of Block L Land, L.P., a Texas limited partnership, general partner of                     , a                      limited partnership, on behalf of each said entity.

Notary Public, State of Texas

(printed name)

My Commission Expires:

                                             .

Exhibits-35

EXHIBIT H

to

Office Lease

TENANT ESTOPPEL CERTIFICATE

TO:

RE:

The undersigned (the “Tenant”), as tenant under that certain lease (the “Lease”) dated                     , 20    , made with                         , a                          (together with its successors and/or assigns, the “Landlord”), covering approximately                      square feet of space at the Landlord’s property having an address at                     , Dallas, Texas, and commonly known as Suite             , Block              in Victory Park (the “Premises”), hereby certifies as follows:

1.	The Tenant has entered into occupancy of the Premises described in the Lease and the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as follows: . The Lease, as amended as indicated in the preceding sentence, represents the entire agreement between the parties as to said leasing.

2.	The commencement date of the term of the Lease is and the expiration date of the term of the Lease is . The Tenant has no rights to renew or extend the term of the Lease except as follows: .

3.	All conditions of the Lease to be performed by the Landlord and necessary to the enforceability of the Lease as of the date hereof have been satisfied. As of the date hereof, there are no defaults by either the Tenant or, to the Tenant’s actual knowledge the Landlord thereunder, and, to the Tenant’s knowledge, no event has occurred or situation exists that would, with the notice and/or passage of time, constitute a default under the Lease. All improvements or work required under the Lease to be made by the Landlord to date, if any, have been completed to the satisfaction of the Tenant. Charges for all labor and materials used or furnished in connection with improvements and/or alterations made for the account of the Tenant at the Premises and common areas have been paid in full. On this date there are no existing defenses, offsets, claims or credits that the Tenant has against the enforcement of the Lease by the Landlord.

4.	Monthly rent in the amount of $ is payable on the day of each month during the Lease term, all rent due for the current month has been paid, and no rents have been prepaid more than two (2) months in advance. The Tenant has paid to the Landlord a security deposit in the amount of $ .

5.	The Tenant has no option or preferential right to purchase all or any part of the Premises, or the land of which the Premises are a part. The Tenant has no rights or interest with respect to the Premises other than as a tenant under the Lease. The Tenant has not assigned or sublet its interest in the Premises.

6.	That as of the date hereof, there are no actions, whether voluntary or otherwise, pending against the Tenant under the bankruptcy or insolvency laws of the United States or any state thereof.

7.	The Tenant understands that (the “[Lender] <OR> [Prospective Purchaser]”) intends to in reliance upon, among other things, this certificate, and that the ’s successors and/or assigns may rely on this certificate.

EXECUTED this      day of                     , 20    .

TENANT:

Exhibits-36

EXHIBIT I

to

Office Lease

PARKING

Subject to the terms of this Exhibit I, Landlord hereby agrees to make available to Tenant, and Tenant shall pay for and take, from and after the Commencement Date throughout the Term of the Lease, the Required Spaces and, if Tenant so elects at any time during the Term, the Optional Spaces (either, the “Parking Spaces”) described in Section 1 (Definitions and Basic Terms) by purchasing parking permits during the Term entitling Tenant to park in the structured parking garage adjacent to the Building (“Parking Garage”). Tenant’s use of the unreserved Parking Spaces shall be on a non-exclusive, first-come first-serve basis. Subject to the terms of this Exhibit I, (i) Tenant may access the reserved Parking Spaces in the Parking Garage 24 hours per day, seven days per week and (ii) Tenant may access the unreserved Parking Spaces from 6:00 a.m. to 6:00 p.m. on business days. However, in the event an employee or guest of Tenant is occupying the Parking Space, Landlord agrees not to attempt to remove such employee or guest from the Parking Garage and to permit any employee with an access card to exit the Parking Garage after 6:00 p.m. at no additional cost. Notwithstanding anything to the contrary contained in the Lease or this Exhibit I, Landlord will permit employees and guests of Tenant to access Tenant’s unreserved Parking Spaces (not to exceed the number of unreserved Parking Spaces then leased by Tenant) after 6:00 p.m. at least two times per year on dates designated in writing by Tenant to Landlord.

Parking permits will be provided to Tenant during the initial Term at the following monthly rates per permit (plus all applicable taxes) for each of the Required Spaces and any Optional Spaces that Tenant elects to use under this Lease. Tenant shall pay the parking permit charges to Landlord at the same time and in the same manner as Tenant pays the Basic Rental. Landlord has established below the rates for parking permits on or about the Commencement Date will be as follows.

Parking Category	Monthly Fees
Parking Garage – reserved Parking Spaces	$160.00 per space
Parking Garage – unreserved Parking Spaces	$80.00 per space

*	Parking fees will increase 2% annually.

Notwithstanding anything to the contrary contained in the Lease, Tenant’s guests and customers will be entitled to free parking for the first hour of each visit to the Parking Garage, all at no cost or expense to Tenant. Landlord agrees to provide Tenant or its guests and customers such validation as may be necessary to assure such free-parking privileges.

In addition to the parking permits, Landlord may require Tenant to use access cards for the Parking Garage and may require Tenant to pay Landlord a security deposit of $5.00 for each access card. Tenant shall forfeit its access card deposit if any card is lost, stolen or damaged or not otherwise not returned to Landlord on request. Tenant shall deliver a new deposit before any replacement card is issued. Landlord shall return any un-forfeited deposits upon the expiration or termination of this Lease and Landlord’s receipt of the access cards in good condition. Except as provided herein, Landlord covenants to provide the Parking Spaces to Tenant during the Term on the terms set forth in this Exhibit I. If Landlord is temporarily unable to provide any of the Parking Spaces (due to casualty, condemnation, repairs, or other causes beyond Landlord’s control) and such inability continues for more than five consecutive business days, Tenant’s sole and exclusive remedy shall be to abate its obligation to pay for the respective parking permits and access cards for so long as Tenant does not have the use of those Parking Spaces; provided, however, that in the event of such unavailability, Landlord shall use reasonable efforts to (a) promptly eliminate such unavailability, and (b) obtain alternative parking spaces within 1,500 feet of the Building, provided that if alternative parking spaces are obtained, Tenant shall pay to Landlord the lesser of (i) the Parking Rental payable for Tenant’s Parking Spaces under the Lease, or (ii) prevailing rental rate for the use of such alternative parking spaces (and Parking Rental shall continue to abate as to such unavailable Parking Spaces as described above), and Landlord shall pay the direct costs to the provider of such alternative spaces. Such abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord as a result of Landlord’s failure or inability to provide Tenant with such Parking Spaces, permits and cards.

Exhibits-37

Landlord may oversell the unreserved parking spaces in the Parking Garage in a manner customary to the operation of garages associated with Comparable Buildings, provided Landlord shall not oversell rights to park in the unreserved parking spaces by more than 15% of the total number of parking spaces available in the Parking Garage. Landlord agrees not to oversell the reserved parking spaces.

Landlord may elect to establish parking zones in the Parking Areas, and if Landlord so elects, the parking permits and access cards may be issued to specifically identified vehicles. If Landlord implements a system whereby only specifically-identified vehicles are granted parking permits or access cards, other vehicles shall not be permitted to use the Parking Areas or established parking zones without Landlord’s prior written consent. Landlord reserves the right upon written notice posted in the Parking Areas to change the parking system for the Parking Areas to provide special requirements for weekend, Holiday or after-hours usage and to temporarily close the Parking Areas, or portions thereof, to make any repairs or alterations that Landlord may deem appropriate.

Tenant’s right to use the Parking Spaces, permits and access cards shall be subject to compliance with the reasonable rules and regulations promulgated from time-to-time by Landlord or any manager of the Parking Areas. Landlord may refuse to permit any person who violates any of the rules and regulations to park in the Parking Garage and, at its sole cost, risk and expense, may tow or have a valet move any vehicle that violates the terms of this Exhibit I. Landlord shall have no liability whatsoever for any property damage, loss or theft or personal injury that might occur as a result of or in connection with the use of the Parking Areas by Tenant or any Tenant Party. Tenant shall have the right to assign its parking rights under this Exhibit I, in whole or in part, to any Permitted Transferee. Tenant shall cause any such Permitted Transferee to agree to comply with the rules and regulations for the Parking Garage.

Exhibits-38

EXHIBIT J

to

Office Lease

EXTENSIONS OF TERM

Tenant, at Tenant’s option, shall have two successive rights to renew (each, a “Renewal Option“) the Term of this Lease, each Renewal Option for a period of five years (each, a “Renewal Term“), by delivering written notice of the exercise thereof to Landlord not later than 12 months, but no more than 15 months, before the expiration of the Term or extended Term, as applicable, subject, however, to the provisions contained in Exhibit K attached to this Lease. Failure of Tenant to exercise the applicable Renewal Option within the time period set forth above shall be deemed to be Tenant’s irrevocable waiver of its right to renew the Lease, the applicable Renewal Option and any future Renewal Options shall be deemed irrevocably waived, this Lease shall expire by its terms on the last day of the then applicable Term, and neither party shall have any further obligations or liability under this Lease except for those obligations that expressly survive the expiration or earlier termination of this Lease. Within 15 days after the Market Rate for the applicable Renewal Term has been established, whether by agreement, arbitration, waiver, or otherwise, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

1. The Basic Rental payable for each month during a Renewal Term shall be equal to 95% of the Market Rate (as defined below); provided, however the portion of Basic Rental attributable to Operating Expenses and Taxes shall be at 100% of the Market Rate;

2. After the end of the second Renewal Term (if any), Tenant shall have no further renewal options unless expressly granted by Landlord in writing; and

3. Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements; and

4. The Base Year shall be the calendar year during which the applicable Renewal Term commences.

Tenant’s right to renew this Lease as provided in this Exhibit J can be exercised only if (a) at the time of Tenant’s exercise of the applicable Renewal Option, no Event of Default then exists under this Lease and Tenant is occupying the entire Premises (unless the Net Rentable Area of the Premises has been reduced by reason of the exercise of Landlord’s right to reduce the Premises pursuant to the provisions of Section 20 of this Lease, in which event Tenant must be occupying and leasing the balance of the Premises as so reduced), and (b) at the commencement of the Renewal Term, no Event of Default exists and Tenant is occupying the entire Premises (unless the Net Rentable Area of the Premises has been reduced by reason of the exercise of Landlord’s right to reduce the Premises pursuant to the provisions of Section 20 of this Lease, in which event Tenant must be occupying and leasing the balance of the Premises as so reduced). Occupancy by a sublessee or assignee (other than a Permitted Transferee of Tenant’s entire interest in this Lease) shall not constitute occupancy by Tenant. If at either time any of such conditions are not satisfied and is not waived by Landlord, then Landlord, in its sole discretion, may elect by the delivery of written notice to Tenant, to cause the applicable Renewal Option to be terminated and of no further force and effect, any purported exercise thereof shall be null and void, in which case this Lease shall terminate upon the expiration of the then applicable Term.

Within 30 days after Tenant timely exercises a Renewal Option, Landlord shall notify Tenant in writing of Landlord’s determination of the Market Rate payable during the applicable Renewal Term (“Landlord’s Determination“). Within ten days after Tenant receives Landlord’s Determination, Tenant shall, by written notice to Landlord, either (i) accept Landlord’s Determination and elect to renew the Term of this Lease, (ii) waive Tenant’s right to renew the Term of this Lease, or (iii) elect to renew the Term of this Lease and, if Tenant disagrees with Landlord’s Determination, notify Landlord of Tenant’s determination of the Market Rate payable during the applicable Renewal Term (“Tenant’s Determination“). Tenant’s failure to respond within such ten day period shall constitute Tenant’s irrevocable election to exercise such Renewal Option and agreement that the Market Rate is equal to Landlord’s Determination. If Tenant has delivered Tenant’s Determination to Landlord, then Landlord and Tenant shall negotiate the Market Rate for the applicable Renewal Term for 20 days after Tenant delivers Tenant’s Determination of Market Rate to Landlord. If Landlord and Tenant are unable to agree on the Market Rate within such 20 day negotiation period, Tenant shall elect within ten days following the expiration of such 20 day

Exhibits-39

negotiation period, by written notice to Landlord, either to (a) submit the determination of Market Rate with respect to the applicable Renewal Term to binding arbitration as described below, or (b) accept Landlord’s Determination. Tenant’s failure to elect either clause (a) or clause (b) shall be deemed an election by Tenant of clause (b).

“Market Rate“ shall be that rate charged to tenants for space in Comparable Buildings, further taking into consideration the following: (i) the location, quality and age of the building; (ii) the use, location, size and floor level(s) of the space in question; (iii) the definition of “rentable square feet”; (iv) the extent of leasehold improvements; (v) abatements (including with respect to base rental, operating expenses and real estate taxes, and parking charges), or inducements being provided to Tenant; (vi) lease takeovers/assumptions; (vii) relocation/moving allowances; (viii) space planning/interior architecture and engineering allowances; (ix) refurbishment and repainting allowances, including the refurbishment allowance described above; (x) club memberships; (xi) other concessions or inducements; (xii) extent of services provided or to be provided; (xiii) base year or dollar amount for escalation purposes (both operating expenses and ad valorem/real estate taxes); (xiv) any other adjustments (including by way of indexes) to base rental; (xv) credit standing and financial stature of the tenant; (xvi) term or length of lease; (xvii) the time the particular rental rate under consideration was agreed upon and became or is to become effective; and (xviii) and any other relevant term or condition in making such Market Rate determination.

Within ten days after Tenant has elected to submit the determination of Market Rate to arbitration, each of Landlord and Tenant shall select an arbitrator and shall give notice to the other party of the identity of its arbitrator. Within ten days after their selection, the two arbitrators shall select a third arbitrator. Each arbitrator shall be a commercial real estate broker with not less than ten years experience in connection with major tenant office leases in commercial properties in Dallas, Texas. If the two arbitrators cannot agree upon a third arbitrator within such ten day period, then either arbitrator shall immediately (but in all cases within 24 hours) give notice to the director of the Dallas, Texas regional office of the American Arbitration Association (or any successor organization, or if no successor organization exists, then to an organization composed of persons of similar professional qualifications), requesting such organization to select, as soon as possible, but in any event within the next ten days, the third arbitrator. In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his/her stead, which appointment shall be made in the same manner as hereinbefore provided. At the request of either party, the arbitrators shall authorize the service of subpoenas for the production of documents or attendance of witnesses.

To the extent the provisions of this Exhibit J vary from or are inconsistent with the Commercial Arbitration Rules of the American Arbitration Association, the provisions of this Exhibit J shall govern. All arbitrations shall occur at a location in Dallas, Texas, chosen by the arbitrators and shall, except as expressly provided to the contrary in this Exhibit J, be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (or the successor organization, or if no such organization exists, then from persons of similar professional qualifications) and, to the extent not inconsistent with the foregoing, the laws of the State of Texas.

Within 20 days after their appointment, the arbitrators so chosen shall hold a hearing at which each party may submit evidence, be heard and cross-examine witnesses, with each party having at least ten days advance notice of the hearing. The hearing shall be conducted such that each of Landlord and Tenant shall have reasonably adequate time to present oral evidence or argument, but either party may present whatever written evidence it deems appropriate prior to the hearing (with copies of any such written evidence being sent to the other party). The arbitrators may select only Landlord’s Determination or Tenant’s Determination as their final determination of Market Rate. No other determination of Market Rate may be determined by the arbitrators.

The decision of the arbitrators so chosen shall be given within ten days after the conclusion of such hearing, and shall be accompanied by conclusions of law and findings of fact. The decision in which any two arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties and shall be the basis for a judgment entered in any court of competent jurisdiction. The fees and expenses of the arbitration proceeding and the fees of the arbitrators appointed under this Exhibit J shall be paid by the non-prevailing party. Landlord and Tenant may at any time by mutual written agreement discontinue arbitration proceedings and themselves agree upon any such matter submitted to arbitration.

Tenant’s rights under this Exhibit J shall terminate if this Lease or Tenant’s right to possession of the Premises is terminated, Tenant assigns any of its interest in this Lease or sublets any portion of the Premises or Tenant fails to timely exercise its options under this Exhibit J, time being of the essence with respect to Tenant’s exercise thereof. Notwithstanding the foregoing, Tenant may assign its rights under this Exhibit J to a Permitted Transferee of Tenant’s entire interest in this Lease.

Exhibits-40

EXHIBIT K

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Office Lease

PREFERENTIAL RIGHT

Following the Lease Date, and subject to the provisions of this Exhibit K, Tenant shall have a continuing and recurring preferential right (“Preferential Right“) to lease the following space (“Preferential Right Space”): (a) the balance of the fifth floor, (b) all of floor 15 of the Building and (c) all of floor 12, subject to the preferential rights of the HB Tenant with respect to floor 12. The Preferential Right Space may from time to time be or become available for direct lease on the following terms and conditions:

(a) If Landlord intends to offer only a portion of a floor of the Preferential Right Space to Tenant under this Exhibit K, Tenant’s Preferential Right with respect to such offer shall be for only such portion of such floor that is the subject of such offer (whether all or a portion of the Preferential Right Space, the “Offer Space”). Notwithstanding anything in this Exhibit K to the contrary, if prior to Landlord’s delivery to Tenant of the Offer Notice, Landlord has received an offer to lease all or part of the Offer Space from a third party (a “Third Party Offer”) and such Third Party Offer includes space in excess of the Offer Space, then Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer.

(b) The Basic Rental for all Preferential Right Space shall be the prevailing rental rate in the Building for space of equivalent quality, size, utility and location, with the length of the then-remaining Term and the credit standing of Tenant to be taken into account.

(c) The term of this Lease with respect to such Preferential Right Space shall be coterminous with the Term of this Lease, including any renewal rights.

(d) Subject to the rights of the HB Tenant and to renewal and expansion rights (as distinguished from rights of first offer or rights of first refusal) of then-existing tenants of the Building, if Landlord intends to offer for lease to another party space that is Preferential Right Space, Landlord shall deliver to Tenant a notice (“Offer Notice”) describing the material provisions of such offer and Landlord’s determination of the prevailing rental rate in the Building for such space. Tenant, within ten business days after receipt of the Offer Notice, shall irrevocably elect, by written notice to Landlord, to either (i) exercise the Preferential Right with respect to the Offer Space, or (ii) waive its right as to such Offer Space (subject to this Exhibit K). Failure by Tenant to deliver any required notice to Landlord within the time frames set forth in this Section (d) shall be deemed to be Tenant’s waiver of its Preferential Right to such Offer Space pursuant to this Section (d). Tenant acknowledges that as of the Effective Date, Landlord is in discussions with a Tenant that will have expansion rights on floor 15. For purposes of this Section (d), Tenant acknowledges that Landlord is currently in discussions with Ernst & Young US, LLP (“E&Y”) and that E&Y will be considered an existing tenant of the Building.

(e) If Tenant does not elect to lease any such Offer Space within the time frames set forth in Section (d) of this Exhibit K, Landlord shall have the right to lease all or any portion of the Offer Space to another tenant or tenants on terms that are no more favorable to such tenant(s) than those set forth in the Offer Notice. If a lease to another tenant(s) is not consummated within six months following the expiration of the time frames set forth in Section (d) of this Exhibit K, then prior to leasing the same, Landlord must first comply with the provisions of this Exhibit K.

(f) If Landlord enters into a lease with such third-party, the renewal, expansion and preferential rights in such lease shall have priority over the Preferential Right.

(g) With respect to Preferential Right Space leased pursuant hereto, Basic Rental and Additional Rental shall commence with respect to such Preferential Right Space 90 days after the date when (i) Landlord tenders possession of such space in its entirety to Tenant in Delivery Condition (as defined in Exhibit B-1) (if such space was not previously occupied) or, in “as is” condition (if such space was previously occupied) or (ii) Tenant takes occupancy of all or a significant portion of such space for the purpose of operating its business, whichever shall first occur. In no event will Landlord be obligated to make or pay for any other improvements nor shall Landlord be obligated to pay any allowances to Tenant.

(i) Notwithstanding anything in this Lease to the contrary, the Preferential Right shall expire on the date that is (i) one year prior to the expiration of Initial Term provided Tenant has not timely exercised its first Renewal Option (ii) one year prior to the expiration of the first Renewal Term provided Tenant has not timely exercised its second Renewal Option and (iii) two years prior to expiration of the second Renewal Term (if applicable).

Exhibits-41

(j) Tenant may exercise a Preferential Right only if (a) at the time of such exercise no Event of Default exists, (b) at the time of Landlord’s delivery of the Preferential Right Space to Tenant, no Event of Default exists, and (c) at both the time of such exercise and at the time of Landlord’s delivery of the Preferential Right Space to Tenant, Tenant is leasing and occupying the entire Premises (exclusive of such Preferential Right Space) (unless the Net Rentable Area of the Premises has been reduced by reason of the exercise of Landlord’s right to reduce the Premises pursuant to the provisions of Section 20 of this Lease, in which event Tenant must be occupying and leasing the balance of the Premises as so reduced). If such conditions are not satisfied or waived by Landlord, any purported exercise of any Preferential Right shall be null and void. If Tenant elects to exercise a Preferential Right, the applicable Preferential Right Space shall become part of the Premises and shall be subject to all the terms, covenants, and conditions of the Lease, except as explicitly set forth in this Exhibit K. Upon request of Landlord at any time after the lease of any Preferential Right Space, Tenant shall execute and deliver to Landlord an amendment to the Lease (in a form provided by Landlord and mutually agreed to by Tenant) specifying (a) the commencement of the term in respect of such Preferential Right Space, (b) the Basic Rental payable in respect of the Preferential Right Space, (c) the square feet of Net Rentable Area of such Preferential Right Space, (d) the revised Tenant’s Proportionate Share and (e) the number of additional Parking Spaces with respect to such Preferential Right Space that Landlord will make available to Tenant, and Tenant shall pay for and take, which shall cacluated based on the number of Parking Spaces per square foot of Net Rentable Area in the Office Space that Tenant is then leasing from Landlord.

Exhibits-42

EXHIBIT L

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INTENTIONALLY DELETED

Exhibits-43

EXHIBIT M

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Office Lease

TENANT’S SIGN CRITERIA

[ATTACHED]

Exhibits-44

EXHIBIT N

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Office Lease

JANITORIAL SPECIFICATIONS

I.	OFFICE AREAS

A.	Services performed nightly (5 nights per week):

•	Empty and clean all waste receptacles and remove waste paper and rubbish to the designated area.

•	Hand dust or wipe clean with damp or treated cloth all horizontal surfaces, desks, chairs, files, telephones, picture frames, etc. Do not rearrange materials on desks.

•	Clean and sanitize drinking fountains, follow with stainless steel cleaner as needed taking care not to leave any oily residue.

•	Spot clean all windows and partition glass including lobby glass and glass table tops.

•	Vacuum all carpet areas. Broom sweep all oriental antique rugs. (Do not pull vacuum cords around corners.) Edges should either be swept or vacuumed with appropriate edge cleaning tool, as required.

•	Remove all finger marks and smudges from all vertical surfaces taking care not to mark material finishes.

•	Dust mop and spot clean all tiled areas.

•	Damp wash and wipe dry all plastic or Formica desk tops.

•	Sweep internal stairways and vacuum, if carpeted. Dust handrails and vertical surfaces.

B.	Services performed as necessary or in the frequency stated:

•	Wash waste receptacles. To be done if liquids might have leaked into the receptacle through the plastic liner or in other areas, as required.

•	Damp mop floors where spillage occurred or dirt tracked in.

•	Machine buff all non-carpet floors - not less than monthly. Strip and recoat as necessary.

•	Spot clean carpet areas. Major carpet cleaning will be handled outside this contract.

•	Dust light fixtures - not less than annually.

•	Vacuum/dust all perimeter slot diffusers on an annual basis.

•	Clean all air vent grills.

•	Dust window blinds quarterly.

•	Dust and wash window sills.

•	Dust fire extinguishers/fire extinguisher cabinets.

•	Dust all doors monthly.

II.	RESTROOMS

A.	Services performed nightly (5 nights per week):

•	Empty and clean all waste receptacles and remove waste paper and rubbish to the designated area.

•	Empty, clean and disinfect all sanitary napkin receptacles.

•	Wash and disinfect all basins, urinals and bowls using nonabrasive cleaners to remove stains and clean undersides of rim on urinals and bowls. Wash both sides of toilet seats.

•	Clean and polish all mirrors, bright work and enameled surfaces.

Exhibits-45

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Spot clean all partitions, tile walls, doors and outside surfaces of all dispensers and receptacles. Damp wipe all lavatory tops and remove water spots from wall surfaces next to dispensers/receptacles. Spot clean around light fixtures.

•	Clean and disinfect all flush-o-meters, piping and other metal.

•	Fill toilet tissue, soap, towels and sanitary napkin dispensers. Do not place any extra supplies on top of dispenser or counter top.

•	Sweep, wet mop and thoroughly rinse floor. Clean all corners and edges to prevent dirt buildup. Do not leave standing water on the floor.

•	Dump at least one gallon of water down restroom floor drain and wipe clean drain grill.

B.	Services performed as necessary or in the frequency stated:

•	Scrub all floors at least monthly - intent is to prevent buildup of dirt in grout.

•	Thoroughly wash all partitions at least monthly.

•	Dust all walls at least quarterly.

•	Wash all walls at least semi-annually.

•	Clean light fixtures at least annually.

•	Clean air vent grills at least quarterly.

•	Clean soap dispensers.

It is the intention to keep the restrooms thoroughly clean and not to use a fragrance or deodorant to mask odor. Disinfectants must be odorless. Abrasive cleaners or products that may damage any surface are not permitted.

III.	ELEVATORS

A.	Services performed nightly:

•	Dust light lenses, damp wipe, if necessary.

•	Spot clean walls.

•	Dust or damp wipe finish metal and floor buttons.

•	Clean and polish all thresholds and tracks.

•	Carpet floors; clean edges, vacuum and spot.

•	Tile or other floor in service cars; sweep, wash, dress and buff.

•	Spot-clean hall side of doors, frame and hall call button.

B.	Services performed, as necessary:

•	Dust ceiling.

•	Shampoo carpet.

•	Wash hall side of doors and frame.

IV.	LOBBY

A.	Services performed nightly:

•	Sweep and special clean the limestone and granite flooring.

•	Clean all edges and corners. Machine clean, as necessary.

•	Clean glass doors, adjacent glass panels and glass top of revolving doors.

•	Clean and polish all transoms, metal doors, door frames, etc.

•	Dust vases, vase stands and other horizontal surfaces.

•	Empty all trash receptacles, clean and polish.

Exhibits-46

•	Clean pay phones as required.

•	Spot clean directory board and graphics.

•	Clean security desk and surrounding area.

•	Spot clean all walls.

B.	Services performed as necessary or in the frequency stated:

•	Dust or wash granite walls.

•	Clean all air diffusers/grills.

•	Clean gold leaf niches.

•	Vacuum mats.

V.	COMMON AREAS

A.	Services performed nightly:

•	Sweep/vacuum floor.

•	Spot clean carpet as necessary.

•	Spot clean walls - dust as necessary.

•	Clean and sanitize drinking fountains, follow with stainless steel cleaner as needed, taking care not to leave any oily residue.

•	Spot clean any windows and partition glass.

•	Empty, clean and polish trash receptacles.

B.	Services performed as necessary or in the frequency stated:

•	Dust light fixtures - not less than monthly.

•	Dust/wash air vent grills.

•	Dust all doors monthly.

•	Dust and damp wipe exit signs quarterly.

VI.	BUILDING STAIRWAYS AND LANDINGS

Services performed as necessary or in the frequency stated:

•	Police for trash, remove gum daily.

•	Sweep/spot mop not less than weekly.

•	Dust handrails and other vertical members, twice per month.

•	Dust light fixtures - not less than quarterly.

•	Dust/wash all vents and painted piping monthly.

•	Clean prints and marks from doors.

•	Clean/wash transoms high and low.

VII.	SERVICE HALL-FREIGHT ELEVATOR VESTIBULES

Services performed nightly:

•	Sweep, then spot mop or wet mop nightly.

•	Spray buff not less than weekly.

•	Strip and recoat quarterly.

Exhibits-47

•	Clean/wash transoms high and low.

•	Clean prints and marks from doors.

•	Dust/wash all vents and painted piping.

•	Dust light fixtures-not less than quarterly.

•	Spot clean walls.

VIII.	MANAGER’S OFFICE, STAGING AREA, JANITORIAL ROOMS

Services performed as necessary or in the frequency stated:

•	Maintain all janitorial areas in a clean, neat and orderly condition at all times.

•	Maintain office and staging area in same fashion as tenant office areas.

IX.	LOADING DOCK

A.	Services performed nightly:

•	Place all trash in compactor.

•	Sweep dock and dock area and remove any spots/spills.

•	Spot clean walls by dock office and service elevator.

•	Clean glass, empty trash, sweep/clean floor in dock office.

•	Clean and polish ash urn - replace sand as necessary.

B.	Services performed as necessary or in the frequency stated:

•	Steam and/or power wash all loading dock base, truck areas and exterior (top and sides) of trash compactor—not less than monthly.

•	Steam and/or power wash all loading dock vertical walls - not less than annually.

•	Maintain floor surface in dock office.

Upon completion of nightly duties, the floor supervisors will insure that all offices have been cleaned and left in a neat and orderly condition, all lights have been turned off and all areas properly secured. Supervisors will be responsible for completing a Nightly Supervisor Checklist which details any problems encountered during the course of cleaning either the tenant space or public areas.

X.	COURTYARD/SIDEWALK

A.	Service performed nightly:

•	Police for trash - all areas including planting beds and along curb.

•	Empty trash barrels, clean and polish/wipe off.

•	Straighten and dust off furniture.

•	Remove gum from area.

B.	Services performed as necessary or in the frequency stated:

•	Steam and/or power wash granite pavers, sidewalks, and stairs.

•	Clean/wash fountains, chairs and trash receptacles.

XI.	DAY SERVICE (Specific written job descriptions will be developed for each day person’s position. The tasks below are meant only to serve as guidelines.)

1.	At least twice daily check men’s and women’s washrooms for paper stock replacement. Wipe down and clean all lavatory tops and fixtures. Police restroom to prevent paper/trash on floor. Report to Management Office any problems.

Exhibits-48

2.	Vacuuming of elevator cabs will be performed at least three (3) times daily. All smudges, fingerprints to be removed from metal surfaces at same time vacuuming is done.

3.	There will be a constant surveillance of the lobby, courtyard and sidewalk areas to insure cleanliness. All sand urns will be sifted at least three (3) times daily and sand stamped. Damp mop where necessary all spills/water. Dust mop as required. Remove fingerprints from door glass and metal surfaces at least three (3) times daily. Clean trash from tree grates and planters.

4.	The first floor exterior side of all retail glass will be maintained as needed. Retail door glass will be spot cleaned at least once daily.

5.	The loading dock and service hallway will be policed for trash.

7.	Perform all special cleaning needs of individual tenants as authorized by the property manager for the Building.

8.	Perform all specific duties as detailed in the day maid/day porter job description.

NOTE:	It is the expectation of Landlord and its property manager to obtain first class janitorial services comparable to or better than Comparable Buildings. Landlord’s intent is not to create a specification that detailed everything but that demonstrated the high level of cleanliness and quality required for the project.

Exhibits-49

EXHIBIT O

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Office Lease

POTENTIAL KITCHEN LOCATIONS

[ATTACHED]

Exhibits-50